UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
ALTERYX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2022 Proxy Statement

April 12, 2022
To Our Stockholders:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Alteryx, Inc. The meeting will be held at the Alteryx corporate headquarters at 17200 Laguna Canyon Road, Irvine, California 92618, on Wednesday, May 25, 2022 at 8:00 a.m. Pacific Time.
The matters expected to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. The Annual Meeting materials include the notice, proxy statement, our annual report and proxy card, each of which is enclosed.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote as soon as possible by Internet, telephone or, if you received a paper proxy card and voting instructions by mail, by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting whether or not you attend in person. Returning the proxy does not affect your right to attend the Annual Meeting and to vote your shares in person.
Sincerely,

Dean A. Stoecker
Executive Chairman
YOUR VOTE IS IMPORTANT
All stockholders are cordially invited to attend the Annual Meeting in person. We urge our stockholders to monitor the Centers for Disease Control and Prevention and other applicable government guidelines and to use appropriate precautions if attending the Annual Meeting in person. Masks may be required at our Annual Meeting and we will take steps to comply with any health orders in effect for the State of California on the date of the Annual Meeting. As we continue to monitor the evolving situation involving the COVID-19 pandemic and related government guidelines, we may, in our sole discretion, subsequently determine to hold the Annual Meeting solely by means of remote communication. If we take this step, we will announce the decision to do so in advance in a press release and details on how to participate will be available at https://investor.alteryx.com/governance/governance-documents/ as soon as practicable before the Annual Meeting.
Whether or not you plan to attend the Annual Meeting, you are encouraged to submit your proxy and voting instructions via the Internet or by telephone or, if you received a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the Annual Meeting. You may do so automatically by voting in person at the Annual Meeting, or by delivering to us a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON WEDNESDAY, MAY 25, 2022: THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM.

2022 Proxy Statement
ALTERYX, INC.
17200 Laguna Canyon Road
Irvine, California 92618
Notice of Annual Meeting of Stockholders
Time and Date:
Wednesday, May 25, 2022 at 8:00 a.m. Pacific Time
Place:
Alteryx Corporate Headquarters
17200 Laguna Canyon Road
Irvine, California 92618
Items of Business:
1.	Elect three Class II directors of Alteryx, Inc., each to serve a three-year term expiring at the 2025 annual meeting of stockholders and until such director’s successor is duly elected and qualified.
2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022.
3.	Approve, on a non-binding advisory basis, the compensation paid by us to our named executive officers as disclosed in this proxy statement.
4.
Approve the amendment and restatement of our 2017 Equity Incentive Plan to increase the aggregate number of shares of Class A common stock authorized for issuance under the plan by 6,100,000 shares and make certain other changes as described in more detail in this proxy statement.

5.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Record Date:
Only stockholders of record at the close of business on March 31, 2022 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.
Proxy Voting:

Each share of Class A common stock that you own represents one vote and each share of Class B common stock that you own represents ten votes. For questions regarding your stock ownership, you may contact us through our website at https://investor.alteryx.com or, if you are a registered holder, our transfer agent, American Stock Transfer & Trust Company, LLC, through its website at www.astfinancial.com or by phone at (800) 937-5449.

This notice of the Annual Meeting, proxy statement and form of proxy are being distributed and made available on or about April 12, 2022.

Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy through the Internet or by telephone or request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting.

By Order of the Board of Directors,

Christopher M. Lal
Chief Legal Officer and Corporate Secretary
Irvine, California
April 12, 2022

ALTERYX, INC. Proxy Statement for 2022 Annual Meeting of Stockholders

2022 Proxy Statement

2022 Proxy Statement
Cautionary Note Regarding
Forward-Looking Statements
This proxy statement contains forward-looking statements, including but not limited to, forward-looking statements that involve risks and uncertainties; our ability to assist our customers with their digital transformation efforts and the extent of the anticipated impact of data science and analytics on business and societal transformation; our ability to scale our products and operations and introduce new product innovation; our ability to execute our short-term and long-term growth strategies; the success of our management transitions; the ability of our company and Trifacta Inc. to combine Trifacta’s technology with the Alteryx software platform; our plans for corporate social responsibility, including our strategies and reporting with respect to, and ultimate impact of, our diversity and inclusion efforts; the potential success of our strategic alliances and other future events.
These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to, our ability to manage our growth and the investments made to grow our business effectively; our ability to retain and expand our talent base, particularly our sales force and software engineers, and increase their productivity; risks and uncertainties associated with the COVID-19 pandemic; our ability to develop and release product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; our ability to develop a successful business model to sell products and services acquired or to integrate such products or services into our existing products and services; our history of losses; our dependence on our software platform for substantially all of our revenue; our ability to attract new customers and retain and expand sales to existing customers; intense and increasing competition in our market; the rate of growth in the market for analytics products and services; our ability to establish and maintain successful relationships with our channel partners; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; our ability to develop, maintain and enhance our brand and reputation cost-effectively; litigation and related costs; security breaches; other general market, political, economic and business conditions, including, but not limited to, the ongoing conflict in Ukraine; and other risks and uncertainties listed in our Annual Report on Form 10-K for the year ended December 31, 2021 and other reports filed with the U.S. Securities and Exchange Commission to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.
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2022 Proxy Statement
Proxy Statement Summary
This summary highlights information contained elsewhere in this proxy statement. You should read the entire proxy statement before voting.
Who We Are
We are a leader in Analytic Process Automation, or APA. The Alteryx APA software platform unifies analytics, data science and business process automation in one self-service platform to accelerate digital transformation, deliver high-impact business outcomes, accelerate the democratization of data and rapidly upskill modern workforces. Data workers, regardless of technical acumen, are empowered to be curious and solve problems. With the Alteryx APA software platform, users can automate the full range of analytics, data science and processes, embed intelligent decision-making and actions and empower their organization to enable top and bottom line impact, efficiency gains and rapid upskilling.
What We Value
We are committed to supporting the development of our employees and to continuously building on our strong culture. Rooted in our five core values of Customer First, Accountability, Equality, Integrity and Empowerment, our employees and our leadership team are focused on a culture of values in action across each dimension of the employee experience.

Board Highlights
Our board of directors remains focused on regular review and enhancement of its composition, oversight and governance practices and on succession planning to enable our board of directors to continue effective oversight of the company and our business.

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2022 Proxy Statement
Meeting Agenda and Voting Recommendations

PROPOSAL NO. 1			BOARD’S RECOMMENDATION “FOR” this Proposal
ELECTION OF DIRECTORS
We are asking our stockholders to elect three Class II directors for a three-year term expiring at the 2025 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal. The table below sets forth information with respect to our three nominees standing for election. All of the nominees are currently serving as directors. Additional information about our director nominees and their respective qualifications can be found under the section titled “Proposal No. 1 Election of Directors—Nominees to Our Board of Directors”.

Name	Age	Director Since
Mark Anderson	59	October 2018
CeCe Morken	64	November 2021
Daniel J. Warmenhoven	71	November 2021

PROPOSAL NO. 2			BOARD’S RECOMMENDATION “FOR” this Proposal
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We are asking our stockholders to ratify the audit committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022. Information regarding fees paid to Deloitte & Touche LLP during 2021 and 2020 can be found under the section titled “Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm”.

PROPOSAL NO. 3			BOARD’S RECOMMENDATION “FOR” this Proposal
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are asking our stockholders to approve, on a non-binding advisory basis, the compensation paid by us to our named executive officers. Information regarding named executive officer compensation can be found in the section titled “Executive Compensation”. We hold this advisory vote on an annual basis.

PROPOSAL NO. 4			BOARD’S RECOMMENDATION “FOR” this Proposal
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2017 EQUITY INCENTIVE PLAN
We are asking our stockholders to approve the amendment and restatement of our 2017 Equity Incentive Plan to increase the aggregate number of shares of Class A common stock authorized for issuance under the plan by 6,100,000 shares and make certain other changes as described in more detail under the section titled “Proposal No. 4 Approval of the Amendment and Restatement of our 2017 Equity Incentive Plan”.

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2022 Proxy Statement
ALTERYX, INC.
17200 Laguna Canyon Road
Irvine, California 92618
PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
April 12, 2022
Information About Solicitation and Voting
The accompanying proxy is solicited on behalf of the board of directors of Alteryx, Inc. for use at our 2022 Annual Meeting of Stockholders, or Annual Meeting, to be held at 17200 Laguna Canyon Road, Irvine, California 92618, on Wednesday, May 25, 2022 at 8:00 a.m. (Pacific Time), and any adjournment or postponement thereof. The Notice of Internet Availability of Proxy Materials and this proxy statement for the Annual Meeting, or Proxy Statement, and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about April 12, 2022. An annual report for the year ended December 31, 2021 is available with this Proxy Statement by following the instructions in the Notice of Internet Availability of Proxy Materials. In this Proxy Statement, we refer to Alteryx, Inc. as “Alteryx”, “we” or “us.” References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this Proxy Statement.
Internet Availability of Proxy Materials
In accordance with U.S. Securities and Exchange Commission, or SEC, rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this rule makes the proxy distribution process more efficient, less costly and helps in conserving natural resources.
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2022 Proxy Statement
General Information About the Meeting
Purpose of the Annual Meeting
You are receiving this Proxy Statement because our board of directors is soliciting your proxy to vote your shares at the Annual Meeting with respect to the proposals described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you pursuant to the rules and regulations of the SEC and is designed to assist you in voting your shares.
Record Date; Quorum
Only holders of record of our Class A common stock and Class B common stock at the close of business on March 31, 2022, or the Record Date, will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 60,388,771 shares of Class A common stock and 7,739,120 shares of Class B common stock outstanding and entitled to vote. For ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relating to the Annual Meeting during ordinary business hours at our headquarters.
The holders of a majority of the voting power of the shares of our Class A common stock and Class B common stock (voting together as a single class) entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or if you have properly submitted a proxy.
Voting Rights; Required Vote
In deciding all matters at the Annual Meeting, as of the close of business on the Record Date, each share of Class A common stock represents one vote and each share of Class B common stock represents ten votes. We do not have cumulative voting rights for the election of directors. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee.
Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, through the Internet or, if you request or receive paper proxy materials, by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
Each director will be elected by a plurality of the votes cast, which means that the three individuals nominated for election to our board of directors at the Annual Meeting receiving the highest number of “FOR” votes will be elected. You may vote “FOR ALL”, “WITHHOLD ALL” or vote “FOR ALL EXCEPT” one or more of the nominees you specify. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022 will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes cast “AGAINST” the proposal. Approval, on a non-binding advisory basis, of the compensation of our named executive officers will be obtained if the number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes cast “AGAINST” the proposal. Approval of the amendment and restatement of our 2017 Equity Incentive Plan will be obtained if the
2022 PROXY STATEMENT | 5

2022 Proxy Statement
number of votes cast “FOR” the proposal at the Annual Meeting exceeds the number of votes cast “AGAINST” the proposal. Abstentions (shares present at the Annual Meeting and marked “abstain”) are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon.
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because the broker did not receive voting instructions from the beneficial owner and lacked discretionary authority to vote the shares. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022 is considered a routine matter. The other proposals presented at the Annual Meeting are non-routine matters. Broker non-votes are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Recommendations of Our Board of Directors on Each of the Proposals Scheduled to be Voted on at the Annual Meeting
Our board of directors recommends that you vote “FOR ALL” nominees in the election of the Class II directors named in this Proxy Statement, or Proposal No. 1, “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022, or Proposal No. 2, “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement, or Proposal No. 3, and “FOR” the approval of the amendment and restatement of our 2017 Equity Incentive Plan, or Proposal No. 4. None of our directors or executive officers has any substantial interest in any matter to be acted upon, other than Proposal No. 3, Proposal No. 4 given their eligibility to receive awards under the 2017 Equity Incentive Plan and, with respect to the directors so nominated, their elections to office under Proposal No. 1.
Voting Instructions; Voting of Proxies
If you are a stockholder of record, you may:
•	vote in person—stockholders who attend the Annual Meeting may vote in person;
•	vote by telephone or through the Internet—in order to do so, please follow the instructions shown on your proxy card; or
•
vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and promptly return it in the envelope provided or, if the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Your completed, signed and dated proxy card must be received prior to the Annual Meeting.

Votes submitted by telephone or through the Internet must be received by 11:59 p.m. Eastern Time on May 24, 2022. Submitting your proxy, whether by telephone, through the Internet or, if you request or receive a paper proxy card, by mail will not affect your right to vote in person should you decide to attend the Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each
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2022 Proxy Statement
proxy card and vote each proxy card by telephone, through the Internet or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign and return each proxy card you received to ensure that all of your shares are voted.
Expenses of Soliciting Proxies
We will pay the expenses of soliciting proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any other information furnished to stockholders. Following the original mailing of the soliciting materials, we and our agents, including directors, officers and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, by other similar means or in person. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote through the Internet, you are responsible for any Internet access charges you may incur.
Revocability of Proxies
A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:
•	delivering to our Corporate Secretary by mail a written notice stating that the proxy is revoked;
•	signing and delivering a proxy bearing a later date;
•	voting again by telephone or through the Internet; or
•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
Voting Results
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting.
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2022 Proxy Statement
Board of Directors and Committees of the Board of Directors; Corporate Governance and Social Responsibility
We are strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.
Corporate Governance Guidelines
Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions and other policies for the governance of the company. Our Corporate Governance Guidelines are available without charge on the “Investors” section of our website, which is located at https://investor.alteryx.com, by clicking “Governance Documents” in the “Governance” section of our website. Our nominating and corporate governance committee reviews the Corporate Governance Guidelines periodically, and changes are recommended to our board of directors as warranted.
Board Leadership Structure
Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairperson in any way that it considers in the best interests of our company, and that the nominating and corporate governance committee periodically considers the leadership structure of our board of directors and makes such recommendations to our board of directors with respect thereto as appropriate. Our Corporate Governance Guidelines also provide that, when the positions of chairperson and chief executive officer are held by the same person, our board of directors shall designate a “lead independent director” by a majority vote of the independent directors. In cases in which the chairperson and chief executive officer are the same person, the chairperson schedules and sets the agenda for meetings of our board of directors in consultation with the lead independent director, and the chairperson, or if the chairperson is not present, the lead independent director, chairs such meetings. The responsibilities of the lead independent director include: presiding over executive sessions of independent directors, serving as a liaison between the chairperson and the independent directors, consulting with the chairperson regarding the information sent to our board of directors in connection with its meetings, having the authority to call meetings of our board of directors and meetings of the independent directors, being available under appropriate circumstances for consultation and direct communication with stockholders and performing such other functions and responsibilities as requested by our board of directors from time to time.
Currently, our board of directors believes that it should maintain flexibility to select the chairperson of our board of directors and adjust our board leadership structure from time to time. Mr. Stoecker, who previously served as our Chief Executive Officer, is currently Executive Chairman and the Chairman of our board of directors and continues to provide our board of directors with an invaluable resource in his in-depth knowledge of our business, platform and operations and, more generally, the software technology industry. Mr. Cory currently serves as the lead independent director, maintaining a strong, independent and active board. As lead independent director, Mr. Cory presides over periodic meetings of our independent directors, serves as a liaison between the chairperson of our board of directors and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate. After the Annual Meeting, if elected, Mr. Warmenhoven will serve as our lead independent director. Mr. Cory will continue to serve on our board of directors and we thank him for his strong leadership and industry expertise in serving as our lead independent director since our initial public offering. Our board of directors believes that its independence and oversight of management is maintained effectively through this leadership structure, the composition of our board of directors and sound corporate governance policies and practices.
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2022 Proxy Statement
Our Board of Directors’ Role in Risk Oversight
Our board of directors, as a whole, has responsibility for risk oversight, although the committees of our board of directors oversee and review risk areas that are particularly relevant to them. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes. Our management reporting processes are designed to provide our board of directors and our personnel responsible for risk assessment with visibility into the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, investment, liquidity and tax), legal, regulatory, cybersecurity, privacy, compliance and reputational risks. Our board of directors reviews strategic and operational risk in the context of discussions, question and answer sessions and reports from the management team at each regular board meeting, receives reports on all significant committee activities at each regular board meeting and evaluates the risks inherent in significant transactions. For example, in 2021, we conducted an enterprise risk assessment to identify and prioritize risks that could impact our performance objectives. Identified risks and proposed mitigation plans were provided to our board of directors and utilized as an input during subsequent strategy meetings.
Each committee of our board of directors meets with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. Our audit committee assists our board in fulfilling its oversight responsibilities with respect to risk management and reviews our major financial risk exposures, our internal control over financial reporting, our disclosure controls and procedures, legal and regulatory compliance and, among other things, discusses with management and our independent auditor guidelines and policies with respect to risk assessment and risk management. As part of its independent risk oversight function, our audit committee devotes significant time and attention to cybersecurity, data privacy and information security risk, and cyber incident preparedness and response. We have a dedicated privacy officer within the Legal function that serves as our chief data officer in relevant jurisdictions globally and who reports on privacy matters directly to our Chief Legal Officer. We also maintain a dedicated Information Security function that provides regular reports to our audit committee on cyber threats, incident response and progress towards internal goals. These reports address a range of topics, including the threat environment, updates on technology trends, updates on product security, policies and practices, and specific and ongoing efforts to prevent, detect and respond to internal and external critical threats.
Our compensation committee evaluates our major compensation-related risk exposures and the steps management has taken to monitor or mitigate such exposures. Our nominating and corporate governance committee assesses risks relating to our corporate governance practices and the independence of our board of directors and reviews and discusses the narrative disclosure regarding our board of directors’ leadership structure and role in risk oversight. Our nominating and corporate governance committee also oversees our corporate responsibility and sustainability programs, including environmental, social and governance matters, and reviews and assesses with management our performance, risks, controls and procedures relating to corporate responsibility and sustainability. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.
Independence of Directors
The listing rules of the New York Stock Exchange generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent.
In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors conducts an annual review of the independence of our directors. In its most recent review, our board of directors determined that Charles R. Cory, Jeffrey L. Horing, Anjali Joshi, Timothy I. Maudlin, CeCe Morken, Eileen M. Schloss and Daniel J. Warmenhoven, representing seven of our nine directors, are “independent directors” as defined under the applicable rules, regulations and listing standards of the New York Stock Exchange and the applicable rules and regulations promulgated by the SEC. Our board of
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2022 Proxy Statement
directors has also determined that all members of our audit committee, compensation committee and nominating and corporate governance committee are independent and satisfy the relevant SEC and New York Stock Exchange independence requirements for such committees.
Committees of Our Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below.
Each of these committees has a written charter approved by our board of directors. Copies of the charters for each committee are available, without charge, upon request in writing to Alteryx, Inc., 17200 Laguna Canyon Road, Irvine, California 92618, Attn: Corporate Secretary, or in the “Investors” section of our website, which is located at https://investor.alteryx.com, by clicking on “Governance Documents” in the “Governance” section of our website. Members serve on these committees until they resign or until otherwise determined by our board of directors. After the Annual Meeting, Mr. Warmenhoven will serve as the chair of the compensation committee and Mr. Maudlin will no longer serve on the compensation committee.
Audit Committee
Our audit committee is responsible for, among other things:

• selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

• reviewing the independence of the independent registered public accounting firm;

• discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

• establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

• considering the adequacy of our internal controls and internal audit function;

• reviewing certain related-party transactions or those that require disclosure;

• reviewing cybersecurity and other information technology risks, controls and procedures; and

• approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Each member of our audit committee is financially literate as required by the current New York Stock Exchange listing standards.
6 MEETINGS IN 2021 Acted by unanimous written consent one time
MEMBERS: Timothy I. Maudlin (Chair) Charles R. Cory CeCe Morken
INDEPENDENCE: Each member of the committee is independent under applicable rules
AUDIT COMMITTEE FINANCIAL EXPERTS: Two of the three members of the committee are Audit Committee Financial Experts as defined by SEC rules
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Compensation Committee
Our compensation committee is responsible for, among other things:

• reviewing and approving the compensation of our executive officers;

• reviewing and recommending to our board of directors the compensation of our directors;

• administering our equity incentive plans;

• reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans;

• reviewing our overall compensation goals and objectives; and

• assessing the risks of our compensation program.

Our compensation committee also annually reviews the performance of our Executive Chairman and reviews and recommends to our board of directors the compensation for our Executive Chairman.
4 MEETINGS IN 2021 Acted by unanimous written consent 17 times
MEMBERS: Charles R. Cory (Chair) Timothy l. Maudlin Eileen M. Schloss Daniel J. Warmenhoven
INDEPENDENCE: Each member of the committee is independent under applicable rules

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is responsible for, among other things:

• identifying and recommending candidates for membership on our board of directors;

• recommending directors to serve on board committees;

• reviewing and recommending changes to our corporate governance guidelines and policies;

• reviewing proposed waivers of the code of conduct for directors, executive officers and employees (with waivers for directors or executive officers to be approved by our board of directors);

• evaluating, and overseeing the process of evaluating, the performance of our board of directors and committees;

• overseeing policies and programs concerning corporate responsibility and sustainability; and

• assisting our board of directors on other corporate governance matters.
22 MEETINGS IN 2021 Acted by unanimous written consent three times
MEMBERS: Eileen M. Schloss (Chair) Anjali Joshi Daniel J. Warmenhoven
INDEPENDENCE: Each member of the committee is independent under applicable rules
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Compensation Committee Interlocks and Insider Participation
The members of our compensation committee during the year ended December 31, 2021 included Mr. Cory, Mr. Maudlin, Ms. Schloss and Mr. Warmenhoven. No member of our compensation committee in 2021 was at any time during 2021 or at any other time an officer or employee of ours or any of our subsidiaries, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K promulgated under the Exchange Act, or Regulation S-K. During 2021, none of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee.
Board and Committee Meetings and Attendance
Our board of directors and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. During 2021, our board of directors met eight times and acted by unanimous written consent 12 times, the audit committee met six times and acted by unanimous written consent one time, the compensation committee met four times and acted by unanimous written consent 17 times and the nominating and corporate governance committee met 22 times and acted by unanimous written consent three times. During 2021, each member of our board of directors attended at least 75% of the aggregate of all meetings of our board of directors, other than Ms. Morken who joined our board of directors in November 2021 and did not attend one of two meetings that occurred on or after the date of her appointment, and of all meetings of committees of our board of directors on which such member served that were held during the period in which such director served. During 2021, average director attendance at meetings of our board of directors was 94% and average director attendance for committees on which such directors served was 94% for the audit committee, 100% for the compensation committee and 86% for the nominating and corporate governance committee.
Board Attendance at Annual Stockholders’ Meeting
Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. All members of our board of directors attended the 2021 annual meeting of stockholders.
Presiding Director of Non-Employee Director Meetings
The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. Our lead independent director, currently Mr. Cory, is the presiding director at these meetings. After the Annual Meeting, Mr. Warmenhoven will serve as our lead independent director.
Communication with Directors
Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors or a specific member of our board of directors (including our chairperson or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary.
All communications are reviewed by the Corporate Secretary and provided to the members of our board of directors as appropriate. Unsolicited items, sales materials, abusive, threatening or otherwise inappropriate materials and other routine items and items unrelated to the duties and responsibilities of our board of directors will not be provided to directors.
The address for these communications is:
Alteryx, Inc.
c/o Corporate Secretary
17200 Laguna Canyon Road
Irvine, California 92618
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2022 Proxy Statement
Corporate Social Responsibility
Community Responsibility
We recognize the importance of a thoughtful approach to corporate citizenship and sustainability. As we continue to develop our strategies and practices in these areas, we are also committed to maintaining and improving our current programs, including:
Through our employees and initiatives.
We are on a mission to democratize analytics and channel the power of our workforce to address global challenges and accelerate progress. Alteryx for Good, our corporate social responsibility initiative, reaches the community in a variety of ways through five core pillars: Health, Education, Workforce Development, Basic Needs and Sustainability. We believe in supporting the communities where we live and work, which is why our Alteryx for Good program includes giving each employee 20 paid hours per year to volunteer with any verified nonprofit organization that is meaningful to them. Our employees are engaged in making a difference and tackling some of society’s biggest challenges. Whether sorting food or clothes at donation centers, supporting the elderly with meal delivery service, making blankets for terminally ill patients or pulling weeds at an organic farm, our employees donated more than 3,000 hours of their time in 2021.

To further support this initiative, in 2021 we launched our Alteryx for Good Giving Portal, which allows employees to donate to third party-verified charitable causes around the world and explore volunteering opportunities that are specific to their region. In 2021, our employees supported over 470 nonprofit organizations through either volunteerism or monetary donations using the Alteryx for Good Giving Portal, which is hosted on the Benevity platform. Collectively, we made charitable contributions totaling $174,500.

We also believe data science and analytics has the power to change the world for the better. In 2021, we donated over 1,500 unique licenses for Alteryx products in the aggregate to 280 nonprofit organizations through our Tech for Good program, for a total value of over $5 million (based on our standalone selling price for specific products actually sold to for profit customers, estimated in accordance with U.S. generally accepted accounting principles). Our Tech for Good program helps nonprofit organizations make insightful decisions faster by collaborating via the Alteryx for Good Co-Lab, a volunteering network of our passionate employees, customers and partners. We are proud members of Pledge 1% and have committed to pledge one percent of our Alteryx Designer product licenses through free product donations to qualifying nonprofit organizations and one percent of our time through our employees volunteering with nonprofits that align with our mission.
In 2021, we also launched strategic partnerships with two leading nonprofit organizations focused on highlighting and remediating gaps among diverse and disadvantaged populations. Our strategic partnerships include a grant-giving program, as well as assistance with advancing each organization’s mission through
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2022 Proxy Statement
utilizing our product and the power of our workforce. In 2021, we gave grants totaling $125,000 to these organizations. We also partnered with Carver Federal Savings Bank in 2022 to further invest in our surrounding communities and to support historically disadvantaged communities by depositing funds with community development banks. To date, we have deposited $5 million with Carver Federal Savings Bank through IntraFi Network Deposits for this purpose.
Through our educational programs.
In 2021, we launched the SparkED program, which provides educators and learners across all fields of study with free Alteryx software, teaching tools and learning resources so that they can question, understand and solve their challenges with data. Through SparkED, we hope to meet the demand for digital transformation powered by data analytics and data science in organizations of all sizes and empower a new generation of knowledge workers with the skills they need to advance their learning and career pathways.
The SparkED program is available for students and educators in higher education, continuing or online education programs or independent career changers looking to upskill or reskill. As SparkED learners move through the program, they have access to the same materials used by business professionals to develop their analytics skills, including the opportunity to obtain Alteryx product use certifications, as well as access to potential internships and career opportunities with us, our global customers and our partners. Since SparkED’s inception, over 130,000 SparkED licenses have been given to students, educators, career changers or as lab licenses across 60 different countries and over 700 academic institutions worldwide.

In addition, in 2021, Alteryx established its first scholarship program with SparkED through which selected learners, called Alteryx Scholars, receive financial assistance, career resources and meaningful real-world engagements to aid them on their academic journeys. The goal of our scholarship program is to reach nontraditional, diverse and underserved students with an interest in data analytics and who are from a range of backgrounds, educational environments and fields of study. In 2021, 18 Alteryx Scholars were awarded scholarships totaling $81,000.
Environmental, Social & Governance (ESG)
Our nominating and corporate governance committee has oversight responsibility set forth in its charter with respect to our policies and programs concerning corporate responsibility and sustainability. Our board of directors has been advised on and has also considered various climate-related matters that impact our business and that may impact our global footprint.
In 2021, we partnered with qb. consulting, a women-owned and led ESG consulting firm with a team of diverse impact experts, to lead a comprehensive process to assess the ESG issues that are most material to our stakeholders and core business strategy. As part of this assessment, qb. consulting conducted interviews with internal and external stakeholder groups, including our employees, board of directors, customers and users, investors and industry experts. The results of the materiality assessment are being used to guide our ESG strategy and reporting and to increase focus and disclosure in the areas identified as most important and relevant. The results will also be used to inform the content of our inaugural Global Impact Report, which we plan to publish within the next twelve months.
Environmental responsibility.
We are committed to understanding our environmental impact related to greenhouse gas emissions from direct and indirect activity sources associated with our global operations and finding opportunities to minimize and avoid emissions by implementing internal company policies and energy-efficient operations. In 2022, we launched our first energy and greenhouse gases inventory initiative for the baseline year 2021. We plan to include these results in our inaugural Global Impact Report. The inventory uses a market- and location-based approach and follows the Greenhouse Gas Protocol.
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2022 Proxy Statement
We are also working to reduce our environmental impact through our workplace sustainability initiatives. Across the company, we have formed stakeholder working groups to discuss the implementation of global standards that minimize the environmental impact of our workplaces and promote employees’ sustainable daily decisions at their work and home spaces. This includes:
•
Establishing our new corporate headquarters in Irvine, California in a building that is gold certified in Leadership in Energy and Environmental Design, or LEED. LEED certified buildings meet a series of environmental standards that ensure that the design, footprint and operations of a building take into account methods that can increase efficiency and reduce greenhouse gas emissions. The building was also designed to earn the ENERGY STAR certification and is a UL Verified Healthy Building.

•
Encouraging employees to use sustainable means of transportation and video conferencing platforms. Additionally, all of our global conferences have moved to using a hybrid model, which allows participants to join virtually rather than in-person.

•	Utilizing a leading cloud computing platform that has made public commitments regarding renewable energy usage to store, run and operate our cloud services.
•	Partnering with a certified e-recycling program to properly decommission and dispose of old IT assets and hardware and recover the equipment for the purpose of reuse, recycling and refurbishment.
We also provide opportunities for our employees to join educational webinars, engage in virtual eco-challenges and volunteer in-person with local environmental nonprofit organizations. In 2021, we partnered with Fill It Forward to encourage reuse, eliminate single-use waste and contribute to giving projects around the world. Our employees participated in a company-wide challenge, which directly contributed to charity: water’s Clean Water Wells and Hand Pump project in Ethiopia.
In 2022, we joined the “America Is All In” declaration organized by We Are Still In, a coalition in support of climate action and a pledge to uphold the U.S. commitments to reduce emissions under the Paris Agreement. Our pledge joins over one thousand U.S. leaders who have committed to make progress toward a more inclusive, resilient, zero-carbon America.
Social Responsibility.
Diversity, Equity, Inclusion and Belonging (DEI&B). We believe diversity and inclusion are key to continuing our success and we seek employees who bring diverse backgrounds, experiences and perspectives to our company.
Because of our commitment to creating a diverse workforce and fostering an inclusive workplace, we partnered with Converge firm, a women-owned and minority-managed team of diversity, equity, inclusion and belonging advisors that help organizations design and implement authentic, stage-appropriate and data-informed DEI&B strategies. From August to December 2021, Converge firm conducted an insight and discovery phase during which they engaged employees through open dialogues and inclusion surveys, as well as performed an organizational assessment to identify opportunities to improve systemic inequities in company policies, procedures and structures. The findings from their work will be used to inform our global DEI&B strategy going forward.

Our diversity and inclusion council, Alter.Us, encourages employees to engage with and support each other across our employee resource groups, or ERGs. Alter.Us and the ERGs focus on three key priorities: sharing ideas, elevating innovation and promoting authenticity and learning. To facilitate these priorities in 2021, we hosted several trainings and workshops, including bias and awareness training, listening circles and a Week of Understanding. Our ERGs aim to support, empower and advocate for the advancement, inclusion and equitable treatment of the demographic they represent both inside the company and in the communities in which we live, work and serve. These groups exist to provide support and create a safe space where employees can bring their whole, authentic selves to work. As of March 4, 2022, we had eight global ERGs: Women & Allies, MOSAIC Multi-cultural (racial diversity), Veterans & Service, Caregivers, Alter.Eco (sustainability), Alter.Q (LGTBQ+), Interfaith Community and Gen.AYX (early in career and returning to career employees). In addition,
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2022 Proxy Statement
Mr. Anderson, our Chief Executive Officer, regularly meets with the leaders of our ERGs to surface and discuss any DEI&B-related concerns, suggestions and best practices.
In order to increase our diversity in hiring practices and to ensure we are proactively seeking a broader talent pool in our recruiting efforts, we developed strategic partnerships with CodePath and Black Professionals in Tech. Additionally, our Early in Career team designed our internship experience to be centered around equality and inclusion by engaging vendors who align with our core company values and offering experiences that appeal to different student personas. In 2021, our intern program grew by 520%, building a pipeline of emerging leaders for our company. Within this intern class, 74% of participants self-identified as racially diverse and 45% self-identified as women.
We also invested in our leadership development and diversity initiatives to help identify and develop our top talent and future leaders. Our Emerging Leaders Program, or ELP, provides an opportunity for growth for anyone who has indicated an interest in people leadership. Through participation in a 17-week, instructor-led program, employees are provided the opportunity to learn key leadership principles and skills and begin a formal mentorship with an assigned people leader at the company. Since the program launched in 2020, we have hosted five cohorts and a total of 318 employees through the ELP. In 2021, we also launched the SOAR mentorship program to develop women leaders within our Sales organization, with the goal of cultivating our existing talent to become future leaders at Alteryx.
We believe that organizations are stronger when they have the power of data-driven decision-making behind them. We use our analytics automation platform to measure our diversity hiring goals, as well as track important and complex issues, such as pay equity. Our pay equity workflow is available for free on our online Community for other companies to use as a starting point for their own DEI&B journey.
In 2021, Mr. Anderson signed the CEO Action Pledge, which aims to rally the business community to advance diversity and inclusion within the workplace. It outlines a specific set of actions the signatory chief executive officers will take to cultivate a trusting environment where all ideas are welcome and employees feel comfortable and empowered to have discussions about diversity and inclusion.
As of March 4, 2022, we had over 2,300 full-time employees located globally in 14 countries. Of these employees, 1,679 (72%) were located in the U.S. and Canada, 449 (19%) in Europe, Middle East and Africa and 213 (9%) in Asia-Pacific and Japan.
Locations of Employees as of March 4, 2022(1)

As of March 2, 2022, approximately 33% of our board of directors identified as women and, based on employee self-identification, approximately 33% of our employee base identified as women. As of March 2, 2022, approximately 40% of our executive team and, based on employee self-identification, approximately 45% of our U.S. workforce was made up of underrepresented groups (Women, American Indian or Alaskan Native, Asian, Black or African American, Hispanic or Latinx, Native Hawaiian or other Pacific Islander or Multiracial).
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We prohibit discrimination, harassment, and retaliation based on protected classes. We also ensure that our physical and virtual workplaces are safe and healthy, in compliance with all applicable local laws and regulations in each of our countries of operation. We continue to evaluate and refine our practices and policies to promote a culture that fosters diversity and inclusion.

Employee Compensation and Engagement. We strive to provide pay, comprehensive benefits and services that help meet the varying needs of, and further reward and motivate, our employees. Our total rewards package includes market-competitive pay, including equity compensation, paid time off and other comprehensive and competitive global benefits. We also offer competitive financial benefits and programming focused on aiding our employees with their financial wellness and retirement planning. To foster a stronger sense of ownership and align the interests of our employees with our stockholders, we offer equity compensation to employees under our broad-based stock incentive programs and the opportunity for eligible employees to participate in an employee stock purchase plan. As of March 10, 2022, approximately 2,000 employees were eligible to participate in our employee stock purchase plan. In 2021, we also launched various benefits to attract and retain a diverse workforce, including a partnership with Carrot Fertility, featuring employer-sponsored funds that can be used towards fertility treatments and family planning services; 12 weeks of paid leave for the birth or adoption of a child after three months of service with the company; four mental health awareness days, where global employees can take the day off and spend time doing whatever they choose; and company-sponsored access to mental health and mindfulness resources, including with leading mindfulness apps.
We believe that investing in our talent’s growth and development will directly enhance our overall company performance. Employees are encouraged to invest regularly in their own professional development and to focus on longer term projects. We offer development opportunities through short-term mentoring programs, longer-term leadership development training, frequent live trainings provided by our Learning and Development team on topics such as giving and receiving feedback, change management, managing your career and goal-setting, and on-demand training modules covering a variety of topics that are available at any time through our intranet. We have also launched manager-development trainings, including how to successfully manage a remote workforce, provide meaningful performance reviews and facilitate career discussions. In addition, we offer our employees a tuition support program to promote ongoing external classroom learning at accredited programs and institutions.
We encourage employees to think entrepreneurially and to bring forward their ideas. For example, we established a patent development program that encourages employees to bring their innovations forward and, if selected for a patent submission, be named on the patent application and receive a cash incentive bonus. Our engineering teams also host Innovation Days during which engineers are encouraged to develop and demonstrate new innovations, whether or not related to their day-to-day work.
We also believe employees grow through a culture of transparency. At quarterly all-hands meetings, employees hear from executives on business performance, company vision and product innovation, and Mr. Anderson and other members of our executive team host frequent, live ask-us-anything sessions at different times to accommodate and reach a variety of our office time zones.
To gauge how we are doing as a company, we distribute an employee engagement survey every 18 months that invites employees to provide confidential feedback on their experience as an Alteryx employee. The insights from these survey results are used to measure sustainable employee engagement and are aggregated to understand how engaged, energized and enabled our employees are as a measure of culture. Periodic “pulse” surveys are subsequently distributed to gauge how we have reacted to and addressed the feedback received from the larger survey. The results of these surveys are shared with employees and more specific feedback is facilitated through our human resources business partners to specific teams or departments. In 2021, we were named one of the “Best Places to Work” in the U.S., Boston and Colorado by Built In, one of the premier online communities for U.S. tech companies and jobseekers.
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Governance.
Policies and Training. We have adopted a Code of Business Conduct and Ethics that applies to all of the members of our board of directors, officers and employees. Our Code of Business Conduct and Ethics is posted on the “Investors” section of our website, which is located at https://investor.alteryx.com under “Governance Documents” in the “Governance” section of our website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the address and location specified above. Employees participate in training both at the time of their onboarding and annually thereafter regarding conducting business ethically and annually reacknowledge that they have read and understood the Code of Business Conduct and Ethics. We have also adopted a Modern Slavery Act Transparency Statement in the United Kingdom to affirm that we believe that everyone we interact with should be treated with dignity and that we regard all forms of modern slavery and human trafficking as abhorrent.
In addition to the training and policy reacknowledgement described above, we have implemented mandatory anti-harassment and anti-corruption training, as well as more targeted compliance training, to address the compliance risks of specific roles and business functions. In particular, our employees are required to annually review our policies regarding anti-corruption, information security and privacy and attend related trainings. Our anti-corruption policy prohibits our directors, officers, employees and contractors from, among other things, directly or indirectly authorizing, offering, promising, requesting and receiving bribes, kickbacks or other improper payments in any form whether to or from government officials or private parties. In 2021, we were not subject to any bribery, corruption or anti-competition proceedings or orders. Our information security policies and communications emphasize and train on physical, cyber, information, infrastructure and operational security topics, including trends in cyber incidents. Employees and contractors are required to participate in these trainings and annually reacknowledge the related policies.
Further, to promote a high standard of ethical and professional conduct, we have engaged with a third party to administer an ethics reporting hotline where, as permitted by law, employees, contractors, customers and vendors may address or report any issues on a confidential and anonymous basis. Employees may choose how to address or report any issues or complaints, whether through their manager, their human resources business partner, by mail to our Compliance Officer, by email to a designated email address or through the reporting hotline or internet portal.
Political Contributions. As described in our Code of Business Conduct and Ethics, we do not make contributions or payments that could be considered contributions to a political party or candidate, or to intermediary organizations, such as political action committees. Employees are free to exercise their right to make their own personal political contributions within legal limits. However, as described in the Code of Business Conduct and Ethics, employees should not make these contributions in a way that might appear to be an endorsement or contribution by us, and we will not reimburse an employee for any political contribution. Consistent with this policy, we did not make or reimburse any such contributions or payments in 2021.
Compliance with Laws. We are committed to complying with all applicable employment, human rights and environmental laws and regulations in all locations where we conduct business.
Privacy. We are committed to providing secure, compliant enterprise cloud products. Beginning in 2022, our audit committee oversees cybersecurity and other information technology risks, controls and procedures, including our plans to mitigate cybersecurity risks and respond to any data breaches. We have a dedicated privacy officer within the Legal function that serves as our chief data officer in relevant jurisdictions globally and who reports on privacy matters directly to our Chief Legal Officer. We also maintain a dedicated Information Security function that provides regular reports to our audit committee on cyber threats, incident response and progress towards internal goals. These reports address a range of topics, including the threat environment, updates on technology trends, updates on product security, policies and practices, and specific and ongoing efforts to prevent, detect, and respond to internal and external critical threats. Beginning in 2022, we also launched our first Trust webpage that describes, among other things, our information security programs, data and application security practices, data use, retention and deletion practices, and disaster recovery and business continuity program.
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2022 Proxy Statement
Nominations Process and Director Qualifications
Nomination to the Board of Directors
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our restated certificate of incorporation, our amended and restated bylaws, our Corporate Governance Guidelines and the criteria approved by our board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.
Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Additional Information—Stockholder Proposals to Be Presented at Next Annual Meeting.”
Director Qualifications
With the goal of developing a diverse, experienced and highly qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including any specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on our board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.
Because the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of our board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. Federal or state legal, regulatory and the New York Stock Exchange listing requirements and the provisions of our restated certificate of incorporation, amended and restated bylaws, Corporate Governance Guidelines and charters of the committees of our board of directors.
When considering nominees, the nominating and corporate governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, diversity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of our board of directors in the context of its existing composition. Through the nomination process, the nominating and corporate governance committee has committed to include, in each search, qualified candidates for our board of directors who reflect diverse backgrounds, including diversity of gender, ethnicity and race. The nominating and corporate governance committee also seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds, sexual orientations and other characteristics that are expected to contribute to our board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal No. 1 below includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.
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Board Evaluations
We conduct an annual self-evaluation process for our board of directors and its committees. As part of this process, each member of our board of directors annually participates by responding to written questionnaires, meeting individually with the nominating and corporate governance committee chair or meeting individually with a third party advisor to discuss their assessment of the performance of the board of directors and its committees, their own performance and the performance of fellow members of the board of directors.
The board evaluation process includes receiving feedback from members of our board of directors on a range of topics, including but not limited to:

Each committee chair reviews with its committee the general and anonymized specific feedback received through that committee’s self-evaluation and the chair of our nominating and corporate governance committee shares general and anonymized specific feedback received with the full board of directors. Our board of directors then reviews and discusses the feedback. Our board evaluation process is used:
•
by our board of directors and nominating and corporate governance committee to assess the current composition of our board of directors and its committees and make recommendations for the qualifications, expertise and characteristics we should seek in identifying potential new directors;

•
by our board of directors and nominating and corporate governance committee to identify the strengths and areas of opportunity of each member of our board of directors and to provide insight into how each member of our board of directors can be most valuable; and

•	to improve agenda topics of the board of directors and its committees so that information they receive enables them to effectively address the issues they consider most critical.
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2022 Proxy Statement
Proposal No. 1
Election of Directors
Our board of directors currently consists of nine directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors in Class II will stand for election at the Annual Meeting. The terms of office of directors in Class I and Class III do not expire until the annual meetings of stockholders held in 2024 and 2023, respectively. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that each of the three Class II nominees named below, each of whom is currently serving as a director in Class II, be elected as a Class II director for a three-year term expiring at the 2025 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal.
Shares represented by proxies will be voted “FOR” the election of each of the three nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Proxies may not be voted for more than three directors. Stockholders may not cumulate votes for the election of directors.

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Board Diversity Matrix
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Gender Identity
Directors	3	6	0	0
Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Nominees to Our Board of Directors
The nominees and their ages, occupations and length of service on our board of directors as of April 12, 2022 are provided in the table below and in the additional biographical descriptions set forth in the text below the table.
Name of Director/Nominee	Age	Position	Director Since
Mark Anderson	59	Director	October 2018
CeCe Morken (1)	64	Director	November 2021
Daniel J. Warmenhoven (2)(3)	71	Director	November 2021
(1)	Member of the audit committee
(2)	Member of the compensation committee. After the Annual Meeting, Mr. Warmenhoven will serve as the chair of the compensation committee.
(3)	Member of the nominating and corporate governance committee
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2022 Proxy Statement
MARK ANDERSON
DIRECTOR SINCE: October 2018 DIRECTOR CLASS: Class II AGE: 59 COMMITTEES: None
Mark Anderson has served as our Chief Executive Officer since October 2020 and as a member of our board of directors since October 2018. Mr. Anderson has served as Executive Chairman of Neosec, Inc., an automated behavioral analytics software company, since April 2020. Prior to joining us, Mr. Anderson served as an Advisor of Palo Alto Networks, Inc., a cybersecurity company, from November 2018 to March 2019, and as the Chief Growth Officer of Anaplan, Inc., a cloud-based planning software company, from August 2019 to February 2020. Mr. Anderson served as President of Palo Alto Networks, Inc. from August 2016 to November 2018. Previously, Mr. Anderson served at Palo Alto Networks, Inc. as Executive Vice President, Worldwide Field Operations from May 2016 to August 2016, and as Senior Vice President, Worldwide Field Operations from June 2012 to May 2016. From October 2004 to May 2012, Mr. Anderson served in several roles, including as Executive Vice President of Worldwide Sales, for F5 Networks, Inc., an IT infrastructure company. Mr. Anderson has served on the board of directors of Cloudflare, Inc. since August 2019. Mr. Anderson holds a B.A. in Business and Economics from York University in Toronto. We believe that Mr. Anderson is qualified to serve on our board of directors because of his extensive experience as a sales executive in the technology industry.

CECE MORKEN
DIRECTOR SINCE: November 2021 DIRECTOR CLASS: Class II AGE: 64 COMMITTEES: Audit
CeCe Morken has served as a member of our board of directors since November 2021. Ms. Morken served as the President of Headspace Health, a digital mental health and wellbeing platform, from September 2021 to December 2021, and previously served as the President and Chief Operating Officer of Headspace, Inc. from April 2020 to December 2020 and as its Chief Executive Officer from January 2021 to September 2021 when it merged with Ginger to form Headspace Health. Previously, Ms. Morken served in leadership roles with Intuit Inc., a financial software provider, from February 2008 to March 2020. Ms. Morken has served on the board of directors of Genpact Limited since May 2016. Ms. Morken holds a B.A. from North Dakota State University. We believe that Ms. Morken is qualified to serve on our board of directors because of her extensive operational experience in the software and technology space.

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2022 Proxy Statement
DANIEL J. WARMENHOVEN
DIRECTOR SINCE: November 2021 DIRECTOR CLASS: Class II AGE: 71 COMMITTEES: Compensation, Nominating and Corporate Governance
Daniel J. Warmenhoven has served as a member of our board of directors since November 2021. From October 1994 to August 2009, Mr. Warmenhoven served as Chairman and Chief Executive Officer at NetApp, Inc., a cloud data services and data management company, and as its Executive Chairman from August 2009 to April 2014. Mr. Warmenhoven previously served on the board of directors of Palo Alto Networks, a cybersecurity company, from January 2012 to December 2020, and Aruba Networks, a data networking solutions provider, from July 2006 to May 2015. Mr. Warmenhoven is also currently a member of the board of directors of several private companies. Mr. Warmenhoven holds a B.S. in electrical engineering from Princeton University. We believe that Mr. Warmenhoven is qualified to serve on our board of directors because of his extensive experience in the technology industry and his public company management and board experience.

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2022 Proxy Statement
Continuing Directors
The directors who are serving for terms that end after the Annual Meeting and their ages, occupations and length of service on our board of directors as of April 12, 2022 are provided in the table below and in the additional biographical descriptions set forth in the text below the table.
Name of Director	Age	Position	Director Since
Class I Directors:
Anjali Joshi (1)	61	Director	March 2021
Timothy I. Maudlin (2)(3)	71	Director	December 2015
Eileen M. Schloss (3)(4)	68	Director	May 2017
Class III Directors:
Charles R. Cory (5)(6)	67	Director	March 2016
Jeffrey L. Horing	58	Director	September 2014
Dean A. Stoecker	65	Director	March 1997
(1)	Member of the nominating and corporate governance committee
(2)	Chairperson of the audit committee
(3)	Member of the compensation committee. After the Annual Meeting, Mr. Maudlin will no longer serve on the compensation committee.
(4)	Chairperson of the nominating and corporate governance committee
(5)	Chairperson of the compensation committee
(6)	Member of the audit committee
CHARLES R. CORY
DIRECTOR SINCE: March 2016 DIRECTOR CLASS: Class III AGE: 67 COMMITTEES: Audit, Compensation (Chair)
Charles R. Cory has served as a member of our board of directors since March 2016. Previously, Mr. Cory worked for Morgan Stanley from September 1982 to December 2015 in various roles, including most recently as its Chairman, Technology Investment Banking. Mr. Cory is also currently a member of the board of directors of several private companies. Mr. Cory holds a B.A. in government and a J.D. and M.B.A. from the University of Virginia. We believe that Mr. Cory is qualified to serve on our board of directors because of his extensive experience analyzing technology companies and his significant financial services experience.

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2022 Proxy Statement
JEFFREY L. HORING
DIRECTOR SINCE: September 2014 DIRECTOR CLASS: Class III AGE: 58 COMMITTEES: None
Jeffrey L. Horing has served as a member of our board of directors since September 2014. Mr. Horing is a Managing Director at Insight Partners, a private equity investment firm, which he co-founded in 1995. Previously, Mr. Horing held various positions at Warburg Pincus LLC and at Goldman Sachs & Co. LLC. Mr. Horing has served on the board of directors of nCino, Inc., a software as a service company providing software applications to financial institutions, since February 2015, and JFrog Ltd., a DevOps software company, since September 2018. Mr. Horing is also currently a member of the board of directors of several private companies. Mr. Horing holds a B.S. and B.A. from the University of Pennsylvania’s Moore School of Engineering and the Wharton School, respectively. He also holds an M.B.A. from the M.I.T. Sloan School of Management. We believe that Mr. Horing is qualified to serve on our board of directors because of his corporate finance and business expertise gained from his experience in the venture capital industry, including his time spent serving on boards of directors of various technology companies.

ANJALI JOSHI
DIRECTOR SINCE: March 2021 DIRECTOR CLASS: Class I AGE: 61 COMMITTEES: Nominating and Corporate Governance
Anjali Joshi has served as a member of our board of directors since March 2021. Ms. Joshi served as Vice President of Product Management at Google, Inc., a multinational technology company, from September 2006 to March 2019. Prior to that, Ms. Joshi served as Executive Vice President of Engineering for Covad Communications, Inc., a provider of broadband voice and data communications, from 1998 to 2003, and held positions at AT&T Bell Labs, an industrial research and scientific development company, from 1990 to 1998. Ms. Joshi has served on the board of directors of Lattice Semiconductor Corporation, a semiconductor manufacturing company, since October 2019, and Iteris, Inc., a mobility infrastructure management company, since June 2020. Ms. Joshi holds a B.Tech in electrical engineering from the Indian Institute of Technology, an M.S in computer engineering from the State University of New York at Buffalo, New York, and an M.S. in management science and engineering from Stanford University. We believe that Ms. Joshi is qualified to serve on our board of directors because of her experience on public company boards and her extensive and broad management and technical experience at a variety of technology companies.

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2022 Proxy Statement
TIMOTHY I. MAUDLIN
DIRECTOR SINCE: December 2015 DIRECTOR CLASS: Class I AGE: 71 COMMITTEES: Audit (Chair), Compensation
Timothy I. Maudlin has served as a member of our board of directors since December 2015. Mr. Maudlin served as the Managing General Partner of Medical Innovation Partners, a venture capital firm, from 1989 to 2007. Mr. Maudlin also served as a Principal and the Chief Financial Officer of Venturi Group, LLC, an incubator and venture capital firm, from 1999 to October 2001. Mr. Maudlin has served as a member of the board of directors of E2open Parent Holdings Inc., the parent company of E2open, LLC, a supply chain management software company, since February 2021. Mr. Maudlin previously served as a member of the board of directors of ExactTarget, Inc. from May 2008 to July 2013, MediaMind Technologies, Inc. from August 2008 to June 2011, Pluralsight, Inc. from December 2017 to April 2021, Sucampo Pharmaceuticals, Inc. from September 2006 to February 2013 and Web.com Group, Inc. from February 2002 to October 2018. Mr. Maudlin also previously served as a member of the board of managers of Pluralsight Holdings, LLC from June 2016 to April 2021. Mr. Maudlin is also currently a member of the board of directors of several private companies. Mr. Maudlin is a certified public accountant (inactive) and holds a B.A. in economics from St. Olaf College and an M.M. in accounting, finance and management from the Kellogg School of Management at Northwestern University. We believe that Mr. Maudlin is qualified to serve on our board of directors because of his extensive financial and accounting experience gained from his experience in the venture capital industry and extensive experience serving on boards of directors of various private and public technology companies.

EILEEN M. SCHLOSS
DIRECTOR SINCE: May 2017 DIRECTOR CLASS: Class I AGE: 68 COMMITTEES: Compensation, Nominating and Corporate Governance (Chair)
Eileen M. Schloss has served as a member of our board of directors since May 2017. Ms. Schloss has served as an Operations Advisor to Advent International Corporation, a private equity firm, since December 2019, a member of the board of directors of CCC Information Services Inc., an automotive, insurance and collision software management company, since August 2020, and a member of the board of directors of Sprinklr, Inc., a customer experience management platform, since January 2022. Previously, Ms. Schloss was the Executive Vice President, Human Resources and Real Estate for Medidata Solutions, Inc., a software as a service company, from 2012 to March 2017. Ms. Schloss served as Executive Vice President, Human Resources for Rovi Corporation, a digital media entertainment software and services company, from 2007 to 2012. Prior to that, Ms. Schloss served as Vice President, Administration for Caspian Networks, Inc., a networking company, from 2002 to 2006. Ms. Schloss holds a B.S. from the University of San Francisco and an M.S. from Pepperdine University. Ms. Schloss is also a Governance Fellow with the National Association of Corporate Directors. We believe that Ms. Schloss is qualified to serve on our board of directors because of her extensive experience working for public companies in the software industry as a human resources professional.

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2022 Proxy Statement
DEAN A. STOECKER
DIRECTOR SINCE: March 1997 DIRECTOR CLASS: Class III AGE: 65 COMMITTEES: None
Dean A. Stoecker co-founded our company and has served as our Executive Chairman since October 2020 and as Chairman of our board of directors since our inception in March 1997. Mr. Stoecker served as our Chief Executive Officer from March 1997 to October 2020. Prior to joining us, Mr. Stoecker served as Director of Enterprise Solutions for Integration Technologies, Inc., a systems integrator, and as Vice President of Sales at Strategic Mapping Inc., a provider of geospatial mapping information technologies. He also held various sales and strategic roles at Donnelley Marketing Information Services, a division of Dun & Bradstreet, Inc., a business services company. Mr. Stoecker holds a B.S. in international business from the University of Colorado Boulder and an M.B.A. from Pepperdine University. We believe that Mr. Stoecker is qualified to serve on our board of directors because of the industry perspective and experience that he brings as our co-founder, Chairman of our board of directors and former Chief Executive Officer and the thorough knowledge of our company that he brings to our board of directors’ strategic imperatives, tactical execution to support the imperatives and overall policy-making discussions.

There are no family relationships among our directors and executive officers.
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2022 Proxy Statement
Director Compensation
The following table provides information for the year ended December 31, 2021 regarding all compensation awarded to, earned by or paid to each person who served as a director for some portion or all of 2021, other than Mr. Anderson, our Chief Executive Officer. Mr. Anderson is not included in the table below as he is an employee and receives no compensation for his service as a director. The compensation received by Mr. Anderson as an employee is shown in the “Executive Compensation—Summary Compensation Table” below. Effective February 16, 2021, the compensation committee and board of directors approved Mr. Stoecker’s compensation for the remainder of 2021 to be generally consistent with that payable to a non-employee director under the non-employee director compensation policy; however, he did not receive any cash fees for his services as a director during 2021. Prior to February 16, 2021, Mr. Stoecker continued to receive compensation for his services as our Executive Chairman as set forth in the Executive Chairman Agreement with us, dated October 20, 2020.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Kimberly E. Alexy (2)	41,217	179,559	—	220,776
John Bellizzi (3)	29,196	179,559	—	208,755
Charles R. Cory (4)	75,000	179,559	—	254,559
Jeffrey L. Horing (5)	30,000	179,559	—	209,559
Anjali Joshi (6)	27,256	435,267	—	462,523
Timothy I. Maudlin (7)	57,500	179,559	—	237,059
CeCe Morken (8)	5,652	478,417	—	484,069
Eileen M. Schloss (9)	42,065	179,559	—	221,624
Dean A. Stoecker (10)	—	179,559	91,387	270,946
Daniel J. Warmenhoven (11)	5,864	478,417	—	484,281
(1)
The amounts reported in this column represent the aggregate grant date value of restricted stock unit awards, or RSUs, made to directors in 2021 computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC 718. This amount does not reflect the actual economic value realized by the director, which will vary depending on the performance of our Class A common stock.

(2)
Ms. Alexy served on our board of directors through November 10, 2021. In May 2021, Ms. Alexy was granted 2,397 RSUs. Concurrent with her resignation, the board of directors determined to accelerate the May 2021 RSU grant, such that 2,397 RSUs vested on November 10, 2021. As of December 31, 2021, Ms. Alexy held no RSUs or options to purchase shares of common stock.

(3)
Mr. Bellizzi served on our board of directors through November 10, 2021. In May 2021, Mr. Bellizzi was granted 2,397 RSUs. Concurrent with his resignation, the board of directors determined to accelerate the May 2021 RSU grant, such that 2,397 RSUs vested on November 10, 2021. As of December 31, 2021, Mr. Bellizzi held no RSUs or options to purchase shares of common stock.

(4)
As of December 31, 2021, Mr. Cory held 2,397 RSUs and options to purchase 105,156 shares of Class B common stock. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Annual Award.” As of December 31, 2021, all of the stock options were vested.

(5)	As of December 31, 2021, Mr. Horing held 2,397 RSUs. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Annual Award.”
(6)
Ms. Joshi was appointed to our board of directors on March 5, 2021. As of December 31, 2021, Ms. Joshi held 4,921 RSUs. 3,581 of the RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Initial Award” and 1,340 of the RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Annual Award.”

(7)
As of December 31, 2021, Mr. Maudlin held 2,397 RSUs and options to purchase 79,451 shares of Class B common stock. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Annual Award.” As of December 31, 2021, all of the stock options were vested.

(8)
Ms. Morken was appointed to our board of directors effective November 10, 2021. As of December 31, 2021, Ms. Morken held 7,651 RSUs. 5,924 of the RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Initial Award” and 1,727 of the RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Pro Rata Award.”

(9)	As of December 31, 2021, Ms. Schloss held 2,397 RSUs. The RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Annual Award.”
(10)
As of December 31, 2021, Mr. Stoecker held the following awards, all of which were granted to him in connection with his service as our prior Chief Executive Officer: (i) options to purchase 273,525 shares of Class A common stock, (ii) options to purchase 187,500 shares of Class B common stock, all of which were fully vested, and (iii) 45,101 RSUs. As of December 31, 2021, of the 273,525 shares of Class A common stock subject to options, (i) 150,274 options were fully vested and 3,197 will vest in accordance with the vesting schedule described in footnote 6 to the Outstanding Equity Awards at Fiscal Year-End Table below and (ii) 123,251 options were fully vested and 20,838 will vest in accordance with the vesting schedule described in footnote 8 to the Outstanding Equity Awards at Fiscal Year-End Table below. As of December 31, 2021, of the 45,101 RSUs, (i) 16,168 will vest in accordance with the vesting schedule described in footnote 7 to the Outstanding Equity Awards at Fiscal Year-End Table below and (ii) 28,933 will vest in accordance with the vesting schedule described in footnote 3 to the Outstanding Equity Awards at Fiscal Year-End Table below. The equity awards granted to Mr. Stoecker in connection with his service as our prior Chief Executive Officer accelerate (x) in the event of a change in control and his services as Executive Chairman are terminated without cause or (y) in the event of a change in control while he is serving on our board of directors. In addition, as of December 31, 2021, Mr. Stoecker held 2,397 RSUs, which were granted to him in connection with his service on our board of

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2022 Proxy Statement
directors and vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Annual Award.” As compensation for his services as our Executive Chairman during 2021, Mr. Stoecker received (i) $81,712 in salary, (ii) $8,700 in our matching contributions on his behalf under our 401(k) plan and (iii) $975 for other miscellaneous matters.
(11)
Mr. Warmenhoven was appointed to our board of directors effective November 10, 2021. As of December 31, 2021, Mr. Warmenhoven held 7,651 RSUs. 5,924 of the RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Initial Award” and 1,727 of the RSUs vest in accordance with the vesting schedule described below under “—Non-Employee Director Equity Compensation—Pro Rata Award.”

Non-Employee Director Compensation Arrangements
Our compensation arrangements for non-employee directors are reviewed periodically by our compensation committee and our board of directors. In addition, at the compensation committee’s direction, Aon’s Human Capital Solutions practice, a division of Aon plc (formerly known as Radford), or Aon, the compensation committee’s independent compensation consultant, provides a competitive analysis of director compensation levels, practices and design features as compared to the general market as well as our compensation peer group. Our compensation committee and board of directors reviewed our non-employee director compensation policy in February 2022 and determined to increase, effective as of January 1, 2022, the annual cash retainer from $30,000 to $35,000 and to increase the fees for the audit committee member from $10,000 to $12,500, the compensation committee member from $7,500 to $10,000, the nominating and corporate governance committee chair from $8,000 to $15,000 and the nominating and corporate governance committee member from $4,000 to $10,000 to align with the competitive market and to reflect increasing responsibility. Our compensation committee and board of directors also determined to increase, as of January 1, 2022, the value of the Annual Award (as defined below) from $190,000 to $200,000 to align with the competitive market and to reflect increasing responsibility.
During 2021, our annual director compensation included:

Non-Employee Director Equity Compensation
Under our current compensation practices, our non-employee directors receive equity compensation for their service as directors, which we believe reinforces alignment with our stockholders and is consistent with our overall compensation philosophy. Each non-employee director is entitled to receive RSUs under our 2017 Equity Incentive Plan, or the 2017 Plan, as described below. The policy and amounts described below are those that were in effect during fiscal year 2021.
Initial Award. Upon appointment to the board of directors, each new non-employee director appointed to the board of directors will be granted RSUs to be settled in shares of our Class A common stock with an aggregate value of $380,000, or the Initial Award.
The Initial Award will be granted effective on the date on or following the non-employee director’s appointment to the board of directors as provided under our Equity Granting Policy for “New hire grants”, or the Initial Award Grant Date.
The number of RSUs granted subject to the Initial Award will be calculated by dividing $380,000 by the average daily closing price of the Class A common stock for the ten business days ending on the day preceding the Initial Award Grant Date, rounding down to the nearest whole share.
One-third of the total RSUs subject to the Initial Award shall vest on the one-year anniversary of the Initial Award Grant Date, and, thereafter, one-third of the total RSUs subject to the Initial Award shall vest on each subsequent one-year anniversary, in each case, so long as the non-employee director continues to provide services to us through such date. If a non-employee director’s service ends on the date of vesting, then the vesting shall be deemed to have occurred. The Initial Award shall accelerate in full upon the consummation of a Corporate Transaction (as defined in the 2017 Plan).
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2022 Proxy Statement
To the extent that an individual is initially appointed as a non-employee director at an annual meeting of our stockholders, he or she will be granted both an Annual Award, as described below, and an Initial Award. To the extent that an individual is initially appointed as a non-employee director at any other time, he or she will be granted both a Pro Rata Award, as described below, and an Initial Award.
Pro Rata Award. Upon appointment to the board of directors (other than at an annual meeting of our stockholders), each new non-employee director appointed to the board of directors will be granted RSUs to be settled in shares of the Class A common stock with an aggregate value equal to $190,000 multiplied by the quotient of (a) 12 minus the number of complete months since the date of the prior annual stockholder meeting (with one complete month calculated on the same day of a subsequent month as the annual stockholder meeting) divided by (b) 12, such amount being referred to as the Pro Rata Grant Amount, and such grant being referred to as the Pro Rata Award.
The Pro Rata Award will be granted effective on the Initial Award Grant Date.
The number of RSUs granted subject to the Pro Rata Award will be calculated by dividing the Pro Rata Grant Amount by the average daily closing price of the Class A common stock for the ten business days ending on the day preceding the Initial Award Grant Date, rounding down to the nearest whole share.
The Pro Rata Award shall fully vest on the earlier of (a) the date of our next annual meeting and (b) the date that is one year following the Initial Award Grant Date, in each case, so long as the non-employee director continues to provide services to us through such date. If a non-employee director’s service ends on the date of vesting, then the vesting shall be deemed to have occurred. The Pro Rata Award shall accelerate in full upon the consummation of a Corporate Transaction.
Annual Award. On the date of each annual meeting of our stockholders, each non-employee director who will serve on the board of directors following such annual meeting will automatically be granted RSUs to be settled in shares of the Class A common stock with an aggregate value of $190,000, or the Annual Award.
The Annual Award will automatically be granted effective on the date of the annual meeting of our stockholders, or the Annual Award Grant Date.
The number of RSUs granted subject to the Annual Award will be calculated by dividing $190,000 by the average daily closing price of the Class A common stock for the ten business days ending on the day preceding the Annual Award Grant Date, rounding down to the nearest whole share.
The Annual Award shall fully vest on the earlier of (a) the date of the next annual meeting of our stockholders and (b) the date that is one year following the Annual Award Grant Date, in each case, so long as the non-employee director continues to provide services to us through such date. If a non-employee director’s service ends on the date of vesting, then the vesting shall be deemed to have occurred. The Annual Award shall accelerate in full upon the consummation of a Corporate Transaction.
Cutback. Notwithstanding the foregoing, in the event that the Initial Award, the Pro Rata Award and/or the Annual Award granted in a calendar year, in the aggregate, would exceed such number of shares with an aggregate grant date value of $500,000, such amount being the current cap on equity awards or compensation included in the 2017 Plan with respect to non-employee directors, then, first, the Annual Award, if applicable, shall be reduced by an amount necessary to comply with such cap, and second, the Pro Rata Award, if applicable, shall be reduced by an amount necessary to comply with such cap. If the amendment and restatement of our 2017 Plan, as proposed in Proposal No. 4 of this Proxy Statement, is approved by our stockholders, the cap on non-employee director compensation included in our 2017 Plan will be revised to provide that a non-employee director may receive no more than $750,000 in a calendar year (increased to $1,000,000 in the calendar year in which the director first becomes a non-employee director) in equity awards and cash fees, in the aggregate. The cutback discussed above would likewise be adjusted to reflect these increased caps.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” NOMINEES IN THE ELECTION OF THE CLASS II DIRECTORS
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2022 Proxy Statement
Proposal No. 2
Ratification of Appointment of Independent Registered Public Accounting Firm
Our audit committee has selected Deloitte & Touche LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending December 31, 2022 and recommends that stockholders vote for ratification of such selection. The ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022 requires the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting that are voted “FOR” or “AGAINST” the proposal. In the event that Deloitte & Touche LLP is not ratified by our stockholders, the audit committee will review its future selection of Deloitte & Touche LLP as our independent registered public accounting firm.
Deloitte & Touche LLP audited our financial statements for the year ended December 31, 2021. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement at the Annual Meeting and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, Deloitte & Touche LLP will periodically rotate the individuals who are responsible for our audit.
During the years ended December 31, 2020 and 2021, fees for services provided by Deloitte & Touche LLP were as follows:
	Fiscal Year Ended December 31, 2020	Fiscal Year Ended December 31, 2021
Fees Billed to Alteryx
Audit fees (1)	$2,030,811	$2,105,000
Audit-related fees (2)	96,193	125,664
Tax fees (3)	118,340	79,521
Other fees (4)	3,790	9,765
Total fees	$2,249,134	$2,319,950
(1)
“Audit fees” include fees for audit services primarily related to the audit of our annual consolidated financial statements; the review of our quarterly consolidated financial statements; consents and assistance with and review of documents filed with the SEC; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

(2)
“Audit-related fees” include fees for comfort letters, assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category also includes fees related to statutory audits required by non-U.S. jurisdictions.

(3)
“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state income tax matters, assistance with sales tax and assistance with tax audits.

(4)	“Other fees” include fees for services other than the services reported in audit fees, audit-related fees and tax fees.
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2022 Proxy Statement
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, the scope of services provided by the independent registered public accounting firm and the fees for the services to be performed. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022
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2022 Proxy Statement
Proposal No. 3
Advisory Vote on the Compensation of Our Named Executive Officers
In accordance with the rules of the SEC, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation of our named executive officers. This non-binding advisory vote is commonly referred to as a “say on pay” vote. The non-binding advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement, will be determined by the vote of a majority of the voting power of the shares present or represented at the Annual Meeting and voting affirmatively or negatively on the proposal.
Stockholders are urged to read the “Executive Compensation” section of this Proxy Statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. The compensation committee and the board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that our stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion and the other related disclosures.”
As an advisory vote, this proposal is not binding. However, our board of directors and compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
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2022 Proxy Statement
Proposal No. 4
Approval of the Amendment and Restatement of Our 2017 Equity Incentive Plan
We are asking our stockholders to approve an amendment and restatement of our 2017 Equity Incentive Plan, or the Restated 2017 Plan, to enable us to continue to grant shares of our common stock reserved for issuance under the 2017 Equity Incentive Plan, or the 2017 Plan. Our board of directors adopted the Restated 2017 Plan on April 7, 2022, subject to approval by our stockholders. If the Restated 2017 Plan is not approved, our current 2017 Plan will remain as-is.
Our 2017 Plan was adopted in connection with our initial public offering in March 2017.
Our board of directors has determined that it is in the best interests of the company and our stockholders to seek approval of the Restated 2017 Plan with the following material changes from our 2017 Plan:
•	Increase the number of shares that may be issued by 6,100,000 shares.
•
Provide for a 10-year term from the date the board of directors approves the Restated 2017 Plan, thus extending the term until April 7, 2032; provided, however, the Evergreen Provision (as defined below) will not be extended and it will expire in January 2027 pursuant to the original terms of the 2017 Plan.

•
Remove the limits on the number of shares and dollar value of certain awards that can be issued in any calendar year to a participant under the Restated 2017 Plan, which were previously required by Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, for deductibility purposes, but are no longer applicable.

•
Revise the total annual compensation that may be awarded to our non-employee directors from $500,000 to $750,000 (increased to $1,000,000 in the calendar year in which the director first becomes a non-employee director), with such annual compensation limit to cover equity awards granted in such calendar year combined with cash compensation for such calendar year, as calculated under the Restated 2017 Plan.

•
Revise the limit on the aggregate number of shares that may be issued upon the exercise of incentive stock options, or ISOs, under the Restated 2017 Plan to account for the increase in the number of shares under the Restated 2017 Plan, which limit is included to comply with requirements under regulations relating to ISOs.

•	Make certain clarifying revisions.
Equity Compensation Is a Critical Element of Our Compensation Policy
We believe that our future success and our ability to remain competitive are dependent on our continuing efforts to attract, retain and motivate highly qualified personnel. We operate in a hypercompetitive market for talent in our industry, particularly in the Southern California area where our headquarters is based and in the technology hubs we have throughout the country in Northern California, Colorado and Massachusetts. A cornerstone of our method for attracting and retaining top caliber talent has been our equity-based compensation programs, including the grant of time-based RSUs, PSUs and options under our 2017 Plan. Currently, we grant RSUs to all of our newly hired employees (except where legally and administratively impermissible) as a key tool in attracting, incentivizing and retaining talent. We also grant RSUs to our non-employee directors. We use targeted PSUs to incentivize and retain high level executives. These awards provide employees the opportunity to participate in stock ownership and our long-term future performance, and in turn, align the objectives of our stockholders and our employees. We believe that if the Restated 2017 Plan is not approved, our ability to compete in our industry would be seriously and negatively impacted, and this could affect our success.
Since our 2017 initial public offering, our employee population has grown by over 390%. Much of this growth has been organic as we have expanded our workforce to scale our operations and achieve our revenue and customer growth objectives. We currently anticipate that our employee population will continue to grow significantly over the next five or more years. We have added over 200 employees in the aggregate via acquisitions in 2021 and 2022, most recently adding a significant number of cloud engineers and salespeople to
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our workforce via our acquisition of Trifacta Inc. in February 2022 to accelerate our cloud journey. RSUs comprise a meaningful portion of the compensation provided to employees who join us through acquisitions as RSUs immediately align their interests with the success of the combined entities, helping to ensure that our acquisitions can deliver on their intended goals. We granted approximately $100 million in the aggregate in RSUs in our three most recent acquisitions that is expected to vest over the three years following each acquisition, subject to the continued employment of the acquired employees. It is possible that our acquisition activity will continue or increase in the years to come. Our employee growth and acquisition activities have increased our equity needs since our IPO Date (as defined below).
Further, in March 2022, we granted PSUs to our Chief Executive Officer, President and Chief Revenue Officer, Chief Product Officer, Chief Financial Officer and certain other executive officers that will provide meaningful compensation to our executives, but only if they deliver exceptional performance that creates significant returns for our stockholders, or the Stockholder Alignment PSUs, to accelerate our cloud journey. The Stockholder Alignment PSUs may be earned and vested only if we achieve aggressive stock price targets over a seven-year period. The Stockholder Alignment PSUs link the executives’ compensation to the performance of our stock price so that the executives do not realize value with respect to the Stockholder Alignment PSUs unless all our stockholders benefit from substantial value creation, thereby aligning our executives’ interests with those of our stockholders. The Stockholder Alignment PSUs are designed to incentivize significant and sustained outperformance and to drive the company’s strategic direction and value creation over the long-term by those who are most able to directly do so. The Stockholder Alignment PSUs encourage leadership continuity and will motivate the executives with equity that rewards them only for exceptional results by providing sustained meaningful increases in stockholder value over a seven-year period. If the metrics for the Stockholder Alignment PSUs are all achieved in full, a total of 2,980,000 shares subject to the Stockholder Alignment PSUs will be earned and settled. The Stockholder Alignment PSUs are discussed in detail in the section titled “Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Fiscal 2022 Performance-Based Equity Awards—Stockholder Alignment PSUs” in this Proxy Statement.
Based on our past employee growth, prior acquisitions and our Stockholder Alignment PSUs, each as discussed above, plus our hiring plans, possible future acquisitions and retention strategy forecast, we believe that both the requested share increase to the Restated 2017 Plan and the existing Evergreen Provision, discussed below, are critical to meet our anticipated equity needs, and will provide a share reserve sufficient to enable us to respond to significant anticipated growth in our employee population, including employees who join us via acquisitions, market competition and potential stock price fluctuations.
Current 2017 Plan Information
As of March 15, 2022, there were 67,534,366 total shares of our Class A common stock and Class B common stock outstanding. Also as of March 15, 2022, there were (i) 1,933,751 shares issuable upon the exercise of outstanding time-vesting stock options with a weighted-average exercise price of $66.82 per share and weighted-average remaining term of 6.37 years, (ii) 6,843,337 shares subject to outstanding RSUs with no exercise price, (iii) up to a maximum of 3,388,428 shares subject to outstanding PSUs, (iv) 8,886,944 available for grant under the 2017 Plan, and (v) no shares available for grant under the Amended and Restated 2013 Stock Plan, or the 2013 Plan. The closing market price of our common stock on March 15, 2022, was $57.27.
We Carefully Consider and Forecast Our Need for Shares
We are requesting approval of an increase of 6,100,000 shares for the Restated 2017 Plan to cover anticipated equity awards, such as those for new hires, refresh awards, potential special retention needs, merger and acquisition activities and non-employee director grants.
Our compensation committee thoughtfully administers our equity incentive programs to manage potential stockholder dilution and to this end our compensation committee considered both our “burn rate” and our “overhang” in evaluating the impact of the Restated 2017 Plan on our stockholders.
Grant Practices
We define “burn rate” as the number of equity awards granted during the year, divided by the weighted-average total number of shares of Class A common stock and Class B common stock outstanding as of the end of each applicable fiscal year. The burn rate measures the potential dilutive effect of our outstanding equity grants. During the past three fiscal years, we granted equity awards under our 2017 Plan as summarized
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in the chart below. Based on the numbers in the table below, our three-year average gross burn rate was approximately 3.48% for fiscal years 2019 through 2021, which falls between the 50th and 75th percentiles compared to our compensation peer group (such peer group as described in detail in the section titled “Executive Compensation—Compensation Discussion and Analysis—Process for Setting Executive Compensation” in this Proxy Statement. The number of PSUs granted shown in the table below reflects the shares that could be eligible to vest at “target” (or at “maximum”) if there is no “target”) for PSUs. However, each year’s burn rate includes only the PSUs earned during such year, which we believe most accurately represents our burn rate as PSUs can be earned over multi-year periods. This calculation of our burn rate is based on equity awards granted under our 2017 Plan and does not include an adjustment for any shares returned to the 2017 Plan or as a result of the forfeiture, lapse, repurchase or other termination of awards, and excludes shares issued pursuant to our 2017 Employee Stock Purchase Plan, or the 2017 ESPP.
Fiscal Year	Granted Appreciation Awards (Options and SARs)	Granted Time-Based Stock Units	Granted Performance- Based Stock Units (1)	Earned Performance- Based Stock Units	Forfeited Performance- Based Stock Units	Burn Rate
2019	392,182	860,368	46,333	22,841	14,647	1.90%
2020	639,874	1,210,225	—	—	—	2.80%
2021	303,067	3,281,809	297,505	58,013	—	5.74%
(1)
The Company granted 239,492 PSUs at target in September 2021. These PSUs vest, if at all, based on the achievement of performance metrics during the two-year period ending December 31, 2022 and will be included in the calculation of the burn rate at such time to the extent that they are earned and vested.

The Stockholder Alignment PSUs were granted in March 2022 and no portion of such PSUs have been earned as of the date of this Proxy Statement.
Potential Dilution
We define “overhang” as the stock options outstanding but not exercised and outstanding full value awards (which include RSUs and PSUs), plus shares available to be granted as equity awards, divided by the total number of shares of Class A common stock and Class B common stock outstanding. The overhang measures the potential dilutive effect of outstanding equity awards under our 2013 Plan and our 2017 Plan plus shares available for grant under our 2017 Plan. Please see the table below for a breakdown of these categories as of March 15, 2022. Based on the values included in the table below, our fully-diluted overhang rate as of March 15, 2022 was 23.68%. Estimated overhang dilution rates noted herein include outstanding options and full value awards, with performance-based awards included at “target” (or at “maximum”) if there is no “target”), issued under the 2017 Plan, and do not include an adjustment for any shares returned to the 2017 Plan or as a result of the forfeiture, lapse, repurchase or other termination of awards, and exclude potential dilution resulting from shares issued pursuant to our 2017 ESPP.
Outstanding Appreciation Awards (Options and SARs) under all plans	Weighted-average exercise price of options	Weighted-average remaining term of options	Full value awards outstanding under all plans (including RSUs and PSUs at target)	Number of shares available for grant under all plans
1,933,751	$66.82	6.37	10,144,560	8,886,944
Purpose of the Proposed Amendments to the 2017 Plan
Share Increase. As discussed above, we are requesting approval of an increase of 6,100,000 shares for the Restated 2017 Plan to cover anticipated equity awards, such as those for new hires, refresh awards, potential special retention needs, merger and acquisition activities and non-employee director grants.
Consistent with the practice of many of our peers, the 2017 Plan adopted in connection with our initial public offering included a 10-year evergreen, or the Evergreen Provision, that provides for an automatic 5% annual increase to the share pool. The Evergreen Provision will expire in January 2027. We are not seeking to increase or extend the Evergreen Provision. The Evergreen Provision is being retained in its existing form as we believe that utilizing the existing annual share pool increase under the Evergreen Provision is more prudent and efficient than requesting additional share increases periodically, which would be necessary if the Evergreen Provision were discontinued.
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Incentive Stock Option Limit Increase. Our board of directors recommends that the limit on the aggregate number of shares that may be issued upon the exercise of ISOs under the Restated 2017 Plan be increased to account for the increase in the number of shares under the Restated 2017 Plan, which limit is included to comply with requirements under regulations relating to ISOs. To clarify, an increase to this limit increase does not increase the number of shares available for grant and issuance under the Restated 2017 Plan.
Provide for 10-Year Term (not including Evergreen Provision). The Restated 2017 Plan would provide for a 10-year term from the date of the board of directors’ approval of the Restated 2017 Plan, thus extending it until April 7, 2032; provided, however, this term will not extend the Evergreen Provision. The Evergreen Provision will expire in January 2027 pursuant to the original terms of the 2017 Plan.
Remove Code Section 162(m) Limits. The annual per-person limits on awards were initially included in the 2017 Plan to enable the company to qualify certain equity grants thereunder for the deductibility limit exemption afforded “qualified performance-based compensation” under Code Section 162(m). Passage of the 2017 Tax Cuts and Jobs Act repealed this exemption, effective for taxable years after December 31, 2017, meaning compliance with these annual per-person award limits no longer helps qualify equity grants for deduction by the company, and may impede the company’s ability to attract, motivate and retain talent with competitive equity award grants. Accordingly, our board of directors recommends that these annual per-person award limits be removed from the Restated 2017 Plan.
Increase Annual Non-Employee Director Award Limits. Our board of directors recommends that the annual non-employee director award limit under the Restated 2017 Plan be revised to provide for an overall annual compensation limit that covers both equity awards granted in such calendar year and cash compensation paid for such calendar year and, additionally, to accommodate this expanded scope of compensation subject to the annual limit, that such limit be increased from $500,000 to $750,000 (increased to $1,000,000 in the calendar year in which the director first becomes a non-employee director) to permit the company to continue to grant competitive equity awards to attract, motivate and retain high caliber non-employee directors. Based on market data reviewed by our compensation committee, these limits are aligned with peer practices.
Clarifying Revisions. Our board of directors recommends conforming revisions to the Restated 2017 Plan to reflect implementation of the foregoing amendments, including, but not limited to, the removal of Code Section 162(m)-related provisions and references in response to the 2017 Tax Cuts and Jobs Act.
If approved by our stockholders, the Restated 2017 Plan will be effective on the date of stockholder approval. We intend to register the additional shares authorized under the Restated 2017 Plan under the Securities Act. If our stockholders do not approve the amendment to the 2017 Plan, the shares available for grant and issuance under the 2017 Plan will not be increased (but will remain subject to the Evergreen Provision as described below).
Summary of the Restated 2017 Plan
The principal terms of the Restated 2017 Plan are summarized below. This summary is not a complete description of the Restated 2017 Plan, and it is qualified in its entirety by reference to the complete text of the Restated 2017 Plan document. The Restated 2017 Plan, as proposed to be approved, is attached as Appendix A to this Proxy Statement.
Background; Purpose
In February 2017, our board of directors adopted the 2017 Plan and our stockholders approved the 2017 Plan. The 2017 Plan became effective on March 22, 2017, or the IPO Date, and serves as the successor to the 2013 Plan. The amendment and restatement of our 2017 Plan was approved by our board of directors on April 7, 2022, or the Board Restatement Date, and will become effective on the date it is approved by our stockholders. Unless earlier terminated as provided herein, the Restated 2017 Plan will terminate 10 years from the Board Restatement Date. The purpose of the Restated 2017 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to our success.
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Share Reserve
As of March 15, 2022, there were 8,886,944 shares of Class A common stock available for future grant under our 2017 Plan.
If stockholders approve the Restated 2017 Plan, the share reserve will increase by 6,100,000 shares of our Class A common stock and the cumulative aggregate share authorization under the Restated 2017 Plan will increase to 27,235,958 shares, plus (i) any future shares added pursuant to the Evergreen Provision until its expiration in January 2027 and (ii) any shares that have been, or are eligible to be, added to the plan pursuant to the “pour over” provision described below. Pursuant to the Evergreen Provision, the number of shares of Class A common stock reserved for issuance under our 2017 Plan has increased, or will increase, automatically on the first day of January of each of 2018 through 2027 by the lesser of (i) 5% of the total outstanding shares of our Class A common stock and Class B common stock as of the immediately preceding December 31 and (ii) the number of shares determined by our board of directors. The Evergreen Provision will not be modified or extended under the Restated 2017 Plan.
In addition, the following shares of our Class A common stock will be available for grant and issuance under our Restated 2017 Plan:
With respect to the 2013 Plan:
•	532,410 reserved shares not issued or subject to outstanding grants under the 2013 Plan on the IPO Date;
•	shares that are subject to stock options or other awards granted under the 2013 Plan that cease to be subject to such stock options or other awards by forfeiture or otherwise after the IPO Date;
•	shares issued under the 2013 Plan before or after the IPO Date pursuant to the exercise of stock options that are, after the IPO Date, forfeited; and
•	shares issued under the 2013 Plan that are repurchased by us at the original issue price.
With respect to the Restated 2017 Plan:
•
shares that are subject to issuance upon exercise of an option or stock appreciation right granted thereunder but which cease to be subject to the option or stock appreciation right for any reason other than exercise of the option or stock appreciation right;

•	are subject to awards granted thereunder that are forfeited or are repurchased by us at the original issue price;
•	are subject to awards granted thereunder that otherwise terminate without such shares being issued; or
•	are surrendered pursuant to an award exchange program.
With respect to either the 2013 Plan or the Restated 2017 Plan: shares that are subject to stock options or other awards under the 2013 Plan or the Restated 2017 Plan that are used to pay the exercise price, as applicable, or withheld to satisfy the tax withholding obligations related to any award.
To the extent an award under the Restated 2017 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance thereunder. Shares of our Class B common stock that were either reserved, but not issued under the 2013 Plan as of its termination at the IPO Date, or issued under the 2013 Plan and later become available for grant under our Restated 2017 Plan, either as set forth above, shall be issued under the Restated 2017 Plan only as shares of Class A common stock.
Eligibility
Our Restated 2017 Plan provides for the grant of awards to our employees, directors, consultants, independent contractors and advisors, provided the directors, consultants, independent contractors, and advisors render services not in connection with the offer and sale of securities in a capital-raising transaction. As of March 15, 2022, we had six executive officers, seven non-employee directors and over 2,250 other employees who were eligible to participate in the Restated 2017 Plan.
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Participant and Non-Employee Director Share Limits
Non-employee directors are eligible to receive any type of award offered under the Restated 2017 Plan except ISOs. Currently, the aggregate number of shares of our Class A common stock that may be subject to awards granted to any one non-employee director pursuant to the 2017 Plan in any calendar year shall not exceed such number of shares with an aggregate grant-date value of $500,000. If this proposal is approved, this limit will be revised to provide that a non-employee director may receive awards representing no more than $750,000 in total value in any calendar year, with such limit increased to $1,000,000 in total value in the calendar year in which the director first becomes a non-employee director, and with such “total value” compensation limit to cover equity awards granted in such calendar year combined with cash compensation for such calendar year, as calculated under the Restated 2017 Plan.
Currently, no participant will be eligible to receive an award or awards for more than 1,500,000 shares in any calendar year under the 2017 Plan, except that new employees are eligible to be granted an award or awards for up to a maximum of 3,000,000 shares in the calendar year in which they commence their employment. Additionally, no participant will be eligible to receive more than $5,000,000 in certain performance-based awards in any calendar year. If this proposal is approved, these award limits will be removed.
Administration
Our Restated 2017 Plan is administered by our compensation committee, all of the members of which are outside directors as defined under applicable federal tax laws, or by our board of directors acting in place of our compensation committee. The compensation committee has the authority to construe and interpret our Restated 2017 Plan, grant awards, and make all other determinations necessary or advisable for the administration of the Restated 2017 Plan.
Equity Awards
The Restated 2017 Plan permits us to grant the following types of awards:
Stock Options. We anticipate that, in general, options granted under our Restated 2017 Plan will vest over a three-year period. Options may vest based on time or achievement of performance conditions. Our compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest. Options granted under our Restated 2017 Plan generally may be exercised for a period of three months after the termination of the optionee’s service to us, for a period of 12 months in the case of death or disability or for such shorter or longer period as our compensation committee may provide. Stock options generally terminate immediately upon termination of employment for cause. The maximum term of options granted under our Restated 2017 Plan is ten years. The exercise price of stock options must be at least equal to the fair market value of our Class A common stock on the date of grant. The Restated 2017 Plan provides for the grant of ISO, and nonqualified stock options, or NQSOs. ISOs may be granted only to our employees or employees of our parent, subsidiaries or affiliates. NQSOs may be granted to eligible employees, consultants and directors or any of our parent, subsidiaries or affiliates. Our compensation committee determines the terms of each option award, provided that ISOs are subject to statutory limitations. Our compensation committee also determines the exercise price for a stock option, provided that the exercise price of an option may not be less than the fair market value of our Class A common stock on the date of grant (with certain additional requirements for certain ISOs). We are able to issue no more than 51,000,000 shares pursuant to the grant of ISOs under the 2017 Plan. If this proposal is approved, this limit will be increased to 57,000,000 shares under the Restated 2017 Plan.
Restricted Stock. A restricted stock award is an offer by us to sell shares of our Class A common stock subject to restrictions, which may vest based on time or achievement of performance conditions. The price, if any, of a restricted stock award will be determined by the compensation committee. Unless otherwise determined by the compensation committee at the time of award, vesting will cease on the date the holder no longer provides services to us, and unvested shares will be forfeited to or repurchased by us following such termination.
Stock Appreciation Rights. Stock appreciation rights provide for a payment or payments in cash or shares of our Class A common stock to the holder based upon the difference between the fair market value of our Class A common stock on the date of exercise and the stated exercise price at grant up to a maximum amount of cash or number of shares. Stock appreciation rights may vest based on time or achievement of performance conditions.
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Restricted Stock Units. RSUs represent the right to receive shares of our Class A common stock at a specified date in the future, subject to forfeiture of that right upon the earlier termination of employment or upon failure to achieve certain performance conditions or time-based vesting requirements. If a RSU has not been forfeited, then on the date specified in the RSU agreement, we will deliver to the holder of the RSU whole shares of our Class A common stock (which may be subject to additional restrictions), cash or a combination of our Class A common stock and cash.
Performance Awards. A performance award is an award of a cash bonus or a bonus denominated in shares or units that is subject to performance factors. The award of performance shares may be settled in cash or by issuance of those shares (which may consist of restricted stock). These awards are subject to forfeiture because of termination of employment or failure to achieve the performance conditions.
Stock Bonuses. Stock bonuses may be granted as additional compensation for service or performance, in the form of cash, Class A common stock or a combination thereof, and may be subject to restrictions, which may vest based on time or achievement of performance conditions.
Performance Criteria
Our compensation committee may establish performance goals by selecting from one or more of the following performance criteria: (i) profit before tax, (ii) billings, (iii) revenue or net revenue, (iv) annual recurring revenue, (v) earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings, stock-based compensation expenses, and depreciation and amortization), (vi) operating income, (vii) operating margin, (viii) operating profit, (ix) controllable operating profit or net operating profit, (x) net profit, (xi) gross margin, (xii) operating expenses or operating expenses as a percentage of revenue, (xiii) net income, (xiv) earnings per share, (xv) total stockholder return, (xvi) market share, (xvii) return on assets or net assets, (xviii) our stock price, (xix) growth in stockholder value relative to a pre-determined index, (xx) return on equity, (xxi) return on invested capital, (xxii) cash flow (including free cash flow or operating cash flows), (xxiii) cash conversion cycle, (xxiv) economic value added, (xxv) individual confidential business objectives, (xxvi) contract awards or backlog, (xxvii) overhead or other expense reduction, (xxviii) credit rating, (xxix) strategic plan development and implementation, (xxx) succession plan development and implementation, (xxxi) improvement in workforce diversity, (xxxii) customer indicators and/or satisfaction, (xxxiii) new product invention or innovation, (xxxiv) attainment of research and development milestones, (xxxv) improvements in productivity, (xxxvi) bookings, (xxxvii) attainment of objective operating goals and employee metrics, (xxxviii) sales, (xxxix) expenses, (xl) balance of cash, cash equivalents and marketable securities, (xli) completion of an identified special project, (xlii) completion of a joint venture or other corporate transaction, (xliii) employee satisfaction and/or retention, (xliv) research and development expenses, (xlv) working-capital targets and changes in working capital, and (xlvi) any other metric that is capable of measurement as determined by our compensation committee.
Adjustment
In the event there is a specified type of change in our capital structure without our receipt of consideration, such as a stock split, then (i) the number and class of shares reserved for issuance and future grant under our Restated 2017 Plan, (ii) the exercise prices of and number and class of shares subject to outstanding options and stock appreciation rights, (iii) the number and class of shares subject to other outstanding awards, and (iv) the maximum number and class of shares that may be issued as ISOs shall be proportionately adjusted, subject to any required action by our board of directors or our stockholders and in compliance with applicable securities laws; provided that fractions of a share will not be issued.
Foreign Award Recipients
In order to comply with the laws in other countries in which we and our subsidiaries and affiliates operate or have employees or other individuals eligible for awards, our compensation committee will have the power and authority to modify the terms and conditions of any award granted to individuals outside the U.S. to comply with applicable foreign laws, regulations, policies, customs and practices, establish subplans and modify exercise procedures and other terms and procedures, and take any action that our compensation committee determines to be necessary or advisable to comply with any local governmental regulatory exemptions or approvals.
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Transferability of Awards
Awards granted under our Restated 2017 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution or as determined by our compensation committee. Unless otherwise permitted by our compensation committee, awards may be exercised during the lifetime of the participant only by the participant or the participant’s guardian or legal representative.
Change in Control
In the event of a corporate transaction (as defined in our Restated 2017 Plan), any or all outstanding awards may be assumed or replaced by the successor corporation, the successor corporation may substitute equivalent awards for those outstanding under our Restated 2017 Plan or provide substantially similar consideration to the holders of outstanding awards as was provided to our stockholders (after taking into account the existing provisions of the awards). The successor corporation may also issue, in place of our outstanding shares held by the Restated 2017 Plan participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the participant.
In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace, or substitute awards, as provided above, pursuant to a corporate transaction, then notwithstanding any other provision in the Restated 2017 Plan to the contrary, such awards will expire on such transaction at such time and on such conditions as our board of directors will determine; provided, however, that our board of directors (or, our compensation committee, if so designated by the board of directors) may, in its sole discretion, accelerate the vesting of such awards in connection with a corporate transaction. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace, or substitute awards, as provided above, pursuant to a corporate transaction, a Restated 2017 Plan participant will be notified that such award will be exercisable for a period of time determined by our board of directors or compensation committee, and such award will terminate upon the expiration of such period. Awards need not be treated similarly in a corporate transaction.
Notwithstanding the foregoing, in the event of a corporate transaction, all awards granted to non-employee members of the board of directors will accelerate vesting and become exercisable in full prior to the consummation of the proposed corporate transaction, at such times and on such conditions determined by our board of directors (or, our compensation committee, if so designated by our board of directors).
Payment for Purchase of Shares of our Class A Common Stock
Payment for shares of our Class A common stock purchased pursuant to our Restated 2017 Plan may be made in cash (or permitted cash equivalent) or by check or, where expressly approved by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable award agreement): (i) by cancellation of indebtedness, (ii) by surrender of shares, (iii) by waiver of compensation due or accrued for services rendered, (iv) through a broker-assisted sale or other cashless exercise program, (v) by any combination of the foregoing, or (vi) by any other method permitted by law.
Amendment and Termination; Term of Plan
The Restated 2017 Plan will terminate on April 7, 2032, which is ten years from the Board Restatement Date, unless it is terminated earlier by our board of directors. The Evergreen Provision will expire in January 2027 pursuant to the original terms of the 2017 Plan. Our board of directors may amend or terminate our Restated 2017 Plan at any time. If our board of directors amends our Restated 2017 Plan, it does not need to ask for stockholder approval of the amendment unless required by applicable law.
U.S. Federal Income Tax Consequences
The following is a general summary under current law of certain U.S. federal income tax consequences to participants who are citizens or individual residents of the U.S. relating to the types of equity awards that may be granted under the Restated 2017 Plan. This summary addresses general tax principles and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed.
Nonqualified Stock Options, Stock Appreciation Rights. A recipient of an NQSO or stock appreciation right will not recognize taxable income upon the grant of those awards. However, the participant will recognize ordinary
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income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized on a subsequent disposition of the shares of Class A common stock generally will be short‐term or long‐term capital gain or loss, depending on the length of time the recipient holds the shares.
Incentive Stock Options. Neither the grant nor the exercise of an ISO will generally result in any taxable income to the recipient, except that the alternative minimum tax may apply at the time of exercise. The recipient will recognize a capital gain or loss on a later sale or other disposition of such shares provided that he or she does not dispose of such shares within two years from the date the option was granted or within one year after the shares were acquired by the recipient. If the shares are not held for the holding period described above, the recipient will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price or (ii) the difference between the sales price and the exercise price. Any gain or loss recognized on a subsequent disposition of the shares of Class A common stock generally will be short-term or long-term capital gain or loss, depending on the length of time the recipient holds the shares.
Restricted Stock Units. A holder of RSUs does not recognize taxable income when the RSUs are granted. The recipient of the award generally will recognize ordinary income in each year in which the units vest in an amount equal to the fair market value of the shares of Class A common stock received. Any gain or loss recognized on a subsequent disposition of the shares of Class A common stock generally will be short-term or long-term capital gain or loss, depending on the length of time the recipient holds the shares.
Other Awards. The grant of Restricted Stock Awards, Stock Bonus Awards and Performance Shares will generally not be a taxable event. Generally, the recipient will recognize ordinary income equal to the excess of the fair market value over the price paid, if any, in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture (unless, with respect to an award of restricted stock, the recipient elects to accelerate tax recognition as of the date of grant).
In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m), as applicable, and the relevant income tax regulations. Code Section 162(m) places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. We may from time to time pay compensation to our executives that may not be deductible if our compensation committee believes that doing so is in the best interests of our stockholders.
ERISA Information. The Restated 2017 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.
New Plan Benefits
Our named executive officers and members of our board of directors have an interest in this proposal by virtue of their being eligible to receive equity awards under the Restated 2017 Plan.
As discussed in further detail in the section titled “Executive Compensation—Compensation Discussion and Analysis—Non-Employee Director Equity Compensation Arrangements” of this Proxy Statement, under our current non-employee director compensation practices and subject to approval by our board of directors, each non-employee director will receive an annual equity award consisting of RSUs to be settled in shares of Class A common stock with an aggregate value of $200,000. Such award will be pro-rated as described in the section titled “Executive Compensation—Compensation Discussion and Analysis—Non-Employee Director Equity Compensation” of this Proxy Statement upon the non-employee director’s initial appointment if other than at an annual meeting of our stockholders. Any non-employee director initially appointed will also receive an initial equity award consisting of RSUs to be settled in shares of Class A common stock with an aggregate value of $380,000.
It is not possible to determine the benefits that will be received by participants in the Restated 2017 Plan, including our named executive officers and our non-employee directors, in the future because all grants are made in the discretion of our board of directors or our compensation committee. Neither our board of directors nor our compensation committee have approved any awards that are conditioned upon stockholder approval of the proposed amendments to the Restated 2017 Plan.
2022 PROXY STATEMENT | 43

2022 Proxy Statement
Historical Plan Benefits Table
From the inception of the 2017 Plan through March 15, 2022, our named executive officers, current executive officers as a group, current non-employee directors as a group, and employees (excluding executive officers and directors) as a group have been granted equity awards under the 2017 Plan, excluding shares underlying options or awards that were granted under the 2017 Plan, but expired unexercised or were canceled, as follows:
Name and Position	Number of Underlying Awards: Options	Number of Underlying Awards: RSUs/PSUs
Mark Anderson, Chief Executive Officer	300,000	1,679,965
Kevin Rubin, Chief Financial Officer	759,220	519,182
Paula Hansen, President and Chief Revenue Officer	125,817	653,394
Suresh Vittal, Chief Product Officer	74,553	704,490
Dean Darwin, Former Chief Revenue Officer	79,619	36,773
Scott Davidson, Former Chief Operating Officer	80,036	60,474
All current executive officers (5 persons)	1,504,610	3,768,054
All current non-employee directors (7 persons)	265,312	100,954
All current employees (excluding executive officers and directors)	1,811,436	8,138,086
Vote Required
The approval of this proposal requires the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the Annual Meeting that are voted “FOR” or “AGAINST” the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2017 EQUITY INCENTIVE PLAN
44 | 2022 PROXY STATEMENT

2022 Proxy Statement
Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 1, 2022, by:
•	each of our named executive officers;
•	each of our directors or director nominees;
•	all of our directors and executive officers as a group; and
•	each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A common stock or Class B common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares beneficially owned, subject to applicable community property laws.
Applicable percentage ownership is based on 60,094,543 shares of Class A common stock and 7,763,420 shares of Class B common stock outstanding as of March 1, 2022. Shares of our Class A common stock and Class B common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 1, 2022 or RSUs that may vest and settle within 60 days of March 1, 2022 are deemed to be outstanding and to be beneficially owned by the person holding the stock options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities listed in the table below is c/o Alteryx, Inc., 17200 Laguna Canyon Road, Irvine, California 92618.
	Shares Beneficially Owned				% of Total Voting Power(1)
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%
Named Executive Officers and Directors:
Mark Anderson (2)	174,721	*	—	—	*
Kevin Rubin (3)	96,818	*	4,863	*	*
Paula Hansen	—	—	—	—	—
Suresh Vittal (4)	72,198	*	—	—	*
Dean Darwin (5)	—	—	—	—	—
Scott Davidson (6)	70,489	*	—	—	*
Charles R. Cory (7)	3,361	*	105,156	1.34	*
Jeffrey L. Horing (8)	997,514	1.66	—	—	*
Anjali Joshi (9)	1,641	*	—	—	*
Timothy I. Maudlin (10)	35,142	*	36,451	*	*
CeCe Morken	—	—	—	—	—
Eileen M. Schloss	5,186	*	—	—	*
Dean A. Stoecker (11)	402,263	*	7,321,104	92.08	52.62
Daniel J. Warmenhoven	—	—	—	—	—
All executive officers and directors as a group (15 persons) (12)	1,920,687	3.16	7,467,574	93.95	54.05
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2022 Proxy Statement
	Shares Beneficially Owned				% of Total Voting Power(1)
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%
Other 5% Stockholders:
Capital World Investors (13)	7,311,447	12.17	—	—	5.31
The Vanguard Group (14)	5,507,899	9.17	—	—	4.00
Bares Capital Management, Inc. (15)	4,729,876	7.87	—	—	3.43
*	Less than 1%
(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share and holders of our Class A common stock are entitled to one vote per share.

(2)
Consists of (i) 24,721 shares of Class A common stock held by Mr. Anderson and (ii) 150,000 shares of Class A common stock subject to options held by Mr. Anderson that are exercisable within 60 days of March 1, 2022.

(3)
Consists of (i) 25,189 shares of Class A common stock held by Mr. Rubin, (ii) 71,629 shares of Class A common stock subject to options held by Mr. Rubin that are exercisable within 60 days of March 1, 2022, and (iii) 4,863 shares of Class B common stock subject to options held by Mr. Rubin that are exercisable within 60 days of March 1, 2022.

(4)
Consists of (i) 34,922 shares of Class A common stock held by Mr. Vittal and (ii) 37,276 shares of Class A common stock subject to options held by Mr. Vittal that are exercisable within 60 days of March 1, 2022.

(5)
Mr. Darwin served as our Chief Revenue Officer from January 1, 2021 through February 18, 2021, following which date he ceased serving in such role and terminated employment. No RSUs or options vested during Mr. Darwin’s service as Chief Revenue Officer and we do not have current holdings information with respect to Mr. Darwin.

(6)
Consists of (i) 10,462 shares of Class A common stock held by Mr. Davidson and (ii) 60,027 shares of Class A common stock subject to options held by Mr. Davidson that are exercisable within 60 days of March 1, 2022.

(7)
Consists of (i) 3,361 shares of Class A common stock held by Mr. Cory and (ii) 105,156 shares of Class B common stock subject to options held by Mr. Cory that are exercisable within 60 days of March 1, 2022.

(8)
Consists of (i) 911,829 shares of Class A common stock held by the Insight XII Funds (as defined below), (ii) with respect to Mr. Horing only, 13,139 shares of Class A common stock owned by JPH DE Trust Holdings LLC, (iii) with respect to Mr. Horing only, 45,928 shares of Class A common stock owned by JPH Fund VIII LLC, and (iv) with respect to Mr. Horing only, 26,618 shares of Class A common stock owned by JPH Private Investments LLC. Mr. Horing is a member of the board of managers of Insight Holdings Group, LLC, or Holdings. Holdings is the sole shareholder of Insight Associates XII, Ltd., or IA XII Ltd, which in turn is the general partner of Insight Associates XII, L.P., or IA XII, which in turn is the general partner of each of Insight Partners XII, L.P., or IP XII, Insight Partners (Cayman) XII, L.P., or IP Cayman, Insight Partners (Delaware) XII, L.P., or IP Delaware, Insight Partners XII (Co-Investors), L.P., or IP Coinvest, and Insight Partners XII (Co-Investors) (B), L.P., or IP Coinvest B. Holdings is also the sole shareholder of Insight Associates (EU) XII, SARL, or IA EU, which in turn is the general partner of Insight Partners (EU) XII, S.C.Sp., or IP EU, and together with IP XII, IP Cayman, IP Delaware, IP Coinvest and IP Coinvest B, collectively, the Insight XII Funds. Due to his position as a member of the board of managers of Holdings, Mr. Horing may be deemed to share voting and dispositive power over the 911,829 shares of Class A common stock held by the Insight XII Funds. Mr. Horing disclaims beneficial ownership of all such shares held of record by the Insight XII Funds, except to the extent his pecuniary interest therein. Mr. Horing controls each of JPH DE Trust Holdings LLC, JPH Fund VIII LLC and JPH Private Investments LLC. By reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, Mr. Horing may be deemed to be the beneficial owner of the securities owned by each of JPH DE Trust Holdings LLC, JPH Fund VIII LLC and JPH Private Investments LLC. The address for Holdings and Mr. Horing is c/o Insight Partners, 1114 Avenue of the Americas, 36th Floor, New York, NY 10036.

(9)	Consists of (i) 447 shares of Class A common stock held by Ms. Joshi and (ii) 1,194 shares of Class A common stock subject to RSUs held by Ms. Joshi that will vest within 60 days of March 1, 2022.
(10)
Consists of (i) 35,142 shares of Class A common stock held by Mr. Maudlin and (ii) 36,451 shares of Class B common stock subject to options held by Mr. Maudlin that are exercisable within 60 days of March 1, 2022.

(11)
Consists of (i) 69,281 shares of Class A common stock held by Mr. Stoecker, (ii) 423,451 shares of Class B common stock held by Mr. Stoecker, (iii) 25,000 shares of Class A common stock held of record by The Dean A. Stoecker Trust dated December 16, 2013, or the Trust, (iv) 4,698,655 shares of Class B common stock held of record by the Trust, (v) 999,049 shares of Class B common stock held of record by 4610, LLC, (vi) 1,012,449 shares of Class B common stock held of record by Lucy27, LLC, (vii) 10,599 shares of Class A common stock held by TRILY, LLC, (viii) 12,449 shares of Class A common stock held by TAILY, LLC, (ix) 284,934 shares of Class A common stock subject to options held by Mr. Stoecker that are exercisable within 60 days of March 1, 2022, and (x) 187,500 shares of Class B common stock subject to options held by Mr. Stoecker that are exercisable within 60 days of March 1, 2022. Mr. Stoecker is the trustee of the Trust and, therefore, may be deemed to hold sole voting and dispositive power over the shares held by the Trust. Mr. Stoecker also has sole voting and dispositive authority with respect to shares owned by each LLC described above.

(12)
Consists of (i) 1,279,548 shares of Class A common stock and 7,133,604 shares of Class B common stock, (ii) 639,945 shares of Class A common stock subject to options that are exercisable within 60 days of March 1, 2022, (iii) 1,194 shares of Class A common stock subject to RSUs that will vest within 60 days of March 1, 2022, and (iv) 333,970 shares of Class B common stock subject to options that are exercisable within 60 days of March 1, 2022.

(13)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 11, 2022 by Capital World Investors. Of the shares of Class A common stock beneficially owned, Capital World Investors reported that it had sole voting power with respect to 7,295,904 shares and sole dispositive power with respect to 7,311,447 shares. Capital World Investors is a division of Capital Research and Management Company as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K. and Capital Group Private Client Services, Inc., which collectively provide investment management services under the name Capital World Investors. Capital World Investors is deemed to be the beneficial owner of 7,311,447 shares of Class A common stock. The address for these entities is c/o Capital World Investors, 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

(14)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 9, 2022 by The Vanguard Group. Of the shares of Class A common stock beneficially owned, The Vanguard Group reported that it had shared voting power with respect to 35,006 shares, sole dispositive power with respect to 5,419,877 shares and shared dispositive power with respect to 88,022 shares. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(15)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2022 by Bares Capital Management, Inc., or Bares Capital, and Brian Bares. Of the shares of Class A common stock beneficially owned, Bares Capital reported that it had shared voting power with respect to 4,729,876 shares and shared dispositive power with respect to 4,729,876 shares, and Brian Bares reported that he had shared voting power with respect to 4,729,876 shares, and shared dispositive power with respect to 4,729,876 shares. The address for this entity and individual is Bares Capital Management, Inc., 12600 Hill Country Blvd., Suite R-230, Austin, TX 78738.

46 | 2022 PROXY STATEMENT

2022 Proxy Statement
Executive Officers and Key Employees
The names of our executive officers and key employees, their ages as of April 12, 2022 and their positions are shown below.
Name	Age	Position
Executive Officers:
Mark Anderson	59	Chief Executive Officer
Kevin Rubin	47	Chief Financial Officer
Paula Hansen	50	President and Chief Revenue Officer
Christopher M. Lal	49	Chief Legal Officer and Corporate Secretary
Suresh Vittal	50	Chief Product Officer
Key Employees:
Dean A. Stoecker	65	Executive Chairman
Olivia Duane Adams	59	Chief Advocacy Officer
Our board of directors chooses executive officers, who then serve at the discretion of our board of directors. There is no family relationship between any of the directors or executive officers and any of our other directors or executive officers.
For information regarding Mr. Anderson, please refer to “Proposal No. 1—Election of Directors.”

Kevin Rubin has served as our Chief Financial Officer since April 2016. Prior to joining us, Mr. Rubin served as Chief Financial Officer of MSC Software Corporation, an enterprise simulation software company, from July 2011 to April 2016. Mr. Rubin has also served as Chief Financial Officer for Pictage, Inc., DataDirect Networks, Inc. and MRV Communications, Inc. Mr. Rubin holds a B.A. in business economics with an emphasis in accounting from the University of California, Santa Barbara.

Paula Hansen has served as our President since February 2022 and as our Chief Revenue Officer since May 2021. Prior to joining us, Ms. Hansen served as the Chief Revenue Officer of SAP Customer Experience, SAP SE’s portfolio of customer relationship management software solutions, from February 2019 to May 2021. Prior to SAP Customer Experience, Ms. Hansen served in various sales roles at Cisco Systems, Inc., a technology company, from April 2000 to February 2019, including most recently as Vice President Sales, Global Enterprise Segment. Ms. Hansen served on the board of directors for Qualtrics, an experience management software provider, from December 2020 to May 2021. Ms. Hansen holds a B.S. in electrical engineering from the Virginia Polytechnic Institute and State University.

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2022 Proxy Statement

Christopher M. Lal has served as our Chief Legal Officer since April 2019 and prior to that he served as our Senior Vice President and General Counsel since August 2016. Mr. Lal has also served as our Corporate Secretary since August 2016. Prior to joining us, Mr. Lal served as Vice President, General Counsel and Corporate Secretary for Tilly’s Inc., a publicly traded retail and ecommerce company, from October 2012 to July 2016. Prior to that, Mr. Lal served as General Counsel for several companies, including Thompson National Properties, LLC, a real estate investment firm, and Sunstone Hotel Investors, Inc., a publicly traded real estate investment trust. He began his career as a corporate and securities attorney at O’Melveny & Myers LLP. Mr. Lal holds a B.A. from the University of California, Santa Barbara and a J.D. from the University of Southern California.

Suresh Vittal has served as our Chief Product Officer since February 2021. Prior to joining us, Mr. Vittal served in various roles at Adobe Inc., a software company, from September 2013 to February 2021, including most recently as Senior Vice President, Platform and Products. Prior to that, he served as Chief Product Officer at Neolane, Inc., a marketing technology provider, from October 2012 to September 2013. Prior to Neolane, Mr. Vittal served as Vice President and Practice Leader at Forrester Research, Inc., a market research company, from June 2005 to October 2012. Mr. Vittal has an M.B.A. from Greenwich College, the University of Hull and an M.S. in computer information systems from Bentley College.

Key Employees
For information regarding Mr. Stoecker, please refer to “Proposal No. 1—Election of Directors.”

Olivia Duane Adams co-founded our company and has served as our Chief Advocacy Officer since December 2020. Previously, Ms. Adams served as our Chief Customer Officer from August 2011 until December 2020 and as the Executive Vice President, Marketing from our inception in March 1997 to August 2011. Prior to joining us, Ms. Adams served as a Sales Representative and an Account Manager for Strategic Mapping Inc. from March 1993 to June 1996. Ms. Adams also served as an Account Manager for Donnelley Marketing Information Services, a division of Dun & Bradstreet, Inc. Ms. Adams holds a B.S. in business administration and marketing from Castleton University.

48 | 2022 PROXY STATEMENT

2022 Proxy Statement
Executive Compensation
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis describes the philosophy, objectives and structure of our compensation program for our principal executive officer, our principal financial officer and our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) during 2021. Mr. Davidson, whose service as our Chief Operating Officer terminated on March 16, 2022, was one of our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) as of December 31, 2021. Also included is Mr. Darwin, our former Chief Revenue Officer, for whom disclosure would have been provided in this Compensation Discussion and Analysis but for the fact that he was not serving as an executive officer at the end of 2021. These individuals are referred to as our named executive officers. During 2021, these individuals were:
Name	Position
Mark Anderson	Chief Executive Officer
Kevin Rubin	Chief Financial Officer
Paula Hansen	President and Chief Revenue Officer (1)
Suresh Vittal	Chief Product Officer (2)
Dean Darwin	Former Chief Revenue Officer (3)
Scott Davidson	Former Chief Operating Officer (4)
(1)	Ms. Hansen was appointed our Chief Revenue Officer effective as of May 17, 2021 and became our President and Chief Revenue Officer effective as of February 1, 2022.
(2)	Mr. Vittal was appointed our Chief Product Officer effective as of February 22, 2021.
(3)	Mr. Darwin served as our Chief Revenue Officer from January 1, 2021 through February 18, 2021, following which date he ceased serving in such role and terminated employment with us.
(4)	Mr. Davidson served as our Chief Operating Officer through March 16, 2022, following which date he ceased serving in such role and terminated employment with us.
Executive Summary
We are a leader in Analytic Process Automation, or APA. The Alteryx APA software platform unifies analytics, data science and business process automation in one self-service platform to accelerate digital transformation, deliver high-impact business outcomes, accelerate the democratization of data and rapidly upskill modern workforces. Our platform has been adopted by organizations across a wide variety of industries and sizes. As of December 31, 2021, we had approximately 7,900 customers in more than 90 countries, including over 860 of the Global 2000 companies, and we had 1,993 full-time employees. Of these employees, 1,480 (74%) were located in the U.S. and Canada, 383 (19%) in Europe, Middle East, and Africa, and 130 (7%) in Asia-Pacific and Japan. Of our employees, 49% support our sales and marketing function, followed by 25% in the research and development function, 18% in general and administrative, and 8% supporting cost of revenue.
We are proud of the work we have done in 2021 to accelerate our customers’ digital transformation efforts and to round out our own year of transformation. In 2021, while delivering our core tools and our latest product innovations, including limited availability releases of Alteryx Designer Cloud and Alteryx Machine Learning, we also delivered financially, with significant growth in annual recurring revenue. We believe this growth, together with the transitions in our management team as further described below, positions us favorably in 2022 and beyond.
We believe digital transformation cannot be successful without harnessing control of available data, and hundreds of thousands of users across our 7,900 customers leverage the simplicity and power of our software to facilitate and accelerate their transformation initiatives and deliver significant business value with the power of analytics and automation. With a focus on our next phase of accelerated growth and product innovation, we continued our transformation in 2021 with the addition of Mr. Vittal as our new Chief Product Officer and Ms. Hansen as our new Chief Revenue Officer. In 2022, we intend to continue our go-to-market evolution to focus on the highest potential companies, emphasize customer success and post-sales support and collaborate with strategic partners. To capitalize on our potential market opportunity, we have made stage-appropriate
2022 PROXY STATEMENT | 49

2022 Proxy Statement
changes throughout the organization and expect to continue to add strong talent throughout 2022. Under Mr. Vittal’s leadership, we also expect 2022 to be a year of investment in product innovation as we begin integrating the cloud technology recently acquired through our acquisition of Trifacta Inc. to accelerate and enhance our cloud journey.
Business Highlights

For the fiscal year ended December 31, 2021, additional business highlights include the following:
•	Revenue: Total GAAP revenue of $536.1 million, which represents an 8% increase on a year-over-year basis compared to revenue of $495.3 million for 2020.
•	Gross Profit: GAAP gross profit for 2021 of $480.4 million, or a GAAP gross margin of 90%.
•	Dollar-based Net Expansion Rate: Achieved a dollar-based net expansion rate (based on annual contract value) at or above 119% in each quarter of 2021.
•	Annual Recurring Revenue: Annual recurring revenue of $638.0 million, which represents a 30% increase on a year-over-year basis compared to annual recurring revenue of $492.6 million for 2021.
•
New Executive Officers: Appointed Suresh Vittal as our Chief Product Officer with significant product strategy and management experience and Paula Hansen as our Chief Revenue Officer with significant sales leadership experience.

•	New Directors: Appointed three new members to our board of directors, Anjali Joshi in March 2021 and CeCe Morken and Daniel J. Warmenhoven in November 2021.
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2022 Proxy Statement
•	Product Innovation: Introduced limited availability offerings of Alteryx Machine Learning and Alteryx Designer Cloud, the latest innovations that extend the functionality of the Alteryx APA platform.
•
Two Acquisitions and Introduced Alteryx Ventures: Acquired Hyper Anna Pty. Ltd. and Lore IO, Inc. to augment our development team and bring new technologies to enhance the functionality of our platform, and introduced Alteryx Ventures for strategic investments in companies innovating in analytics, data science and analytical applications.

•
Community Engagement: Successfully launched the SparkEd program, part of our social responsibility initiatives, which provides educators, students and career changers with free software licenses, teaching tools and learning resources.

•
Multiple Accolades: Earned multiple customer-driven accolades, including Customers’ Choice for the 2021 Gartner Peer Insights for Data Science and Machine Learning Platforms (1) and named one of the ten most innovative companies in data science by Fast Company.

(1) Gartner Peer Insights, “Voice of the Customer: Data Science and Machine Learning Platforms”, 2021. Gartner Disclaimer: Gartner Peer Insights Customers’ Choice constitute the subjective opinions of individual end-user reviews, ratings, and data applied against a documented methodology; they neither represent the views of, nor constitute an endorsement by, Gartner or its affiliates.

Executive Compensation Actions
•
Performance-based Equity: Introduced performance-based restricted stock units, or the 2021 PSUs, with performance metrics tied to our ARR, as a component of our executive equity program and to further align company performance with employee and stockholder interests. As of December 31, 2021, the 2021 PSUs were unearned, but remain eligible to be earned through December 31, 2022. See “—Elements of Compensation—Equity Awards” for additional detail.

•	Annual Cash Incentives: Established a bonus plan for 2021 with an ARR performance target. See “—Elements of Compensation—2021 Bonus Plan Pool Funding and Targets” for additional detail.
•	Executive Appointments:

On February 22, 2021, we appointed Suresh Vittal as our Chief Product Officer. Mr. Vittal brings significant product strategy and management experience to the role. As discussed in further detail below, to incentivize Mr. Vittal to take this position and align his interests with our stockholders’ interests, we provided a compensation package consisting of base salary, a target cash bonus and a mix of RSUs and stock options. The RSUs and stock options vest in part based upon both Mr. Vittal’s achievement of certain individual performance metrics as well as his continued employment. See “—Elements of Compensation—Executive Officer New Hire Equity Awards” for additional detail.

On May 17, 2021, we appointed Paula Hansen as our Chief Revenue Officer. Ms. Hansen brings significant sales leadership experience to the role. As discussed in further detail below, to incentivize Ms. Hansen to take this position and align her interests with our stockholders’ interests, we provided a compensation package consisting of base salary, a signing bonus, a guaranteed cash bonus for the first year of her employment and a mix of RSUs and stock options. See “—Elements of Compensation—Equity Awards” for additional detail. On February 1, 2022, Ms. Hansen was also appointed our President.

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2022 Proxy Statement
Highlights of Our Executive Compensation Practices
The compensation committee has structured our executive compensation program to ensure that our named executive officers are compensated in a manner consistent with stockholder interests, competitive pay practices and applicable requirements of regulatory bodies. The following are important features of the design and operation of our executive compensation program:
Components of Pay. The components of our 2021 executive compensation program consist primarily of elements that are generally available to our employees, including base salary, annual variable cash compensation, equity awards and broad-based benefits.
Element	Performance Period	Objective	Performance Measured / Rewarded for 2021
Base Salary	Annual	Recognizes an individual’s role and responsibilities and serves as an important retention vehicle and provides a stable level of fixed compensation	•	Reviewed annually and set based on market competitiveness, individual performance and internal equity considerations
Annual Bonus	Annual	Rewards achievement of annual financial objectives subject to meeting individual performance expectations	•	Annual Recurring Revenue
			•	Meeting individual performance expectations
RSUs	Long-Term	Aligns the interests of executives and stockholders and serves as an important retention vehicle	•	Prior to June 2021, annual grants generally vested 1∕3rd on each of the first three anniversaries of the vesting commencement date
•
After June 2021, (i) new hire grants generally vest 1∕3rd on the first anniversary of the vesting commencement date and 1/12th quarterly thereafter and (ii) annual grants generally vest quarterly over three years beginning on the first quarterly anniversary of the vesting commencement date

PSUs	Long-Term	Aligns the interests of executives and stockholders, serves as an important retention vehicle and drives significant company performance with particular focus on revenue growth	•	The 2021 PSU grants may vest only upon the achievement of defined performance criteria related to our ARR during fiscal years 2021 and 2022
Stock Options	Long-Term	Supports the achievement of strong share price growth for certain named executive officers	•	Annual grants generally vest 1∕3rd on the first anniversary of the vesting commencement date and 1∕36th monthly thereafter
			•	Granted in limited circumstances in 2021 in connection with hiring certain named executive officers
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2022 Proxy Statement
Target Pay Mix. To help retain and motivate our named executive officers, our compensation committee aims to offer compensation competitive to our peers and industry through a mix of cash (base salaries and annual performance-based cash bonuses) and long-term incentives (equity awards).
The compensation committee does not have a formal policy for allocating total compensation among the various components. Instead, the compensation committee uses its judgment, in consultation with Aon, to establish an appropriate balance of short-term and long-term compensation for each named executive officer. The balance may change from year to year based on corporate strategy and objectives, among other considerations. For 2021, our named executive officers had the following target pay mix:

(1)
The long-term equity grant amounts reported reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by Mr. Anderson or our other named executive officers from the awards.

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Governance of Our Pay Program. The compensation committee regularly reviews best practices in executive compensation and uses the following guidelines to design our compensation programs:
What We Do	✔	Stock Ownership Policy that applies to our executive officers and our board of directors
	✔	Compensation Recoupment and Forfeiture Policy
	✔	Pay-for-performance philosophy and culture
	✔	Majority of pay is performance-based or variable and not guaranteed
	✔	Responsible use of shares under our long-term incentive program
	✔	Engage an independent compensation consultant
	✔	Annually conduct a Say-on-Pay vote
	✔	Independent and experienced compensation committee
	✔	Assess risks of our compensation program
What We Don’t Do	✘	No hedging of our stock
	✘	No pledging of our stock
	✘	No excise tax gross-ups
	✘	No discounted stock option awards
	✘	No supplemental executive retirement plans
	✘	No excessive perquisites
	✘	No employee single trigger accelerated vesting upon a change in control
	✘	No fixed term or evergreen offer letters
Say-on-Pay Vote Results & Stockholder Engagement
At our annual meeting of stockholders in May 2021, we conducted a non-binding stockholder advisory vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the fiscal 2020 compensation of our named executive officers with approximately 77% of the votes cast in favor of our Say-on-Pay proposal. In prior years, we received stronger support from our stockholders regarding our executive compensation program, averaging 97.6% of the votes cast in favor of our Say-on-Pay proposal since our first Say-on-Pay proposal was presented. Our compensation committee believes the decreased support in 2021 occurred primarily as a result of the compensation package provided to certain of our executive officers, including Mr. Anderson to incentivize him to assume the role as our Chief Executive Officer in October 2020, and the absence of performance-based vesting conditions in our long-term equity program. In addition, members of management engaged in a conversation with one of our largest stockholders regarding our compensation program and certain corporate governance matters. The feedback received from this stockholder was shared with members of our board of directors. Consequently, as a result of market trends and consistent with investor feedback, our compensation committee introduced performance-based restricted stock units to our executive compensation program.
The 2021 PSUs are based on an ARR measurement intended to closely align our executives’ compensation with the interests of our stockholders, as further described below. Our compensation committee determined that a mix of time-based and performance-based equity awards best aligned with the interests of our stockholders by creating an appropriate balance between our goals of business execution and the retention of our named executive officers, who are critical to the success of our long-term growth strategy. We have continued to grant a mix of RSUs and performance-based RSUs, or PSUs, to our executive officers in 2022, and, as discussed under the section below titled “—Elements of Compensation—Fiscal 2022 Performance-based Equity Awards”, we granted stock price-based PSUs to certain executives to motivate exceptional performance and growth and directly drive stockholder value. We will also continue to review our executive compensation program against external market and governance trends and the compensation committee and the board of directors will continue to consider the outcome of future advisory votes, including the vote which will take place at the Annual Meeting, when making compensation decisions for the named executive officers.
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Our Executive Compensation Philosophy and Objectives
The overall objective of our compensation program is to support business objectives by attracting, retaining and engaging the highest caliber employees, including executive officers. The goals of the compensation committee with respect to executive compensation are to:
•	attract, retain, motivate and reward talented executives;
•	tie annual compensation incentives to the achievement of specified performance objectives; and
•	achieve long-term value creation for our stockholders by aligning the interests of these executives with those of our stockholders.
To achieve these goals, we endeavor to maintain compensation plans that tie a substantial portion of executives’ overall compensation to key strategic, operational and financial goals that support our business strategy and align the interests of our executives with those of our stockholders. We believe our executive compensation program as developed and implemented, and as presented in this Proxy Statement, achieves these objectives.
Process for Setting Executive Compensation
Role of the Compensation Committee
The compensation committee acts on behalf of the board of directors to oversee the compensation policies and practices applicable to all our employees, including the administration of our equity plans. Our compensation committee annually assesses the performance of our Chief Executive Officer and other executives, and, based in part on the recommendations from our Chief Executive Officer with respect to executives other than himself, approves the compensation of these executives. Our compensation committee also annually reviews the performance of and expected contributions from our Executive Chairman and reviews and recommends to our board of directors the compensation for our Executive Chairman. Our compensation committee retains, and does not delegate, any of its responsibility to determine executive compensation.
Role of Independent Compensation Consultant
In 2021, the compensation committee continued to retain the services of Aon as its independent compensation consultant due to Aon’s extensive analytical and compensation expertise in the software and services industry. In this capacity, Aon has advised the compensation committee on compensation matters related to the executive and director compensation programs. In 2021, Aon assisted the compensation committee with, among other things:
•	executive and non-employee director market pay analysis;
•	reviewing and suggesting changes to the compensation peer group;
•	development and refinement, including through the provision and use of relevant survey data, of executive and employee pay programs and governance practices; and
•	reviewing this Compensation Discussion and Analysis and other proxy statement disclosures.
The compensation committee has the sole authority to engage and terminate Aon’s services, as well as to approve its compensation. Aon makes recommendations to the compensation committee but has no authority to make compensation decisions on behalf of the compensation committee or the company. Aon reported to the compensation committee and had direct access to the chairperson and the other members of the compensation committee. Beyond data and advice related to director and executive compensation matters and employee equity plan design, Aon did not provide other services to us in 2021.
The compensation committee conducted a specific review of its relationship with Aon in 2021 and determined that Aon’s work for the compensation committee did not raise any conflicts of interest. Aon’s work has conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the SEC and the New York Stock Exchange.
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Role of Management
To aid the compensation committee in its responsibilities, the Chief Executive Officer provides the compensation committee with recommendations relating to the performance and achievements, including support of our corporate values, of each of the named executive officers (other than himself and the Executive Chairman). The compensation committee gives considerable weight to the Chief Executive Officer’s performance evaluations of the other named executive officers because he has direct knowledge of the criticality of their work, performance and contributions. The compensation committee does not consult with any other executive officers about its decisions. The Chief Executive Officer does not participate in the compensation committee’s deliberations or decisions regarding his own compensation.
Use of Market Data and Peer Group Analysis
When considering executive compensation decisions, the compensation committee believes it is important to be informed as to current compensation practices of comparable publicly held companies in the software and services industry, especially to understand the demand and competitiveness for attracting and retaining an individual with each named executive officer’s specific expertise and experience.
In 2021, as in prior years, the compensation committee believed referencing market data provided by Aon, along with other factors, was important when setting total compensation for our named executive officers because competition for executive management is intense in our industry and the retention of our talented leadership team is critical to our success. However, while referencing the peer group compensation levels is helpful in determining market-competitive compensation for our named executive officers, the compensation committee does not directly tie any pay elements to particular benchmarks within the peer group; rather, peer data is used as a market-check analysis and is just one factor considered in the annual compensation approval process. Other important considerations include employee knowledge, skills and experience; individual performance; scope of responsibilities; and any retention concerns.
2021 Peer Group
In August 2020, the compensation committee, with the assistance of Aon, considered several factors in determining the composition of our peer group for purposes of evaluating the 2021 compensation of our named executive officers, including:
•	Industry: U.S.-based enterprise software companies with an emphasis on software-as-a-service (SaaS) and cloud solutions that have recently gone public;
•	Revenue: Between $200 million and $1.1 billion;
•	Market capitalization: Generally, between $4 billion and $33 billion; and
•	Growth companies: An emphasis on companies with strong year-over-year revenue growth.
Using these criteria, the following 19 companies were identified by the compensation committee and Aon as the defined peer group for 2021 executive compensation decisions:
Anaplan	Five9	Paycom Software	Slack Technologies
AppFolio	HubSpot	Paylocity Holding	The Trade Desk
BlackLine	MongoDB	Q2 Holdings	Zendesk
Cloudera	New Relic	Qualys	Zscaler
Coupa Software	Okta	RingCentral
Our compensation committee removed Guidewire Software and Rapid7 from our 2021 compensation peer group as each did not meet one or more of the criteria discussed above and was no longer considered to be a meaningful comparison point. Our compensation committee then added Slack Technologies and Zscaler to our 2021 compensation peer group based on the criteria set forth above.
2022 Peer Group Changes
In August 2021, the compensation committee and Aon reviewed the peer group to ensure that it continued to reflect the appropriate peer selection criteria. The compensation committee, with the assistance of Aon, determined to increase the revenue parameters to range between $250 million and $1.3 billion and the market capitalization parameters to range between $2 billion and $18 billion based on changes to our financial profile.
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Changes to the peer group were determined based on merger and acquisition activities, the updated revenue and market capitalization parameters and an enhanced focus on enterprise software companies, with all other criteria remaining unchanged. Changes to the 2022 peer group that was used for reference while making 2022 executive officer compensation decisions were as follows:
•	Removed: Okta, Slack Technologies and The Trade Desk
•	Added: Avalara, Elastic, Rapid7 and Workiva
Compensation Risk Oversight
Our compensation committee has responsibility for establishing our compensation philosophy and objectives, determining the structure, components and other elements of our programs, and reviewing and approving the compensation of our named executive officers. We do not believe that our executive compensation program creates risks that are reasonably likely to have a material adverse effect on us.
Elements of Compensation
Base Salaries
Base salaries serve to provide fixed cash compensation to our executive officers for performing their ongoing responsibilities. Base salaries for our executive officers are approved upon joining the company by the compensation committee, and then reviewed and adjusted, as appropriate, by the compensation committee on an annual basis, in consultation with Aon.
Such annual adjustments are based on factors that may include:
•	each executive officer’s position and specific responsibilities;
•	individual performance;
•	level of experience;
•	achievement of corporate and strategic goals; and
•	a review of competitive salary and total compensation market data for comparable positions at peer companies.
The compensation committee does not apply any specific formulas to determine increases in base salaries for our executive officers, but instead makes an annual evaluation of the factors listed above. Increases in base salary typically take effect as of January 1st of each calendar year.
We reviewed our named executive officers’ base salaries based on the considerations outlined above. Based on this review, the compensation committee increased our named executive officers’ base salaries in 2021 as follows:
Executive	2020	2021	% Increase
Mark Anderson (1)	$600,000	$600,000	—
Kevin Rubin	$387,300	$412,300	6.5%
Paula Hansen (2)	—	$500,000	—
Suresh Vittal (3)	—	$460,000	—
Dean Darwin (2)	—	$450,000	—
Scott Davidson (4)	$435,000	$435,000	—
(1)
Mr. Anderson’s base salary was established in connection with his appointment as our Chief Executive Officer effective October 5, 2020. Per the terms of his offer letter, Mr. Anderson’s base salary remained at $600,000 for 2021.

(2)
Ms. Hansen was appointed Chief Revenue Officer effective May 17, 2021. Prior to Ms. Hansen’s service as our Chief Revenue Officer, Mr. Darwin served as our Chief Revenue Officer from January 1, 2021 through February 18, 2021, following which date he ceased serving in such role and terminated employment.

(3)	Mr. Vittal was appointed our Chief Product Officer effective as of February 22, 2021.
(4)	Mr. Davidson served as our Chief Operating Officer until March 16, 2022, following which date he ceased serving in such role and terminated employment.
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Annual Performance-Based Cash Incentives
Historically, we have provided our executives with short-term, performance-based annual incentives through our annual cash incentive program. We believe that annual incentives:
•	align the interests of our company, executives and investors;
•	enable us to achieve and exceed financial goals;
•	attract and retain the top talent in the industry; and
•	recognize and reward individuals for contributing to our company’s success.
2021 Bonus Plan Incentive Opportunities
Each of our executive officers participates in our annual bonus plan. Executive officers that participate in this plan have an established annual incentive target, which is equal to a percentage of their base salary. The actual earned annual incentive bonus, if any, is calculated based on the bonus pool funding, company performance and any adjustments for individual performance.
For 2021, our named executive officers had the following annual cash incentive opportunities under our annual bonus plan, or the 2021 Bonus Plan, which were unchanged from the prior year for Messrs. Anderson, Davidson and Rubin:
Executive	Target Annual Incentive (as % of base salary)
Mark Anderson	100%
Kevin Rubin	70%
Paula Hansen (1)	100%
Suresh Vittal (2)	75%
Dean Darwin (3)	100%
Scott Davidson	85%
(1)
During 2021, for Ms. Hansen’s first year of employment, Ms. Hansen was guaranteed a bonus payment of an amount equal to 100% of her target bonus. The compensation committee believed it was both reasonable and necessary to provide this guarantee to induce Ms. Hansen to commence employment with us in a particularly competitive talent market.

(2)	Mr. Vittal’s target bonus percentage was set forth in his offer letter, dated January 21, 2021, and did not change in 2021.
(3)
Mr. Darwin served as our Chief Revenue Officer from January 1, 2021 through February 18, 2021, following which date he ceased serving in such role and terminated employment. During 2021, for Mr. Darwin’s first year of employment, Mr. Darwin was guaranteed a bonus payment of an amount equal to 50% of his target bonus, subject to his continued employment on the date bonus payments under the 2021 Bonus Plan were made to all eligible employees. The compensation committee believed it was both reasonable and necessary to provide this guarantee to induce Mr. Darwin to commence employment with us in a particularly competitive talent market. Because Mr. Darwin’s employment terminated prior to the date on which bonuses were paid, Mr. Darwin did not receive a bonus for 2021.

2021 Bonus Plan Pool Funding and Targets
In February 2021, our compensation committee established the 2021 Bonus Plan with an ARR performance target of $675.0 million. If the company achieved less than 80% of the ARR performance target, the bonus pool would not be funded. At 100% achievement of the ARR performance target, the bonus pool would be funded at 100% of target funding. At 110% achievement of the ARR performance target, the bonus pool would be funded at 150% of target funding and at 115% or greater achievement, the bonus pool would be funded at 200% of target funding. If ARR was above or below the target achievement thresholds, the bonus pool funding amount would be interpolated between pool funding amounts.
2021 Bonus Plan
Target Achievement	Pool Funding
< 80%	0%
100%	100%
110%	150%
≥ 115%	200%
Our 2021 Bonus Plan uses an ARR performance metric because it aligns with the way the investment community evaluates our performance and because our compensation committee determined that the most
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important factor in increasing stockholder value in 2021 was ARR growth. We report quarterly on, and provide guidance with respect to, ARR, which is a business performance metric that we measure along with revenue. We calculate ARR as the annualized recurring value of all active subscription contracts at the end of a reporting period and exclude the value of non-recurring revenue, such as professional services. ARR is a metric that is used by investors to assess the health and trajectory of our software subscription business. ARR is also a primary metric we use, together with revenue, for evaluating our financial performance. Our compensation committee established the performance target based on a corresponding amount in our annual operating plan.
2021 Earned Cash Bonuses
Based on the bonus pool funding that results from the level of achievement of our ARR goal, an individual may receive between 0% and 200% of their target award. Bonuses are also subject to further adjustment based on the achievement of individual performance expectations and goals.
For 2021, the ARR performance target was achieved at 95%, resulting in the bonus pool funding at 95%. The bonus payout amounts reflect both company financial performance and individual achievement. The compensation committee certified the annual bonus amounts set forth in the table below for each named executive officer in 2021:
		Opportunity		Actual
Executive	2021 Base Salary	Target Bonus Percentage (as % of base salary)	Target Bonus	2021 Earned Award	As a % of Target
Mark Anderson	$600,000	100%	$600,000	$570,000	95%
Kevin Rubin	$412,300	70%	$288,610	$274,180	95%
Paula Hansen (1)	$500,000	100%	$500,000	$500,000	100%
Suresh Vittal (2)	$460,000	75%	$345,000	$281,057	95%
Dean Darwin (3)	$450,000	100%	$450,000	—	—
Scott Davidson	$435,000	85%	$369,750	$351,263	95%
(1)
During 2021, for Ms. Hansen’s first year of employment, Ms. Hansen was guaranteed a bonus payment of $500,000, which is equal to 100% of her target bonus. The compensation committee believed it was both reasonable and necessary to provide this guarantee to induce Ms. Hansen to commence employment with us in a particularly competitive talent market.

(2)	Mr. Vittal’s bonus payment was prorated for the number of days he was employed as Chief Product Officer in 2021.
(3)
During 2021, for Mr. Darwin’s first year of employment, Mr. Darwin was guaranteed a bonus payment of an amount equal to 50% of his target bonus, subject to his continued employment on the date bonus payments under the 2021 Bonus Plan were made to all eligible employees. The compensation committee believed it was both reasonable and necessary to provide this guarantee to induce Mr. Darwin to commence employment with us in a particularly competitive talent market. Because Mr. Darwin’s employment terminated prior to the date on which bonuses were paid, Mr. Darwin did not receive a bonus for 2021.

New Executive Officer Signing Bonuses
As an inducement for Mr. Darwin to commence employment with us in January 2021, the compensation committee determined it was both reasonable and necessary to provide him with a one-time signing bonus in the amount of $250,000, subject to repayment in the event Mr. Darwin resigned before the one-year anniversary of his employment start date. In connection with Mr. Darwin’s resignation, the company waived Mr. Darwin’s repayment of this signing bonus.
As an inducement for Ms. Hansen to commence employment with us in May 2021, the compensation committee determined it was both reasonable and necessary to provide her with a one-time signing bonus in the amount of $350,000, subject to repayment in the event Ms. Hansen resigns before the one-year anniversary of her employment start date.
Equity Awards
A significant portion of executive pay is delivered as long-term incentives (equity awards), which are designed to align executive officers’ interests with stockholder interests, promote retention through the reward of long-term company performance and encourage ownership in our company.
We have historically used equity awards in the form of time-based stock options and RSUs. During 2021, our compensation committee granted certain newly hired executive officers a combination of stock options and RSUs, but has generally transitioned to primarily using RSUs. The compensation committee believes that stock
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options encourage the achievement of strong share price growth and are performance-based in nature because they only have value if the share price increases, while RSUs serve as an important retention vehicle and align the interests of management and stockholders while being less dilutive than stock options.
During 2021, in response to, among other things, market trends, our compensation committee’s assessment of our overall compensation program in light of our 2021 Say-on-Pay results and investor feedback, the compensation committee introduced the 2021 PSUs as a meaningful component of equity award allocations for certain of our executive officers. The 2021 PSUs may be earned and vest upon the achievement of two ARR-based goals during the period from January 1, 2021 through December 31, 2022, or the 2021 PSU Performance Period. Our compensation committee considered a variety of factors, including our continued growth, our dynamic, highly competitive and fast-moving industry and the difficulty of predicting future performance in such an environment, and concluded that ARR enabled the company to incentivize high-caliber executives to focus on and achieve performance objectives directly connected to our growth plan and, as a result, aligns their success with the interests of our stockholders. Fifty percent of the total number of 2021 PSUs, rounded down to the nearest whole share, will be achieved and vest if our ARR equals or exceeds $650 million during the 2021 PSU Performance Period and 50% of the total number of 2021 PSUs, rounded down to the nearest whole share, will be achieved and vest if our ARR equals or exceeds $700 million during the 2021 PSU Performance Period. ARR achievement is measured as of the end of each quarter following the approval of the financial statements for each quarter or year period during the 2021 PSU Performance Period. As of December 31, 2021, neither performance goal had been achieved, but both remain eligible for achievement through the end of 2022. Our compensation committee determined to use ARR as the key performance metric of these 2021 PSUs as well as our 2021 Bonus Plan because our compensation committee determined that the most important factor in increasing stockholder value in 2021 was ARR growth.
Our general policy is to grant equity awards on fixed dates determined in advance, although under our policy there are occasions when grants are made on other dates, such as for new hires, mid-year promotions and other periodic recognition or special incentive events and in connection with acquisitions. All required approvals are obtained in advance of or on the actual grant date. Annual equity grants to our continuing executive officers are typically approved during our company-wide performance review period. The timing of annual equity award grants to our continuing executive officers is not coordinated in a manner that intentionally benefits our executive officers.
The compensation committee determines the size of equity grants according to each executive officer’s position. To do so, the compensation committee generally references the market data of our peer group companies as provided by Aon. The compensation committee also takes into consideration each named executive officer’s recent performance history, his or her potential for future responsibility and criticality of his or her work to the long-term success of our company. The compensation committee has the discretion to give relative weight to each of these factors as it sets the size of the equity grant to appropriately create an opportunity for reward based on increasing stockholder value.
Our named executive officers received RSUs and certain of our named executive officers also received stock options in 2021. The following equity grants were awarded in 2021:
Executive	Stock Options (#)(1)	RSUs (#)(2)	PSUs (#)(3)
Mark Anderson	—	63,451	102,641
Kevin Rubin	—	36,257	12,316
Paula Hansen	125,817	64,930	19,159
Suresh Vittal	74,553(4)	116,026(5)	19,159
Dean Darwin	79,619	36,773	—
Scott Davidson	—	18,128	10,948
(1)
The stock options vest as to one-third of the options on the first anniversary of the vesting commencement date with 1/36th of the options vesting monthly thereafter, subject to the individual’s continued service to us through the applicable vesting date, except for Mr. Vittal’s New Hire Option (as defined below), the vesting schedule for which is described below.

(2)
The RSUs vest as to one-third of the shares subject to the RSUs on each of the first three anniversaries of the vesting commencement date, subject to the individual’s continued service to us through the applicable vesting date, except for Mr. Vittal’s New Hire RSU (as defined below), the vesting schedule for which is described below.

(3)	The PSUs indicated in the above table remain within their performance period, which ends on December 31, 2022. As of December 31, 2021, the performance criteria were not met.
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(4)
Fifty percent of Mr. Vittal’s New Hire Option (equal to 37,276 shares of Class A common stock) was subject to performance-based vesting criteria, and the remaining fifty percent of Mr. Vittal’s New Hire Option (equal to 37,277 shares of Class A common stock) is subject to time-based vesting. See “—Elements of Compensation—Executive Officer New Hire Equity Awards” for additional detail.

(5)
Fifty percent of Mr. Vittal’s New Hire RSU (equal to 58,013 shares of Class A common stock) was subject to performance-based vesting criteria and the remaining fifty percent of Mr. Vittal’s New Hire RSU (equal to 58,013 shares of Class A common stock) is subject to time-based vesting. See “—Elements of Compensation—Executive Officer New Hire Equity Awards” for additional detail.

Executive Officer New Hire Equity Awards
Chief Product Officer. Based on the competitive market analysis prepared by Aon, the compensation committee determined it would be appropriate to grant Mr. Vittal an RSU award with a target value of $12,800,000, or the New Hire RSU, and a stock option award with a target value of $3,200,000, or the New Hire Option, upon his appointment as our Chief Product Officer. The compensation committee believes these awards (i) were reasonable and necessary to induce Mr. Vittal to assume the role of our Chief Product Officer, (ii) have provided and will continue to provide meaningful alignment with our ongoing performance, (iii) provide strong retention for Mr. Vittal and (iv) were aligned with market trends for recent chief product officer and similar hires, particularly in light of Mr. Vittal’s prior experience as the Senior Vice President, Platform and Products, at Adobe Inc., his deep knowledge of digital transformation and his experience in driving product-led growth and cloud-focused platform strategy. The number of shares of Class A common stock subject to the New Hire RSU was determined by dividing the target value by the average daily closing price of our Class A common stock for the twenty trading days ending on the trading day immediately prior to the grant date and, for the New Hire Option, applying a Black-Scholes option pricing method on the grant date.
Fifty percent of both Mr. Vittal’s New Hire Option and New Hire RSU vested in four equal quarterly installments, subject to both Mr. Vittal’s continued service and the achievement of defined performance criteria for his first four quarters of employment, which was assessable on June 1, 2021, September 1, 2021, December 1, 2021 and March 1, 2022. The performance criteria were based on defined goals with respect to, among other things, our product and engineering department organizational design, talent and operations, overall product roadmap, partnership between our product and engineering teams and go-to-market teams and roadmap for our legacy products. In establishing these performance criteria, the compensation committee believed that they aligned Mr. Vittal’s compensation with key business goals and that the performance criteria would require significant effort to achieve. Mr. Vittal achieved each performance criteria in full and, therefore, fifty percent of both the New Hire RSU and the New Hire Option vested in full as of March 1, 2022.The remaining fifty percent of both Mr. Vittal’s New Hire Option and New Hire RSU will continue to vest in eight equal quarterly installments beginning June 1, 2022, subject to Mr. Vittal’s continued service on the applicable vesting dates. Per the terms of Mr. Vittal’s offer letter and to foster greater alignment with our stockholders, Mr. Vittal may not directly or indirectly dispose of, transfer or pledge any shares of our Class A common stock that are issued upon the vesting and settlement of the New Hire RSU or upon the vesting of the New Hire Option for a period of twelve months following each of the first four quarterly vesting dates of each such award.
Mr. Vittal also received a 2021 PSU as noted in the table above on the same terms and conditions as our other named executive officers, but did not receive any additional time-based equity awards during 2021.
Chief Revenue Officer. Based on the competitive market analysis prepared by Aon, the compensation committee determined it would be appropriate to grant awards of RSUs and stock options to our Chief Revenue Officer. In light of our business goals in 2021, which were focused on accelerating our customers’ digital transformation efforts, accelerating our product journey to the cloud and transforming our sales strategy and execution, and the increasingly competitive nature of our industry and the talent market, the compensation committee believed it was both reasonable and necessary to grant Mr. Darwin an RSU award with a target value of $4,500,000 and a stock option award with a target value of $4,500,000, none of which were vested at the time of Mr. Darwin’s resignation. The compensation committee believed it was both reasonable and necessary to grant Ms. Hansen an RSU award with a target value of $5,000,000 and a stock option award with a target value of $5,000,000 to induce her to join our company as our Chief Revenue Officer and drive the business goals outlined above.
Fiscal 2022 Performance-Based Equity Awards
February 2022 PSUs. In February 2022, we again granted PSUs to certain of our executive officers, or the February 2022 PSUs. The February 2022 PSUs are designed to drive and reward ARR growth and include a time-based vesting schedule following achievement of the established ARR performance metric.
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Stockholder Alignment PSUs. In addition, in March 2022, the compensation committee granted to Mr. Anderson, Ms. Hansen, Mr. Rubin and Mr. Vittal Stockholder Alignment PSUs. The compensation committee also granted certain other executive officers and members of our executive team substantially similar Stockholder Alignment PSUs.
The Stockholder Alignment PSUs may be earned and vested only if we achieve certain stock price targets over a seven-year period and the executives continue to provide services to us on each achievement date as described in further detail below.
Purpose of Stockholder Alignment PSUs. The compensation committee recognizes that as a leader in APA, we are only at the beginning of our journey to unify analytics, data science and business process automation in order to accelerate digital transformation, deliver high-impact business outcomes, accelerate the democratization of data and rapidly upskill modern workforces. Accordingly, the compensation committee believes that we have a considerable opportunity to continue to deliver significant stockholder value. By further linking our executives’ compensation to the performance of our stock price so that the executives do not realize value with respect to the Stockholder Alignment PSUs unless all our stockholders benefit from substantial value creation, the Stockholder Alignment PSUs are designed to ensure that the executives are aligned with stockholder interests going forward. The Stockholder Alignment PSUs are designed to incentivize significant and sustained outperformance, with vesting only occurring at stock price targets significantly above our current stock price and only if the stock price is sustained at or above the target level over a trailing 60-trading day period, as described below. Moreover, the Stockholder Alignment PSUs granted to the executives are designed to drive our strategic direction and value creation over the long-term by encouraging leadership continuity and motivating the executives with equity that rewards them for providing sustained meaningful increases in stockholder value over a seven-year period. The seven-year performance period is significantly longer than the vesting period of equity awards previously granted to our executive officers which have, since 2020, typically vested over a three-year period. The Stockholder Alignment PSUs are one element of our comprehensive executive compensation program, which the compensation committee has designed to achieve long-term value creation for our stockholders by rewarding the executives for achievement of performance objectives in both the short term (i.e., through the achievement of financial objectives pursuant to our annual bonus plan) and long term (i.e., through the 2021 PSUs and the February 2022 PSUs that vest upon the achievement of certain ARR metrics and the Stockholder Alignment PSUs that vest upon the achievement of stock price targets, as described below). With these goals in mind, and after a thorough analysis and review and extensive consultation with Compensia, Inc., the independent compensation consultant retained specifically by the compensation committee for the limited purpose of the Stockholder Alignment PSUs, the compensation committee, comprised entirely of independent and disinterested members of the board of directors, granted the Stockholder Alignment PSUs to the executives.
Terms of Stockholder Alignment PSUs. The Stockholder Alignment PSUs were granted under the 2017 Plan. The Stockholder Alignment PSUs are 100% performance-based and represent the right to earn and vest in shares of our Class A common stock in six separate segments only if increasing stock price targets are achieved over a seven-year period and the executive continues to provide services to us on each achievement date, as described in further detail below:
Stock Price Targets Table
Segment	Stock Price Target	Number of Segment PSUs
1	$90	Mark Anderson: 300,000 PSUs Paula Hansen / Suresh Vittal (each): 100,000 PSUs Kevin Rubin: 60,000 PSUs
2	$120	Mark Anderson: 300,000 PSUs Paula Hansen / Suresh Vittal (each): 100,000 PSUs Kevin Rubin: 60,000 PSUs
3	$150	Mark Anderson: 250,000 PSUs Paula Hansen / Suresh Vittal (each): 80,000 PSUs Kevin Rubin: 50,000 PSUs
4	$180	Mark Anderson: 225,000 PSUs Paula Hansen / Suresh Vittal (each): 80,000 PSUs Kevin Rubin: 50,000 PSUs
5	$210	Mark Anderson: 215,000 PSUs Paula Hansen / Suresh Vittal (each): 70,000 PSUs Kevin Rubin: 40,000 PSUs
6	$240	Mark Anderson: 210,000 PSUs Paula Hansen / Suresh Vittal (each): 70,000 PSUs Kevin Rubin: 40,000 PSUs
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For Mr. Anderson, Ms. Hansen, Mr. Vittal and Mr. Rubin, the maximum number of shares that can vest under their respective Stockholder Alignment PSUs is 1,500,000, 500,000, 500,000 and 300,000, respectively, with such maximum awards representing approximately 2.22%, 0.74%, 0.74% and 0.44%, respectively, of our outstanding shares of Class A common stock and Class B common stock combined as of February 8, 2022.
For the executives (other than Mr. Anderson, Ms. Hansen, Mr. Vittal and Mr. Rubin), the maximum number of shares that can vest under their Performance Awards is 180,000 shares, in the aggregate, to all such persons.
For the first segment to become eligible to vest, our stock price must equal at least $90.00 per share, subject to the additional terms described below, including with respect to the calculation of our stock price. For the remaining segments to become eligible to vest, our stock price must grow in at least $30 increments, with the final segment becoming eligible to vest only if our per share stock price reaches $240.00. Beginning after the grant date of the Stockholder Alignment PSUs, or the PSU Grant Date, in order to satisfy a stock price target, the average of our daily volume weighted average price over a trailing 60-trading day period must equal or exceed the stock price target. The Stockholder Alignment PSUs align the executives’ interests and success with those of our stockholders over the long-term. For example, if the executives were to lead us to achieve the highest stock price target, the stock price will have increased by approximately 290% from the closing price of the Class A common stock on March 11, 2022, the trading day prior to the PSU Grant Date, implying more than $12.1 billion in incremental stockholder value creation.
If none of the six stock price targets is achieved within the seven-year period, no shares subject to the Stockholder Alignment PSUs will vest.
The vesting of Mr. Anderson’s Stockholder Alignment PSU award requires that Mr. Anderson remain employed as the CEO for the first two years following the PSU Grant Date and, after the two-year period following the PSU Grant Date, as either the CEO or Executive Chairman, through the date that the applicable stock price target is determined to have been achieved. Likewise, vesting of the Stockholder Alignment PSUs for the other executives (other than Mr. Anderson) requires that each other executive remain employed in his or her current position, in another C-level position, or in a different senior management role as may be approved by the compensation committee through the date that the applicable stock price target is determined to have been achieved.
In addition, notwithstanding any earlier achievement of a stock price target, no portion of the Stockholder Alignment PSUs that is achieved will vest prior to the two-year anniversary of the PSU Grant Date, or the Two-Year Anniversary Date. These service and vesting requirements are designed to ensure continuity of leadership and to drive sustained price growth. If, prior to the Two-Year Anniversary Date, an executive’s eligible service with us ends as a result of a termination without “cause” or a resignation for “good reason” (each as defined in the Stockholder Alignment PSUs award agreement), any previously achieved segments of the Stockholder Alignment PSUs will become vested, and the executive will not be eligible to achieve or vest in any additional portion of the Stockholder Alignment PSUs. In addition, if an executive’s eligible service with us ends due to death or disability, any previously achieved segments of the Stockholder Alignment PSUs will become vested and his or her Stockholder Alignment PSUs will remain outstanding and eligible to be earned and vest based on the achievement of stock price targets for up to 12 months following the termination date due to death or disability.
In the event of a change in control of our company, achievement of a stock price target will be measured using the change in control price per share of Class A common stock rather than the average of our daily volume weighted average price over a trailing 60-trading day period, and any achievement between two stock price targets will be interpolated. Any such resulting “achieved” shares and, in the case of a change in control prior to the Two-Year Anniversary Date, any previously achieved shares, will vest on the change in control.
The Stockholder Alignment PSUs are subject to certain clawback provisions.
Additional Compensation Policies and Practices
Executive Officer Recoupment (“Clawback”) Policy
Our board of directors has adopted a policy that provides for the recovery of all or any portion of an executive officer’s incentive-based compensation in the event that we restate our financial results and such executive officer’s fraud or intentional misconduct contributed to the need for such restatement, and the compensation earned by such executive officer was based on achieving financial results in excess of what could have been
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earned by such executive officer based on the restated financial results, in all cases as determined by our board of directors. The recovery period extends up to three years prior to the date of the restatement with respect to incentive-based compensation granted or received after the effective date of the policy.
Stock Ownership Policy
To help achieve our compensation objective of linking the interests of our stockholders with those of our executive officers and directors, we maintain a Stock Ownership Policy covering our executive officers, including our named executive officers, and members of our board of directors. The policy provides that each such officer or director own and hold shares of our stock with a value that is at least equal to his or her annual base salary or, in the case of non-employee members of our board of directors, his or her annual cash retainer, multiplied by the applicable multiplier described below. This ownership requirement may be satisfied by ownership of shares of either our Class A or Class B common stock, vested RSUs, vested “in the money” stock options, and any other shares of our equity securities held by affiliates or family members in which the individual holds a beneficial interest. Each covered holder is expected to meet his or her applicable ownership level within five years of becoming a covered holder, or, if later, within five years of the effective date of the policy.
As of December 31, 2021, all non-employee directors and all of our current executive officers who are subject to these requirements were in compliance with our Stock Ownership Policy, other than those executive officers whose employment began within the last three years, each of whom has sufficient time remaining to meet the required ownership level.
Position	Multiple
Chief Executive Officer	5x Annual Base Salary
Other C-Level Officers	1x Annual Base Salary
Non-Employee Directors (1)	3x Annual Cash Retainer
(1)	As our Executive Chairman, Mr. Stoecker is subject to the Non-Employee Director ownership requirement.
Anti-hedging and Pledging Policies
Under our Insider Trading Policy, directors and executive officers, as well as other employees, are prohibited from engaging in the following activities with respect to our capital stock:
•	hedging their interest in our shares by selling short or trading or purchasing “put” or “call” options on our capital stock or engaging in similar transactions; and
•	pledging any shares of our capital stock without prior clearance from our Corporate Compliance Officer as outlined in our Insider Trading Policy.
Employment Agreements and Severance and Change in Control Benefits
We have entered into written employment agreements with each of our named executive officers that set forth the terms of their employment, including initial base salaries and eligibility to earn a bonus, as well as standard confidential information and invention assignment agreements. Each of our named executive officers is employed “at will.” These arrangements are further described under the section below titled “—Offer Letters.”
Our named executive officers are entitled to certain severance and change in control benefits under the terms of Severance and Change in Control Agreements. Upon a qualifying termination outside of a change in control period, our named executive officers will be entitled to receive (i) nine to 12 months of base salary and (ii) COBRA payments for the same number of months. Upon a qualifying termination during a change in control period, our named executive officers will be entitled to receive (i) 12 to 18 months of base salary, (ii) COBRA payments for the same number of months, (iii) full acceleration of then-outstanding but unvested equity awards, except that awards subject to performance criteria would accelerate if, and only to the extent, set forth in the applicable award agreement, and (iv) one hundred percent of his or her annual target bonus opportunity at the rate in effect when the qualifying termination occurred or when the change in control occurred, whichever is greater. These arrangements are further described under the section below titled “—Potential Payments Upon Termination or Change in Control.”
Given the nature and competitiveness of our industry, the compensation committee believes these severance and change in control provisions are essential elements of our executive compensation program and assist us
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in recruiting, retaining and developing key management talent. Our change in control benefits are intended to allow employees, including our named executive officers, to focus their attention on the business operations of our company in the face of the potentially disruptive impact of a rumored or actual change in control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security and to allow for a smooth transition in the event of a change in control.
Broad-Based Benefits
We offer a comprehensive array of benefits to our employees, including our named executive officers. Benefit programs include a variety of health insurance plans, a 401(k) plan with company matching contributions at board-approved levels and an employee stock purchase plan. These benefits are offered to all eligible employees, including executive officers, in order to attract and retain employees. We do not offer defined benefit pension or other supplementary retirement benefits to employees.
As part of our overall compensation program, we provide all full-time employees in the U.S., including our named executive officers, with the opportunity to participate in a defined contribution 401(k) plan. Our 401(k) plan is intended to qualify under Section 401 of the Code so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. We have historically provided a matching contribution of 50% of employee contributions in each year with a maximum match of 6% of participating employees’ annual salaries.
Tax and Accounting Implications of Executive Compensation
Deductibility of Executive Compensation
The compensation committee considers the deductibility of executive compensation under Section 162(m) of the Code in designing, establishing and implementing our executive compensation policies and practices. Section 162(m) generally prohibits us from deducting any compensation over $1 million per taxable year paid to certain of our named executive officers unless, under tax laws in effect prior to January 1, 2018, such compensation is treated as “performance-based compensation” within the meaning of Section 162(m) of the Code. The Tax Cuts and Jobs Act, or the Tax Act, which was signed into law in December 2017, among other changes, repealed the exception from the deduction limit under Section 162(m) for performance-based compensation effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not materially modified after that date. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) as revised by the Tax Act, including the uncertain scope of the transition relief adopted in connection with repealing Section 162(m)’s performance-based compensation exception, certain previously granted compensation intended to satisfy the requirements for performance-based compensation may in fact qualify for such exception. In addition, our compensation committee reserves the right to modify compensation that was initially intended to be exempt from the Section 162(m) deduction limit when it was granted if the compensation committee determines that such modifications are consistent with our business needs. In determining the form and amount of compensation for our named executive officers, the compensation committee will continue to consider all elements of the cost of such compensation, including the potential impact of Section 162(m).
While the compensation committee considers the deductibility of awards as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.
Accounting for Stock-Based Compensation
In addition to considering the tax consequences, the compensation committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards.
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718, or FASB ASC Topic 718, for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our board of directors, including options to purchase shares of our Class A common stock and other stock awards, based
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on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Report of the Compensation Committee
This report of the compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee
Charles R. Cory, Chair
Timothy I. Maudlin
Eileen M. Schloss
Daniel J. Warmenhoven
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Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by or paid to each of our named executive officers for all services rendered in all capacities during the last three or fewer fiscal years during which such individuals were named executive officers.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark Anderson Chief Executive Officer (5)	2021	600,000	—	12,573,091	—	570,000	7,916	13,751,007
	2020	145,769	300,000	513,672	19,684,951	138,871	28,500	20,811,763
Kevin Rubin Chief Financial Officer (6)	2021	412,300	—	3,890,075	—	274,180	1,937	4,578,492
	2020	387,300	—	3,020,380	2,875,047	260,266	8,550	6,551,543
	2019	376,000	—	1,211,274	1,311,418	300,000	8,400	3,207,092
Paula Hansen Chief Revenue Officer (7)	2021	312,500	850,000	6,373,502	4,999,944	—	5,500	12,541,446
Suresh Vittal Chief Product Officer (8)	2021	392,180	—	11,008,607	3,199,961	281,057	3,450	14,885,255
Dean Darwin Former Chief Revenue Officer (9)	2021	73,341	250,000	4,016,715	4,499,944	—	1,075	8,841,075
Scott Davidson Former Chief Operating Officer (10)	2021	435,000	—	2,285,565	—	351,263	8,700	3,080,528
	2019	36,400	100,000	3,499,935	3,500,233	—	—	7,136,568
(1)
The amounts in this column represent (i) with respect to Mr. Anderson in 2020, a one-time relocation payment, (ii) with respect to Mr. Darwin in 2021, a one-time signing bonus, (iii) with respect to Mr. Davidson in 2020, a one-time signing bonus, and (iv) with respect to Ms. Hansen in 2021, a one-time signing bonus of $350,000 and a guaranteed bonus payment for her first year of employment equal to 100% of her target bonus, which is $500,000.

(2)
The amounts reported in the Stock Awards and Option Awards columns represent the grant date fair value of the RSUs, PSUs and stock options granted to our named executive officers during the years ended December 31, 2019, 2020 and 2021, as applicable, as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the RSUs, PSUs and stock options reported in the Stock Awards and Option Awards columns are set forth in Note 2 to the audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2021. Note that the amounts reported in these columns reflect the accounting cost for these RSUs, PSUs and stock options and do not correspond to the actual economic value that may be received by our named executive officers from the RSUs, PSUs and stock options. In particular, amounts in the Stock Awards column include the grant date fair value of the PSUs granted to our named executive officers during the year ended December 31, 2021, as computed in accordance with ASC 718, assuming the probable outcome of related performance conditions, which we have assumed to be 100% of target, which is the same as the maximum outcome with respect to these PSUs. The PSUs indicated in the above table remain within their performance period, which ends on December 31, 2022. As of December 31, 2021, the performance criteria were not met.

(3)
The amounts reported represent amounts earned under our 2021 Bonus Plan. Payments for the year ended December 31, 2021 are described in greater detail in the sections titled “—Compensation Discussion and Analysis—2021 Earned Cash Bonuses” and “—Offer Letters”.

(4)	The amounts reported represent our matching contributions on the named executive officer’s behalf under our 401(k) plan.
(5)
The amounts reported under the Stock Awards column for Mr. Anderson for 2020 include (i) $193,696 in grant date fair value of RSUs that were granted to Mr. Anderson in May 2020 pursuant to the non-employee director compensation policy and (ii) $319,975 in grant date fair value of RSUs that were granted to Mr. Anderson in October 2020 in connection with Mr. Anderson’s appointment as our Chief Executive Officer. The amounts reported under the Stock Awards column for Mr. Anderson in 2021 include: (i) $7,297,775 in PSUs and (ii) $5,275,316 in RSUs granted in 2021.

(6)	The amounts reported under the Stock Awards column for Mr. Rubin include: (i) $875,668 in PSUs and (ii) $3,014,407 in RSUs granted in 2021.
(7)	The amounts reported under the Stock Awards column for Ms. Hansen include: (i) $1,362,205 in PSUs and (ii) $5,011,297 in RSUs granted in 2021.
(8)
The amounts reported under the Stock Awards column for Mr. Vittal include: (i) $1,362,205 in PSUs and (ii) $9,646,402 in RSUs, which were subject in part to performance-based criteria, granted in 2021, assuming maximum achievement of the criteria. Fifty percent of the total number of shares subject to the New Hire Option and shares subject to the New Hire RSU were subject to the achievement of defined performance criteria for the first four quarters, assessable on June 1, 2021, September 1, 2021, December 1, 2021 and March 1, 2022, and 6.25% of the total number of shares subject to the New Hire Option and shares subject to the New Hire RSU granted will vest on each of the eight quarterly anniversaries thereafter, subject in each case to Mr. Vittal’s continued service to us through the applicable vesting date. As of March 1, 2022, Mr. Vittal achieved each performance criteria in full and, as a result, 50% of the New Hire Option and 50% of the New Hire RSU were earned and vested.

(9)	The amounts reported under the Stock Awards and Options Awards columns for Mr. Darwin were forfeited by Mr. Darwin in February 2021 when Mr. Darwin’s employment terminated.
(10)
The amounts reported under the Stock Awards column for Mr. Davidson include: (i) $778,403 in PSUs and (ii) $1,507,162 in RSUs granted in 2021. Pursuant to our standard policies, any RSUs, PSUs and options that were unvested at the time of Mr. Davidson’s separation were forfeited.

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Grants of Plan-Based Awards Table
The following table provides information concerning each grant of an award made in 2021 for each of our named executive officers under any plan. This information supplements the information about these awards set forth in the Summary Compensation Table.
Name	Type of Award	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark Anderson	Cash	N/A	600,000	1,200,000	—	—	—	—	—	—	—
	RSUs(3)	03/05/2021	—	—	—	—	—	63,451	—	—	5,275,316
	PSUs(4)	09/14/2021	—	—	—	102,641	102,641	—	—	—	7,297,775
Kevin Rubin	Cash	N/A	288,610	577,220	—	—	—	—	—	—	—
	RSUs(3)	03/05/2021	—	—	—	—	—	36,257	—	—	3,014,407
	PSUs(4)	09/14/2021	—	—	—	12,316	12,316	—	—	—	875,668
Paula Hansen	Cash	N/A	500,000	1,000,000	—	—	—	—	—	—	—
	Options(5)	06/07/2021	—	—	—	—	—	—	125,817	77.18	4,999,944
	RSUs(3)	06/07/2021	—	—	—	—	—	64,930	—	—	5,011,297
	PSUs(4)	09/14/2021	—	—	—	19,159	19,159	—	—	—	1,362,205
Suresh Vittal	Cash	N/A	345,000	690,000	—	—	—	—	—	—	—
	Options(6)	03/05/2021	—	—	—	—	—	—	37,277	83.14	1,599,981
	Options(6)	03/05/2021	—	—	—	37,276	37,276	—	—	83.14	1,599,981
	RSUs(7)	03/05/2021	—	—	—	—	—	58,013	—	—	4,823,201
	PSUs(7)	03/05/2021	—	—	—	58,013	58,013	—	—	—	4,823,201
	PSUs(4)	09/14/2021	—	—	—	19,159	19,159	—	—	—	1,362,205
Dean Darwin	Cash	N/A	450,000	900,000	—	—	—	—	—	—	—
	Options(5)	01/06/2021	—	—	—	—	—	—	79,619	109.23	4,499,944
	RSUs(3)	01/06/2021	—	—	—	—	—	36,773	—	—	4,016,715
Scott Davidson	Cash	N/A	369,750	739,500	—	—	—	—	—	—	—
	RSUs(3)	03/05/2021	—	—	—	—	—	18,128	—	—	1,507,162
	PSUs(4)	09/14/2021	—	—	—	10,948	10,948	—	—	—	778,403
(1)
Reflects target and maximum bonus amounts for 2021 performance under our 2021 Bonus Plan, as described in “—Compensation Discussion and Analysis—2021 Earned Cash Bonuses”. There are no threshold or minimum bonus amounts for any named executive officer established under the 2021 Bonus Plan; provided, however (i) for Mr. Darwin’s first year of employment, Mr. Darwin was guaranteed a bonus payment of an amount equal to 50% of his target bonus and (ii) for Ms. Hansen’s first year of employment, Ms. Hansen was guaranteed a bonus payment of an amount equal to 100% of her target bonus. Because Mr. Darwin’s employment terminated prior to the date on which bonuses were paid, Mr. Darwin did not receive a bonus for 2021. These amounts do not necessarily correspond to the actual amounts that were received by our named executive officers.

(2)
The amounts reported in this column represent the grant date fair value of each award as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the RSUs, PSUs and stock options reported in this column are set forth in Note 2 to the audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2021. Note that the amounts reported in this column reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by our named executive officers from the awards. In particular, amounts in this column include the grant date fair value of the PSUs granted to our named executive officers during the year ended December 31, 2021, as computed in accordance with ASC 718, assuming the probable outcome of related performance conditions, which we have assumed to be 100% of target, which is the same as the maximum outcome with respect to these PSUs. The PSUs indicated in the above table, except with respect to the portion of Mr. Vittal’s New Hire RSU that was performance-based, remain within their performance period, which ends on December 31, 2022. As of December 31, 2021, the performance criteria were not met.

(3)
The RSUs vest at a rate of 1/3rd of the total number of RSUs on the one-year anniversary of the vesting commencement date, and vest at a rate of 1/3rd of the total number of RSUs on each yearly anniversary thereafter. The RSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(4)
The 2021 PSUs vest based on the achievement of certain performance criteria whereby (i) 50% of the total number of PSUs, rounded down to the nearest whole share, will become eligible to vest if ARR equals or exceeds $650 million during the 2021 PSU Performance Period and (ii) 50% of the total number of PSUs, rounded down to the nearest whole share, will become eligible to vest if ARR equals or exceeds $700 million during the 2021 PSU Performance Period. The 2021 PSU Performance Period is January 1, 2021 through December 31, 2022. The performance criteria for the PSUs were not met in 2021. The 2021 PSUs are subject to acceleration upon certain events and conditions as described in “—Potential Payments upon Termination or Change in Control.”

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(5)
The stock option vests at a rate of 1/3rd of the total number of shares of Class A common stock underlying the stock option on the one-year anniversary of the vesting commencement date, and vests at a rate of 1/36th of the total number of shares of Class A common stock underlying the stock option each month following such one-year anniversary. The stock option is subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(6)
The stock option vests as follows: with respect to an aggregate of fifty percent of the total New Hire Option, equal to 37,276 shares of Class A common stock, (i) 12.50% of the total shares subject to the option vested on June 1, 2021 and an additional 12.50% of the total shares subject to the option vested on each of the three quarterly anniversaries thereafter, in each case subject to Mr. Vittal’s achievement of certain performance metrics; and with respect to the remaining fifty percent of the total New Hire Option, equal to 32,277 shares of Class A common stock, (ii) 6.25% of the total shares subject to the option will vest on each of the eight quarterly anniversaries thereafter. The stock option is subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(7)
The RSUs vest as follows: with respect to an aggregate of fifty percent of the total New Hire RSU, equal to 58,013 shares of Class A common stock, (i) 12.50% of the total number of RSUs vested on June 1, 2021 and an additional 12.50% of the total number of RSUs vested on each of the three quarterly anniversaries thereafter, in each case subject to Mr. Vittal’s achievement of certain performance metrics; and with respect to an aggregate of fifty percent of the total New Hire RSU, equal to 58,013 shares of Class A common stock, (ii) 6.25% of the total number of RSUs will vest on each of the eight quarterly anniversaries thereafter. The RSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

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Outstanding Equity Awards at Fiscal Year-End Table
The following table presents, for each of the named executive officers, information regarding outstanding stock options and RSU awards held as of December 31, 2021.
	Options Awards (1)					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)
Mark Anderson	10/07/2020(2)	100,000	200,000	143.68	10/07/2030	—	—	—	—
	03/05/2021(3)	—	—	—	—	63,451	3,838,786	—	—
	09/14/2021(4)	—	—	—	—	—	—	102,641	6,209,781
Kevin Rubin	11/29/2016(5)	4,863	—	12.30	11/29/2026	—	—	—	—
	01/05/2018(6)	20,770	1,599	27.09	01/05/2028	—	—	—	—
	01/05/2018(7)	—	—	—	—	8,084	489,082	—	—
	03/04/2019(8)	15,149	1,139	68.26	03/04/2029	—	—	—	—
	03/04/2019(3)	—	—	—	—	5,915	357,858	—	—
	05/02/2019(8)	4,412	551	95.46	05/02/2029	—	—	—	—
	02/19/2020(8)	13,651	7,716	153.26	02/19/2030	—	—	—	—
	02/19/2020(3)	—	—	—	—	6,527	394,884	—	—
	11/30/2020(8)	8,988	17,975	119.84	11/30/2030	—	—	—	—
	11/30/2020(3)	—	—	—	—	8,455	511,528	—	—
	03/05/2021(3)	—	—	—	—	36,257	2,193,549	—	—
	09/14/2021(4)	—	—	—	—	—	—	12,316	745,118
Paula Hansen	06/07/2021(8)	—	125,817	77.18	06/07/2031	—	—	—	—
	06/07/2021(3)	—	—	—	—	64,930	3,928,265	—	—
	09/14/2021 (4)	—	—	—	—	—	—	19,159	1,159,120
Suresh Vittal	03/05/2021(9)	27,957	9,319	83.14	03/05/2031	—	—	—	—
	03/05/2021(9)	—	37,277	83.14	03/05/2031	—	—	—	—
	03/05/2021(10)	—	—	—	—	—	—	14,503	877,432
	03/05/2021(10)	—	—	—	—	58,013	3,509,787	—	—
	09/14/2021(4)	—	—	—	—	—	—	19,159	1,159,120
Dean Darwin(11)	—	—	—	—	—	—	—	—	—
Scott Davidson	12/05/2019(8)	51,134	28,902	111.47	12/05/2029	—	—	—	—
	12/05/2019(3)	—	—	—	—	20,932	1,266,386	—	—
	03/05/2021(3)	—	—	—	—	18,128	1,096,744	—	—
	09/14/2021(4)	—	—	—	—	—	—	10,948	662,354
(1)
Outstanding equity awards with a grant date prior to March 22, 2017, the date our 2017 Plan became effective, were granted under our 2013 Plan and outstanding equity awards with a grant date on or after March 22, 2017 were granted under our 2017 Plan.

(2)
The stock option vests at a rate of 1/12th of the total number of shares of Class A common stock underlying the stock option on each quarterly anniversary of the grant date. The stock option is subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(3)
The RSUs vest at a rate of 1/3rd of the total number of RSUs on the one-year anniversary of the vesting commencement date, and vest at a rate of 1/3rd of the total number of RSUs on each yearly anniversary thereafter. The RSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(4)
The 2021 PSUs vest based on the achievement of certain performance criteria whereby (i) 50% of the total number of PSUs, rounded down to the nearest whole share, will become eligible to vest if ARR equals or exceeds $650 million during the 2021 PSU Performance Period and (ii) 50% of the total number of PSUs, rounded down to the nearest whole share, will become eligible to vest if ARR equals or exceeds $700 million during the 2021 PSU Performance Period. The 2021 PSU Performance Period is January 1, 2021 through December 31, 2022. The performance criteria for the 2021 PSUs were not met in 2021. The 2021 PSUs are subject to acceleration upon certain events and conditions as described in “—Potential Payments upon Termination or Change in Control.”

(5)
The stock option vests at a rate of 1/4th of the total number of shares of Class B common stock underlying the stock option on the one-year anniversary of the vesting commencement date and vests at a rate of 1/48th of the total number of shares of Class B common stock underlying the stock option each month following such one-year anniversary. The stock option is subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

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(6)
The stock option vests at a rate of 1/4th of the total number of shares of Class A common stock underlying the stock option on the one-year anniversary of the vesting commencement date, and vests at a rate of 1/48th of the total number of shares of Class A common stock underlying the stock option each month following such one-year anniversary. The stock option is subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(7)
The RSUs vest at a rate of 1/4th of the total number of RSUs on the one-year anniversary of the vesting commencement date, and vest at a rate of 1/4th of the total number of RSUs on each yearly anniversary thereafter. The RSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(8)
The stock option vests at a rate of 1/3rd of the total number of shares of Class A common stock underlying the stock option on the one-year anniversary of the vesting commencement date, and vests at a rate of 1/36th of the total number of shares of Class A common stock underlying the stock option each month following such one-year anniversary. The stock option is subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(9)
The stock option vests as follows: with respect to an aggregate of fifty percent of the total New Hire Option, equal to 37,276 shares of Class A common stock, (i) 12.50% of the total shares subject to the option vested on June 1, 2021 and an additional 12.50% of the total shares subject to the option vested on each of the three quarterly anniversaries thereafter, in each case subject to Mr. Vittal’s achievement of certain performance metrics; and with respect to the remaining fifty percent of the total New Hire Option, equal to 32,277 shares of Class A common stock, (ii) 6.25% of the total shares subject to the option will vest on each of the eight quarterly anniversaries thereafter. The stock option is subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(10)
The RSUs vest as follows: with respect to an aggregate of fifty percent of the total New Hire RSU, equal to 58,013 shares of Class A common stock, (i) 12.50% of the total number of RSUs vested on June 1, 2021 and an additional 12.50% of the total number of RSUs vested on each of the three quarterly anniversaries thereafter, in each case subject to Mr. Vittal’s achievement of certain performance metrics; and with respect to an aggregate of fifty percent of the total New Hire RSU, equal to 58,013 shares of Class A common stock, (ii) 6.25% of the total number of RSUs will vest on each of the eight quarterly anniversaries thereafter. The RSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

(11)
Mr. Darwin served as our Chief Revenue Officer from January 1, 2021 through February 18, 2021, following which date he ceased serving in such role and terminated employment. No RSUs or options vested during Mr. Darwin’s service as Chief Revenue Officer and all grants were forfeited.

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Stock Option Exercises and Stock Vested Table
The following table presents, for each of our named executive officers, the number of shares of our common stock acquired upon the exercise of stock options or vesting and settlement of RSUs during 2021 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark Anderson	—	—	5,611	407,674
Kevin Rubin	7,400	632,756	21,490	2,366,268
Paula Hansen	—	—	—	—
Suresh Vittal	—	—	43,510	3,103,862
Dean Darwin	—	—	—	—
Scott Davidson	—	—	10,466	1,274,654
(1)
These values assume that the fair market value of the Class B common stock underlying certain of the stock options, which is not listed or approved for trading on or with any securities exchange or association, is equal to the fair market value of our Class A common stock. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder or upon certain transfers of such shares.

(2)
The aggregate value realized upon the exercise of a stock option represents the difference between the aggregate market price of the shares of our Class B common stock, assumed to be equal to our Class A common stock as described in footnote (1) above, on the date of exercise and the aggregate exercise price of the stock option.

Offer Letters
We have entered into offer letters with each of the named executive officers that provide for “at-will” employment and set forth each named executive officer’s initial base salary, eligibility for employee benefits, target annual incentive bonus opportunity and initial equity grant. Each of our named executive officers has also executed a form of our standard confidential information and invention assignment agreement. In addition, each of our named executive officers has also entered into a Severance and Change in Control Agreement that provides certain payments and benefits due upon a termination of employment or a change in control of us, as further described below in “—Potential Payments upon Termination or Change in Control.” The long-term equity grant amounts reported in the 2021 target pay mix charts below reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by the named executive officers from the awards.
Mark Anderson
In October 2020, we entered into an offer letter with Mark Anderson, our Chief Executive Officer. The offer letter has no specific term and provides for at-will employment. Effective January 1, 2021, and as of December 31, 2021, Mr. Anderson’s annual base salary was $600,000. Under the offer letter, Mr. Anderson is also eligible to earn an annual bonus based on achievement of specified performance goals. Effective January 1, 2021, and as of December 31, 2021, Mr. Anderson’s target bonus was 100%.
For information regarding payments made to Mr. Anderson in his capacity as our Chief Executive Officer for the year ended December 31, 2021, see the “Summary Compensation Table” above.

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Kevin Rubin
In February 2017, we entered into an amended and restated offer letter with Kevin Rubin, our Chief Financial Officer. The offer letter has no specific term and provides for at-will employment. Effective January 1, 2021, and as of December 31, 2021, Mr. Rubin’s annual base salary was $412,300. Under the offer letter, Mr. Rubin is also eligible to earn an annual bonus based on achievement of specified performance goals. Effective January 1, 2021, and as of December 31, 2021, Mr. Rubin’s target bonus was 70%.
For information regarding payments made to Mr. Rubin for the year ended December 31, 2021, see the “Summary Compensation Table” above.

Paula Hansen
In April 2021, we entered into an offer letter with Paula Hansen, our current President and Chief Revenue Officer. The offer letter has no specific term and provides for at-will employment. Effective May 17, 2021, and as of December 31, 2021, Ms. Hansen’s annual base salary was $500,000. Under the offer letter, Ms. Hansen is also eligible to earn an annual bonus based on achievement of specified performance goals. Effective May 17, 2021, and as of December 31, 2021, Ms. Hansen’s bonus target was 100% of her base salary. For the first year of her employment with us, we guaranteed a bonus payment of $500,000, which occurred in January 2022. The compensation committee believed it was necessary, reasonable and consistent with market practice to provide a guaranteed bonus to Ms. Hansen in connection with her hiring as our Chief Revenue Officer. As described above, sales-focused roles typically involve significant strategy implementation and onboarding time before the intended results are achieved and a guaranteed bonus aligns the executive’s need to implement stage-appropriate strategies at the right time with the company’s desire to incentivize the executive from the time of her hiring. In addition, to induce Ms. Hansen to join us, she received a one-time signing bonus of $350,000, subject to repayment in full if her employment with us terminates for any reason within 12 months of the commencement of her employment.
For information regarding payments made to Ms. Hansen for the year ended December 31, 2021, see the “Summary Compensation Table”, “—Annual Performance-Based Cash Incentives” and “—New Executive Officer Signing Bonuses” above.

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Suresh Vittal
In January 2021, we entered into an offer letter with Suresh Vittal, our Chief Product Officer. The offer letter has no specific term and provides for at-will employment. Effective February 22, 2021, and as of December 31, 2021, Mr. Vittal’s annual base salary was $460,000. Under the offer letter, Mr. Vittal is also eligible to earn an annual bonus based on achievement of specified performance goals. Effective February 22, 2021, and as of December 31, 2021, Mr. Vittal’s target bonus was 75%.
For information regarding payments made to Mr. Vittal for the year ended December 31, 2021, see the “Summary Compensation Table” above.

Dean Darwin
In January 2021, we entered into an offer letter with Dean Darwin, our former Chief Revenue Officer. The offer letter had no specific term and provided for at-will employment. Under the offer letter, Mr. Darwin’s annual base salary was $450,000. Mr. Darwin was also eligible to earn an annual bonus based on achievement of specified performance goals, in an amount up to 100% of his annual base salary and which was guaranteed at 50% for his first year of employment. Because Mr. Darwin’s employment terminated prior to the date on which bonuses were paid, Mr. Darwin did not receive a bonus for 2021. The compensation committee believed it was necessary, reasonable and consistent with market practice to provide a guaranteed bonus to Mr. Darwin in connection with his hiring as our Chief Revenue Officer. Sales-focused roles typically involve significant strategy implementation and onboarding time before the intended results are achieved and a guaranteed bonus aligns the executive’s need to implement stage-appropriate strategies at the right time with the company’s desire to incentivize the executive from the time of his hiring. Under the offer letter, Mr. Darwin also received a one-time signing bonus of $250,000, which we did not require to be repaid upon his termination. Mr. Darwin’s employment ended February 18, 2021.
For information regarding payments made to Mr. Darwin for the year ended December 31, 2021, see the “Summary Compensation Table”, “—Annual Performance-Based Cash Incentives” and “—New Executive Officer Signing Bonuses” above.

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Scott Davidson
In October 2019, we entered into an offer letter with Scott Davidson, our former Chief Operating Officer. The offer letter had no specific term and provided for at-will employment. Effective January 1, 2021, and as of December 31, 2021, Mr. Davidson’s annual base salary was $435,000. Under the offer letter, Mr. Davidson was also eligible to earn an annual bonus based on achievement of specified performance goals. Effective January 1, 2021, and as of December 31, 2021, Mr. Davidson’s bonus target was 85% of his base salary. Mr. Davidson’s employment with us terminated on March 16, 2022. For a description of Mr. Davidson’s separation agreement, please see “—Potential Payments Upon Termination or Change in Control” below.
For information regarding payments made to Mr. Davidson for the year ended December 31, 2021, see the “Summary Compensation Table” above.

Potential Payments upon Termination or Change in Control
We have entered into severance and change in control agreements, or Severance and Change in Control Agreements, with each of our named executive officers. These agreements provide for each named executive officer to receive the benefits described below upon either a termination by us of the executive officer’s employment without “cause” or a voluntary resignation by the executive officer from his or her employment with “good reason” (each as defined in the Severance and Change in Control Agreement). We refer to either of these terminations as a “qualifying termination.” These benefits are contingent upon the executive officer executing a customary release of claims.
The benefits provided under the Severance and Change in Control Agreements vary depending on whether the executive officer is subject to the qualifying termination within a period beginning three months before a change in control (as defined in the Severance and Change in Control Agreement) and ending 12 months after a change in control, or the “change in control period”.
If a qualifying termination occurs prior to or after the change in control period, each of Messrs. Anderson, Rubin, and Vittal and Ms. Hansen will be entitled to: (i) 12 months’, nine months’, nine months’ and nine months’ of continued payment of base salary, respectively, and (ii) if the executive officer elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, or COBRA, then payment of the premiums for his or her continued health insurance (or equivalent cash payment, if applicable law so requires) for up to 12 months, nine months, nine months and nine months, respectively.
If a qualifying termination occurs during the change in control period, each of Messrs. Anderson, Rubin, and Vittal and Ms. Hansen will be entitled to: (i) 18 months’, 12 months’, 12 months’ and 12 months’ of continued payment of base salary, respectively, (ii) if the executive officer elects to continue his or her health insurance coverage under COBRA, then payment of the premiums for his or her continued health insurance (or equivalent cash payment, if applicable law so requires) for up to 18 months, 12 months, 12 months and 12 months, respectively, (iii) full acceleration of each of the executive officer’s then-outstanding but unvested equity awards, except that awards subject to the satisfaction of performance criteria would accelerate if, and only to the extent, set forth in the applicable award agreement, and (iv) one hundred percent of his or her annual target bonus opportunity at the rate in effect when the qualifying termination occurred or when the change in control occurred, whichever is greater. These benefits and acceleration are contingent upon the consummation of the change in control.
If a change in control occurred and our successor or acquirer refused to assume, convert, replace or substitute the then-outstanding and unvested equity awards held by the eligible named executive officers, then those awards would accelerate in full, except that awards subject to the satisfaction of performance criteria would accelerate if, and only to the extent, set forth in the applicable award agreement.
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The benefits under the Severance and Change in Control Agreements supersede all other agreements and understandings between us and the named executive officers with respect to severance and vesting acceleration.
Mr. Darwin did not receive any benefits under his Severance and Change in Control Agreement upon the termination of his employment. However, in connection with his resignation, he was not required to re-pay his signing bonus.
In connection with Mr. Davidson ceasing to serve as our Chief Operating Officer, we entered into a separation agreement with Mr. Davidson, dated February 1, 2022, pursuant to which, following a transitional period of continued employment and Mr. Davidson’s execution of a general release of claims in favor of the Company, Mr. Davidson received (i) $326,250, less applicable state and federal payroll deductions, equal to nine months of his current base salary, and (ii) payment of the premiums for his continued health insurance under COBRA for up to nine months. The foregoing payments and benefits are consistent with those that would have been payable under Mr. Davidson’s Severance and Change in Control Agreement. Mr. Davidson’s separation agreement superseded his Severance and Change in Control Agreement.
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our named executive officers in accordance with the Severance and Change in Control Agreements or, in the case of Mr. Davidson, the separation agreement described above. Except where otherwise noted, payments and benefits are estimated assuming that the triggering event took place on December 31, 2021, and the price per share of our Class A common stock is the closing price on the New York Stock Exchange as of December 31, 2021 ($60.50). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.
	Upon Qualifying Termination - No Change in Control				Upon Qualifying Termination - Change in Control
Name	Cash Severance ($) (1)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($) (2)	Total ($)	Cash Severance ($) (1)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($) (2)	100% Target Bonus ($)	Total ($)
Mark Anderson	600,000	20,044	—	620,044	900,000	30,066	10,048,566	600,000	11,578,632
Kevin Rubin	309,225	21,519	—	330,744	412,300	28,692	4,745,440	288,610	5,475,042
Paula Hansen	375,000	23,582	—	398,582	500,000	31,442	5,087,385	500,000	6,118,827
Suresh Vittal	345,000	21,519	—	366,519	460,000	28,692	5,546,338	345,000	6,380,030
Dean Darwin (3)	—	—	—	—	—	—	—	—	—
Scott Davidson (4)	326,250	23,319	—	349,569	435,000	31,092	1,759,098	369,750	2,594,940
(1)	The severance amount related to base salary was determined based on the base salaries in effect on December 31, 2021.
(2)
The value of accelerated vesting is calculated based on the per share closing price of our Class A common stock on the New York Stock Exchange as of December 31, 2021 ($60.50) less, if applicable, the exercise price of each outstanding stock option. Accelerated vesting occurs only in the event of a qualifying termination during a change in control period.

(3)	Mr. Darwin’s employment with us terminated on February 18, 2021.
(4)
Pursuant to a separation agreement entered into between Mr. Davidson and us, Mr. Davidson received the payments and benefits set forth under “Upon Qualifying Termination – No Change in Control” in the table above following the termination of his employment on March 16, 2022. For a description of the separation compensation under the separation agreement, please see the applicable disclosure in this section “—Potential Payments upon Termination or Change in Control.”

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.
As of the determination date described below, the principal executive officer of Alteryx, Inc. was Mr. Anderson. For fiscal 2021, the annual total compensation for Mr. Anderson was $13,751,007 and for our median employee was $217,877, resulting in an estimated pay ratio of 63:1.
Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs aim to ensure that the pay of every employee appropriately reflects the level of their job impact and
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responsibilities and is competitive within our peer group. Our determination of which employee was the median employee was based on compensation data for all employees, excluding Mr. Anderson as of October 1, 2021, or the determination date, that included the following elements: (i) annual base salary for permanent salaried employees, or the hourly rate multiplied by the expected annual work schedule for hourly employees for the 12-month period preceding the determination date, (ii) target bonus or target commission, as applicable, for 2021 and (iii) grant date fair value of equity awards granted from January 1, 2021 through the determination date. This calculation was performed for all worldwide employees, excluding Mr. Anderson, whether employed on a full-time, part-time or seasonal basis. We then calculated annual total compensation for the median employee in the same manner used to calculate our Chief Executive Officer’s total compensation for purposes of the Summary Compensation Table. As two median employees were identified, we selected the employee with longer tenure for use as the median. This median employee’s annual total compensation for 2021 was $217,877. All amounts paid in foreign currencies were converted to US dollars based on the average annual exchange rate as of October 1, 2021.
This pay ratio represents our reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S K and applicable guidance, which provide significant flexibility in how companies identify the median employee. Each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures.
Limitations on Liability and Indemnification Matters
Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law, or DGCL. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•	any transaction from which the director derived an improper personal benefit.
Our restated certificate of incorporation and our amended and restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers and certain of our key employees, in addition to the indemnification provided for in our restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, require us to indemnify our directors, officers and key employees for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers and key employees for the defense of any action for which indemnification is required or permitted.
We believe that provisions of our restated certificate of incorporation, amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified directors, officers and key employees. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our restated certificate of incorporation and amended and restated bylaws or in these indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the
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likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Rule 10b5-1 Sales Plans
From time to time in accordance with our Insider Trading Policy, certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances.
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Equity Compensation Plan Information
The following table presents information as of December 31, 2021 with respect to compensation plans under which shares of our Class A common stock or Class B common stock may be issued.
Plan category	Number of securities to be issued upon exercise of outstanding securities (#)	Weighted-average exercise price of outstanding options ($) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders (2)	5,700,855 (3)	65.05	16,222,953 (4)
Equity compensation plans not approved by security holders	—	—	—
Total	5,700,855	65.05	16,222,953
(1)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.
(2)	Includes the 2013 Plan and 2017 Plan and excludes purchase rights accruing under the 2017 ESPP.
(3)
Includes 685,962 shares subject to outstanding awards granted under the 2013 Plan, of which 685,962 shares were subject to outstanding options and no shares were subject to outstanding RSU awards, and 5,014,893 shares subject to outstanding awards granted under the 2017 Plan, of which 1,321,544 shares were subject to outstanding options and 3,693,349 shares were subject to outstanding RSU awards.

(4)
There are no shares of common stock available for issuance under our 2013 Plan, but that plan will continue to govern the terms of options and RSUs granted thereunder. Any shares of Class B common stock that are subject to outstanding awards under the 2013 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of Class A common stock under our 2017 Plan. In addition, the number of shares reserved for issuance under our 2017 Plan increased automatically by 3,376,718 shares on January 1, 2022 and will increase automatically on the first day of January of each of 2023 through 2027 by the number of shares equal to 5% of the total issued and outstanding shares of our Class A common stock and Class B common stock as of the immediately preceding December 31 or a lower number approved by our board of directors. As of December 31, 2021, there were 3,162,427 shares of Class A common stock available for issuance under the 2017 ESPP. The number of shares reserved for issuance under our 2017 ESPP increased automatically by 675,343 shares on January 1, 2022 and will increase automatically on the first day of January of each year during the term of the 2017 ESPP by the number of shares equal to 1% of the total outstanding shares of our Class A common stock and Class B common stock as of the immediately preceding December 31 or a lower number approved by our board of directors.

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Certain Relationships and Related Party Transactions
In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation” and “Proposal No. 1 Election of Directors—Director Compensation”, respectively, since January 1, 2021, the following are the only transactions or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, beneficial holder of more than 5% of our capital stock or any member of their immediate family or any entity affiliated with any of the foregoing persons had or will have a direct or indirect material interest.
Employment Arrangement with an Immediate Family Member of Our Chairman and Executive Chairman
Reed Stoecker, the son of Dean A. Stoecker, who was our Chief Executive Officer until October 5, 2020 and is Chairman of our board of directors and our Executive Chairman, was employed by us as a sales representative through January 4, 2021. During the year ended December 31, 2021, Reed Stoecker received total cash compensation, including base salary, bonus and other cash compensation, of $0.1 million.
Reed Stoecker’s cash compensation was based on reference to external market practice of similar positions or internal pay equity when compared to the compensation paid to employees in similar positions who were not related to our Executive Chairman. Due to the brief time he was employed with us during 2021, Reed Stoecker was not eligible for and was not granted any equity awards in 2021.
Employment Arrangement with an Immediate Family Member of One of Our Former Directors
Piero Bellizzi, the son of John Bellizzi, a member of our board of directors through November 10, 2021, is employed by us as a sales representative. During the year ended December 31, 2021, Piero Bellizzi had total cash compensation, including base salary, bonus and other cash compensation, of $0.1 million.
Piero Bellizzi’s cash compensation was based on reference to external market practice of similar positions or internal pay equity when compared to the compensation paid to employees in similar positions who were not related to members of our board of directors. Piero Bellizzi was also eligible for and granted equity awards on the same general terms and conditions as applicable to employees in similar positions who were not related to members of our board of directors.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers.
For more information regarding these agreements, see the section titled “Executive Compensation—Limitations on Liability and Indemnification Matters.”
Review, Approval or Ratification of Transactions with Related Parties
Our written related party transactions policy and the charters of our audit committee and nominating and corporate governance committee adopted by our board of directors require that any transaction with a related person that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our audit committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our nominating and corporate governance committee.
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Report of the Audit Committee
The information contained in the following report of our audit committee is not considered to be “soliciting material”, “filed” or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act unless and only to the extent that we specifically incorporate it by reference.
Our audit committee has reviewed and discussed with our management and Deloitte & Touche LLP our audited consolidated financial statements for the year ended December 31, 2021. Our audit committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communications with Audit Committees.”
Our audit committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our audit committee concerning independence and has discussed with Deloitte & Touche LLP its independence from us.
Based on the review and discussions referred to above, our audit committee recommended to our board of directors that the audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2021 for filing with the U.S. Securities and Exchange Commission.
Submitted by the Audit Committee
Timothy I. Maudlin, Chair
Charles R. Cory
CeCe Morken
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Additional Information
Stockholder Proposals to be Presented at Next Annual Meeting
Our amended and restated bylaws provide that, for stockholder nominations to our board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at our corporate headquarters, which is now located at Alteryx, Inc., 17200 Laguna Canyon Road, Irvine, California 92618, Attn: Corporate Secretary.
To be timely for our 2023 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than the close of business Pacific Time on February 9, 2023 and not later than the close of business Pacific Time on March 11, 2023. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our amended and restated bylaws.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2023 annual meeting of stockholders must be received by us not later than December 13, 2022 in order to be considered for inclusion in our proxy materials for that meeting.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the forms filed with the SEC and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in the year ended December 31, 2021, except for the following: a Form 4 that was not timely filed due to an administrative error with respect to Mr. Lal in June 2021 and a Form 4 that was not timely filed due to a broker error with respect to Mr. Stoecker in September 2021.
Available Information
We will mail, without charge, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2021, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:
Alteryx, Inc.
17200 Laguna Canyon Road
Irvine, California 92618
Attn: Corporate Secretary
The annual report is also available at https://investor.alteryx.com under “SEC Filings” in the “Financials” section of our website.
Electronic Delivery of Stockholder Communications
We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via e-mail. With electronic delivery, you will be notified via e-mail as soon as future annual reports and proxy statements are available on the Internet, and you can submit your stockholder votes online. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:
Registered Owner (you hold our common stock in your own name through our transfer agent, American Stock Transfer & Trust Company, LLC, or you are in possession of stock certificates): visit www.astfinancial.com and log into your account to enroll.
Beneficial Owner (your shares are held by a brokerage firm, a bank, a trustee or a nominee): If you hold shares beneficially, please follow the instructions provided to you by your broker, bank, trustee or nominee.
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Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call American Stock Transfer & Trust Company, LLC, our transfer agent, at (800) 937-5449 or visit www.astfinancial.com with questions about electronic delivery.
“Householding”—Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees and helps protect the environment as well.
This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by calling Broadridge at (866) 540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, our annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write our Corporate Secretary at 17200 Laguna Canyon Road, Irvine, California 92618, Attn: Corporate Secretary, telephone number (888) 836-4274.
Any stockholders who share the same address and receive multiple copies of our Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or our Corporate Secretary at the address or telephone number listed above.
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Other Matters
Our board of directors does not presently intend to bring any other business before the Annual Meeting and, so far as is known to our board of directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
By Order of the Board of Directors,

Christopher M. Lal
Chief Legal Officer and Corporate Secretary
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Appendix A
Alteryx, Inc.
Amended & Restated 2017 Equity Incentive Plan
As amended and restated May __, 2022

1. PURPOSE. The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents, Subsidiaries and Affiliates that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 28.
2. SHARES SUBJECT TO THE PLAN.
2.1. Number of Shares Available. Subject to Sections 2.6 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan is Twenty-Seven Million Two Hundred Thirty-Five Thousand Nine Hundred Fifty-Eight (27,235,958) Shares, plus (a) 532,410 reserved shares not issued or subject to outstanding grants under the Company’s Amended and Restated 2013 Stock Plan (the “Prior Plan”) on the Effective Date; (b) shares that are subject to stock options or other awards granted under the Prior Plan that cease to be subject to such stock options or other awards by forfeiture or otherwise after the Effective Date; (c) shares issued under the Prior Plan before or after the Effective Date pursuant to the exercise of stock options that are, after the Effective Date, forfeited; (d) shares issued under the Prior Plan that are repurchased by the Company at the original issue price; and (e) shares that are subject to stock options or other awards under the Prior Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award. Any shares of the Company’s Class B common stock that were either reserved, but not issued under the Prior Plan that are available for grant under this Plan, or that were subject to issued and outstanding awards under the Prior Plan and later become available for grant under this Plan, in each case as set forth above pursuant to this Section 2.1, shall be issued only as Shares.
2.2. Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under the Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (d) are surrendered pursuant to an Exchange Program. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Shares used to pay the exercise price of an Award or withheld to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 shall not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 hereof.
2.3. Minimum Share Reserve. At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan.
2.4. Automatic Share Reserve Increase. The number of Shares available for grant and issuance under the Plan shall be increased on January 1st of each year commencing January 1, 2018 through January 1, 2027, by the lesser of (a) five (5%) of the sum of the number of shares of the Company’s Class A common stock and the Company’s Class B common stock issued and outstanding on each December 31 immediately prior to the date of increase; or (b) such number of Shares determined by the Board.
2.5. Limitations. No more than Fifty-Seven Million (57,000,000) Shares shall be issued pursuant to the exercise of ISOs (as defined below).
2.6. Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, extraordinary dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend) recapitalization, stock split, reverse stock split, subdivision, combination, consolidation,
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reclassification, spin-off or similar change in the capital structure of the Company, without consideration, then (a) the number and class of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, including shares reserved under sub-clauses (a)-(e) of Section 2.1; (b) the Exercise Prices of and number and class of Shares subject to outstanding Options and SARs; (c) the number and class of Shares subject to other outstanding Awards; and (d) the maximum number and class of Shares that may be issued as ISOs as set forth in Section 2.5, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.
If, by reason of an adjustment pursuant to this Section 2.6, a Participant’s Award Agreement or other agreement related to any Award or the Shares subject to such Award covers additional or different shares of stock or securities, then such additional or different shares, and the Award Agreement or such other agreement in respect thereof, shall be subject to all of the terms, conditions and restrictions which were applicable to the Award or the Shares subject to such Award prior to such adjustment.
3. ELIGIBILITY. ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants and Directors; provided such Consultants and Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.
4. ADMINISTRATION.
4.1. Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board shall establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:
(a)	construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;
(b)	prescribe, amend and rescind rules and regulations relating to this Plan or any Award;
(c)	select persons to receive Awards;
(d)
determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may vest (which may be based on performance criteria) and be exercised or settled, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e)	determine the number of Shares or other consideration subject to Awards;
(f)
determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;

(g)
determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary or Affiliate;

(h)	grant waivers of Plan or Award conditions;
(i)	determine the vesting, exercisability and payment of Awards;
(j)	correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;
(k)	determine whether an Award has been vested and/or earned;
(l)	determine the terms and conditions of any, and to institute any, Exchange Program;
(m)	reduce, modify or waive any criteria with respect to Performance Factors;
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(n)	adjust Performance Factors;
(o)
adopt terms and conditions, rules and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of the Plan to accommodate requirements of local law and procedures outside of the United States or to qualify Awards for special tax treatment under laws of jurisdictions other than the United States;

(p)	to exercise discretion with respect to Performance Awards;
(q)	make all other determinations necessary or advisable for the administration of this Plan; and
(r)
delegate any of the foregoing to a subcommittee or to one or more executive officers pursuant to a specific delegation as permitted by applicable law, including, if applicable, Section 157(c) of the Delaware General Corporation Law.

4.2. Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant. The Committee may delegate to a subcommittee or to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.
4.3. Section 16 of the Exchange Act. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).
4.4. Documentation. The Award Agreement for a given Award, the Plan and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.
4.5. Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws and practices in other countries in which the Company, its Subsidiaries and Affiliates operate or have employees or other individuals eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries and Affiliates shall be covered by the Plan; (b) determine which individuals outside the United States are eligible to participate in the Plan, which may include individuals who provide services to the Company, Subsidiary or Affiliate under an agreement with a foreign nation or agency; (c) modify the terms and conditions of any Award granted to individuals outside the United States or foreign nationals to comply with applicable foreign laws, policies, customs and practices; (d) establish subplans and modify exercise procedures, vesting conditions and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications may be attached to this Plan or the forms of Award agreements hereunder, as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 2.1 hereof; and (e) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.
5. OPTIONS. An Option is the right but not the obligation to purchase a Share, subject to certain conditions, if applicable. The Committee may grant Options to eligible Employees, Consultants and Directors and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following terms of this section.
5.1. Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the
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Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (a) determine the nature, length and starting date of any Performance Period for each Option; and (b) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.
5.2. Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.
5.3. Exercise Period. Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.
5.4. Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (a) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant; and (b) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11 and the Award Agreement and in accordance with any procedures established by the Company.
5.5. Method of Exercise. Any Option granted hereunder will be vested and exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option (and/or via electronic execution through the authorized third party administrator); and (b) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.6 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
5.6. Termination of Service. If the Participant’s Service terminates for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates no later than three (3) months after the date Participant’s Service terminates (or such shorter time period not less than thirty (30) days or longer time period as may be determined by the Committee, with any exercise beyond three (3) months after the date Participant’s employment terminates deemed to be the exercise of an NSO), but in any event no later than the expiration date of the Options.
(a)
Death. If the Participant’s Service terminates because of the Participant’s death (or the Participant dies within three (3) months after Participant’s Service terminates other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the date Participant’s Service terminates (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.

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(b)
Disability. If the Participant’s Service terminates because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the date Participant’s Service terminates (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee, with any exercise beyond (a) three (3) months after the date Participant’s employment terminates when the termination of employment is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code; or (b) twelve (12) months after the date Participant’s employment terminates when the termination of employment is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NSO), but in any event no later than the expiration date of the Options.

(c)
Cause. If the Participant’s Service terminates for Cause, then Participant’s Options shall expire on such Participant’s date of termination of Service, or at such later time and on such conditions as are determined by the Committee, but in any event no later than the expiration date of the Options. Unless otherwise provided in an employment agreement or an Award Agreement, Cause shall have the meaning set forth in the Plan.

5.7. Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.
5.8. Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
5.9. Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to Section 18 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.
5.10. No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.
6. RESTRICTED STOCK AWARDS. A Restricted Stock Award is an offer by the Company to sell to an eligible Employee, Consultant, or Director Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.
6.1. Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.
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6.2. Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than the Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, the Award Agreement and any procedures established by the Company.
6.3. Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified period of Service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and different performance goals and other criteria.
6.4. Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
7. STOCK BONUS AWARDS. A Stock Bonus Award is an award to an eligible Employee, Consultant, or Director of Shares for Services to be rendered or for past Services already rendered to the Company or any Parent, Subsidiary or Affiliate. All Stock Bonus Awards shall be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.
7.1. Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified period of Service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.
7.2. Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.
7.3. Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
8. STOCK APPRECIATION RIGHTS. A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, or Director that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs shall be made pursuant to an Award Agreement.
8.1. Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s termination of Service on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted and may not be less than Fair Market Value. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.
8.2. Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such
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SAR. The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee). Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.
8.3. Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (b) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or Dividend Equivalent Right, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code.
8.4. Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
9. RESTRICTED STOCK UNITS. A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant or Director covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). All RSUs shall be made pursuant to an Award Agreement.
9.1. Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; (c) the consideration to be distributed on settlement; and (d) the effect of the Participant’s termination of Service on each RSU; provided that no RSU shall have a term longer than ten (10) years. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and Participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.
9.2. Form and Timing of Settlement. Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code.
9.3. Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
10. PERFORMANCE AWARDS. A Performance Award is an award to an eligible Employee, Consultant or Director of a cash bonus or an award of Performance Shares or Performance Units denominated in Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock). Grants of Performance Awards shall be made pursuant to an Award Agreement.
10.1. Types of Performance Awards. Performance Awards shall include Performance Shares, Performance Units and cash-based Awards as set forth in Sections 10.1(a), 10.1(b) and 10.1(c) below.
(a)
Performance Shares. The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares shall consist of a unit valued by reference to a designated number of Shares, the value of which may be paid to the Participant by delivery of Shares or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as

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established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.
(b)
Performance Units. The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated amount of property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee.

(c)
Cash Performance Awards. The Committee may also grant cash-based Performance Awards to Participants under the terms of this Plan. Such awards will be based on the attainment of performance goals using the Performance Factors within this Plan that are established by the Committee for the relevant performance period.

10.2. Terms of Performance Awards. The Committee will determine, and each Award Agreement shall set forth, the terms of each Performance Award including, without limitation: (a) the amount of any cash bonus; (b) the number of Shares deemed subject to an award of Performance Shares; (c) the Performance Factors and Performance Period that shall determine the time and extent to which each award of Performance Shares shall be settled; (d) the consideration to be distributed on settlement; and (e) the effect of the Participant’s termination of Service on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant. Prior to settlement, the Committee shall determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria.
10.3. Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).
11. PAYMENT FOR SHARE PURCHASES. Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or cash equivalents (by Automated Clearing House transfer) or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):
(a)	by cancellation of indebtedness of the Company to the Participant;
(b)
by surrender of shares of common stock of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c)	by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent, Subsidiary or Affiliate;
(d)	by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with the Plan;
(e)	by any combination of the foregoing; or
(f)	by any other method of payment as is permitted by applicable law.
12. GRANTS TO NON-EMPLOYEE DIRECTORS.
12.1. Non-Employee Directors are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board. No Non-Employee Director may receive Awards under this Plan that, when combined with cash compensation received for service as a Non-Employee Director, exceeds $750,000 in value (as described below) in any calendar year, except the first year of service as a Non-Employee Director, in which case this limitation will be $1,000,000. The value of
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Awards for purposes of complying with this maximum shall be determined as follows: (a) for Options and SARs, grant date fair value will be calculated using the Black-Scholes valuation methodology or the Company’s regular valuation methodology for determining the grant date fair value of Options or SARs for reporting purposes; and (b) for all other Awards other than Options and SARs, grant date fair value will be determined by either (i) calculating the product of the Fair Market Value per Share on the date of grant and the aggregate number of Shares subject to the Award; or (ii) calculating the product using an average of the Fair Market Value over a number of trading days and the aggregate number of Shares subject to the Award as determined by the Committee. Awards granted, or cash compensation paid, to an individual while he or she was serving as an Employee or while he or she was a Consultant but not a Non-Employee Director will not count for purposes of the limitations set forth in this Section 12.
12.2. Eligibility. Awards pursuant to this Section 12 shall be granted only to Non-Employee Directors. A Non-Employee Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.
12.3. Vesting, Exercisability and Settlement. Except as set forth in Section 21, Awards shall vest, become exercisable and be settled as determined by the Board. With respect to Options and SARs, the exercise price granted to Non-Employee Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.
12.4. Election to receive Awards in Lieu of Cash. If permitted by the Committee and pursuant to any terms established by the Committee, a Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or a combination thereof. Such Awards shall be issued under the Plan. An election under this Section 12.4 shall be filed with the Company on the form prescribed by the Company.
13. WITHHOLDING TAXES.
13.1. Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan or a tax event occurs, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary or Affiliate, as applicable, employing the Participant, an amount sufficient to satisfy applicable U.S. federal, state, local and international withholding tax requirements or any other tax or social insurance liability (the “Tax-Related Items”) legally due from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable Tax-Related Items legally due from the Participant. Unless otherwise determined by the Committee, the Fair Market Value of the Shares will be determined as of the date that the taxes are required to be withheld and such Shares will be valued based on the value of the actual trade or, if there is none, the Fair Market Value of the Shares as of the previous trading day.
13.2. Stock Withholding. The Committee, or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and to limitations of local law, may require or permit a Participant to satisfy such Tax-Related Items legally due from the Participant, in whole or in part by (without limitation) (a) paying cash; (b) having the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the Tax-Related Items to be withheld; (c) delivering to the Company already-owned shares of common stock having a Fair Market Value equal to the Tax-Related Items to be withheld; or (d) withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company. The Company may withhold or account for these Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory tax rate for the applicable tax jurisdiction, to the extent consistent with applicable laws.
14. TRANSFERABILITY.
14.1. Transfer Generally. Unless determined otherwise by the Committee or pursuant to Section 14.2, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee
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deems appropriate. All Awards shall be exercisable: (a) during the Participant’s lifetime only by (i) the Participant or (ii) the Participant’s guardian or legal representative; (b) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (c) in the case of all Awards except ISOs, by a Permitted Transferee.
14.2. Award Transfer Program. Notwithstanding any contrary provision of the Plan, the Committee shall have all discretion and authority to determine and implement the terms and conditions of any Award Transfer Program instituted pursuant to this Section 14.2 and shall have the authority to amend the terms of any Award participating, or otherwise eligible to participate in, the Award Transfer Program, including (but not limited to) the authority to (a) amend (including to extend) the expiration date, post-termination exercise period and/or forfeiture conditions of any such Award; (b) amend or remove any provisions of the Award relating to the Award holder’s continued Service to the Company or its Parent, any Subsidiary or any Affiliate; (c) amend the permissible payment methods with respect to the exercise or purchase of any such Award; (d) amend the adjustments to be implemented in the event of changes in the capitalization and other similar events with respect to such Award; and (e) make such other changes to the terms of such Award as the Committee deems necessary or appropriate in its sole discretion.
15. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.
15.1. Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any Dividend Equivalent Rights permitted by an applicable Award Agreement. Any Dividend Equivalent Rights shall be subject to the same vesting or performance conditions as the underlying Award. In addition, the Committee may provide that any Dividend Equivalent Rights permitted by an applicable Award Agreement shall be deemed to have been reinvested in additional Shares or otherwise reinvested. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price, as the case may be, pursuant to Section 15.2. The Committee, in its discretion, may provide in the Award Agreement evidencing any Award that the Participant shall be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Shares underlying an Award during the period beginning on the date the Award is granted and ending, with respect to each Share subject to the Award, on the earlier of the date on which the Award is exercised or settled or the date on which it is forfeited. Such Dividend Equivalent Rights, if any, shall be credited to the Participant in the form of additional whole Shares as of the date of payment of such cash dividends on Shares. Notwithstanding the foregoing, dividends and Dividend Equivalent Rights may accrue with respect to unvested Awards, but will not be paid or issued until such Award is fully vested and the Shares are issued to Participant and such Shares are no longer subject to any vesting requirements or repurchase rights on behalf of the Company.
15.2. Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s termination of Service at any time within ninety (90) days (or such longer or shorter time determined by the Committee) after the later of the date Participant’s Service terminates and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.
16. CERTIFICATES. All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stop transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.
17. ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the
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Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee may from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.
18. REPRICING; EXCHANGE AND BUYOUT OF AWARDS. Without prior stockholder approval, the Committee may (a) reprice Options or SARs (and where such repricing is a reduction in the Exercise Price of outstanding Options or SARs, the consent of the affected Participants is not required provided written notice is provided to them, notwithstanding any adverse tax consequences to them arising from the repricing); and (b) with the consent of the respective Participants (unless not required pursuant to Section 5.9 of the Plan), pay cash or issue new Awards in exchange for the surrender and cancellation of any, or all, outstanding Awards.
19. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control and other laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.
20. NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate to terminate Participant’s employment or other relationship at any time.
21. CORPORATE TRANSACTIONS.
21.1. Assumption or Replacement of Awards by Successor. In the event of a Corporate Transaction, any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Awards will expire on such transaction at such time and on such conditions as the Board will determine, provided, however, that the Board (or, the Committee, if so designated by the Board) may, in its sole discretion, accelerate the vesting of such Awards in connection with a Corporate Transaction. In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period. Awards need not be treated similarly in a Corporate Transaction.
21.2. Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such
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other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards shall not reduce the number of Shares authorized for grant under the Plan or authorized for grant to a Participant in a calendar year.
21.3. Non-Employee Directors’ Awards. Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.
22. ADOPTION AND STOCKHOLDER APPROVAL. This Plan shall be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board or amended so as to require stockholder approval.
23. TERM OF PLAN/GOVERNING LAW. This Plan originally became effective on the Effective Date. The amendment and restatement of this Plan as approved by the Board on April 7, 2022 (the “Board Restatement Date”) will become effective on the date it is approved by the Company’s stockholders and, unless earlier terminated as provided herein, this Plan will terminate ten (10) years from the Board Restatement Date. This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of law rules).
24. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, no amendment requiring stockholder approval that is approved by the Board shall be effective until the approval of the stockholders of the Company is obtained; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted. No termination or amendment of the Plan shall affect any then outstanding Award unless expressly provided by the Committee. In any event, no termination or amendment of the Plan or any outstanding Award may adversely affect any then-outstanding Award without the consent of the Participant, unless such termination or amendment is necessary to comply with applicable law, regulation or rule.
25. NONEXCLUSIVITY OF THE PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
26. INSIDER TRADING POLICY. Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, Consultants and/or Directors of the Company, as well as with any applicable insider trading or market abuse laws to which the Participant may be subject.
27. ALL AWARDS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT POLICY. All Awards, subject to applicable law, shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to Employees, Consultant, Directors and/or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.
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28. DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:
28.1. “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.
28.2. “Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right or Restricted Stock Unit award or award of Performance Shares.
28.3. “Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, and any country-specific appendix thereto for grants to non-U.S. Participants, which shall be in substantially a form (which need not be the same for each Participant) that the Committee (or in the case of Award agreements that are not used for Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.
28.4. “Award Transfer Program” means any program instituted by the Committee which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity approved by the Committee.
28.5. “Board” means the Board of Directors of the Company.
28.6. “Cause” means (a) Participant’s willful failure to substantially perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (b) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (c) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (d) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company. The determination as to whether a Participant is being terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting relationship at any time as provided in Section 20 above, and the term “Company” will be interpreted to include any Subsidiary or Parent, as appropriate. Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement, Award Agreement or other applicable agreement with any Participant, and that such document will be deemed to supersede the definition provided in this Section 28.6.
28.7. “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
28.8. “Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.
28.9. “Common Stock” means the Class A common stock of the Company.
28.10. “Company” means Alteryx, Inc., or any successor corporation.
28.11. “Consultant” means any natural person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary or Affiliate to render services to such entity.
28.12. “Corporate Transaction” means the occurrence of any of the following events: (a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (a) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%)
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2022 Proxy Statement
of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of capital stock of the Company); or (e) a change in the effective control of the Company that occurs on the date that a majority of the members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (e), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount shall become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.
28.13. “Director” means a member of the Board.
28.14. “Disability” means, in the case of incentive stock options, total and permanent disability as defined in Section 22(e)(3) of the Code and, in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
28.15. “Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash, stock or other property dividends in amounts equivalent to cash, stock or other property dividends for each Share represented by an Award held by such Participant.
28.16. “Effective Date” means March 22, 2017, the day immediately prior to the date the underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement that was declared effective by the SEC.
28.17. “Employee” means any person, including officers and Directors (other than Non-Employee Directors), providing services as an employee to the Company or any Parent, Subsidiary or Affiliate. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
28.18. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
28.19. “Exchange Program” means a program pursuant to which (a) outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof) or (b) the exercise price of an outstanding Award is increased or reduced.
28.20. “Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and, with respect to a SAR, the price at which the SAR is granted to the holder thereof.
28.21. “Fair Market Value” means, as of any date, the value of a Share determined as follows:
(a)
if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(b)
if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable;

A-14 | 2022 PROXY STATEMENT

2022 Proxy Statement
or
(c)	by the Board or the Committee in good faith.
28.22. “Insider” means an officer or Director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.
28.23. “IRS” means the United States Internal Revenue Service.
28.24. “Non-Employee Director” means a Director who is not an Employee of the Company or any Parent, Subsidiary or Affiliate.
28.25. “Option” means an award of an option to purchase Shares pursuant to Section 5.
28.26. “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
28.27. “Participant” means a person who holds an Award under this Plan.
28.28. “Performance Award” means cash or Shares granted pursuant to Section 10 or Section 12 of the Plan.
28.29. “Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following objective or subjective measures, either individually, alternatively or in any combination, applied to the Participant, the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:
(a)	Profit Before Tax;
(b)	Billings;
(c)	Revenue or net revenue;
(d)	Annual recurring revenue;
(e)	Earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings, stock-based compensation expenses, depreciation and amortization);
(f)	Operating income;
(g)	Operating margin;
(h)	Operating profit;
(i)	Controllable operating profit, or net operating profit;
(j)	Net Profit;
(k)	Gross margin;
(l)	Operating expenses or operating expenses as a percentage of revenue;
(m)	Net income;
(n)	Earnings per share;
(o)	Total stockholder return;
(p)	Market share;
(q)	Return on assets or net assets;
(r)	The Company’s stock price;
2022 PROXY STATEMENT | A-15

2022 Proxy Statement
(s)	Growth in stockholder value relative to a pre-determined index;
(t)	Return on equity;
(u)	Return on invested capital;
(v)	Cash Flow (including free cash flow or operating cash flows);
(w)	Cash conversion cycle;
(x)	Economic value added;
(y)	Individual confidential business objectives;
(z)	Contract awards or backlog;
(aa)	Overhead or other expense reduction;
(bb)	Credit rating;
(cc)	Strategic plan development and implementation;
(dd)	Succession plan development and implementation;
(ee)	Improvement in workforce diversity;
(ff)	Customer indicators and/or satisfaction;
(gg)	New product invention or innovation;
(hh)	Attainment of research and development milestones;
(ii)	Improvements in productivity;
(jj)	Bookings;
(kk)	Attainment of objective operating goals and employee metrics;
(ll)	Sales;
(mm)	Expenses;
(nn)	Balance of cash, cash equivalents and marketable securities;
(oo)	Completion of an identified special project;
(pp)	Completion of a joint venture or other corporate transaction;
(qq)	Employee satisfaction and/or retention;
(rr)	Research and development expenses;
(ss)	Working-capital targets and changes in working capital; and
(tt)	Any other metric that is capable of measurement as determined by the Committee.
The Committee may provide for one or more equitable adjustments (based on objective or subjective standards) to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant, such as but not limited to, adjustments in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.
28.30. “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Factors will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.
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2022 Proxy Statement
28.31. “Performance Share” means an Award granted pursuant to Section 10 or Section 12 of the Plan, the payment of which is contingent upon achieving certain performance goals established by the Committee.
28.32. “Performance Unit” means a right granted to a Participant pursuant to Section 10 or Section 12 to receive Shares, the payment of which is contingent upon achieving certain performance goals established by the Committee.
28.33. “Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets and any other entity in which these persons (or the Employee) own more than fifty percent (50%) of the voting interests.
28.34. “Plan” means this Alteryx, Inc. Amended & Restated 2017 Equity Incentive Plan.
28.35. “Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.
28.36. “Restricted Stock Award” means an award of Shares pursuant to Section 6 or Section 12 of the Plan or issued pursuant to the early exercise of an Option.
28.37. “Restricted Stock Unit” means an Award granted pursuant to Section 9 or Section 12 of the Plan.
28.38. “SEC” means the United States Securities and Exchange Commission.
28.39. “Securities Act” means the United States Securities Act of 1933, as amended.
28.40. “Service” shall mean service as an Employee, Consultant or Director to the Company or a Parent, Subsidiary or Affiliate, subject to such further limitations as may be set forth in the Plan or the applicable Award Agreement. An Employee will not be deemed to have ceased to provide Service in the case of (a) sick leave; (b) military leave; or (c) any other leave of absence approved by the Company; provided, that such leave is for a period of not more than ninety (90) days unless reemployment upon the expiration of such leave is guaranteed by contract or statute. Notwithstanding anything to the contrary, an Employee will not be deemed to have ceased to provide Service if a formal policy adopted from time to time by the Company and issued and promulgated to employees in writing provides otherwise. In the case of any Employee on an approved leave of absence or a reduction in hours worked (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Committee may make such provisions respecting suspension or modification of vesting of the Award while on leave from the employ of the Company or a Parent, Subsidiary or Affiliate or during such change in working hours as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. In the event of military or other protected leave, if required by applicable laws, vesting shall continue for the longest period that vesting continues under any other statutory or Company approved leave of absence and, upon a Participant’s returning from military leave, he or she shall be given vesting credit with respect to Awards to the same extent as would have applied had the Participant continued to provide Service to the Company throughout the leave on the same terms as he or she was providing Service immediately prior to such leave. An employee shall have terminated employment as of the date he or she ceases to provide Service (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and employment shall not be extended by any notice period or garden leave mandated by local law, provided, however, that a change in Service status, such as from an Employee to a Consultant or a Director, shall not terminate the individual’s Service, unless determined by the Committee, in its discretion. The Committee will have sole discretion to determine whether a Participant has ceased to provide Service and the effective date on which the Participant ceased to provide Service.
28.41. “Shares” means shares of the Company’s Common Stock and the common stock of any successor entity.
28.42. “Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 8 or Section 12 of the Plan.
28.43. “Stock Bonus” means an Award granted pursuant to Section 7 or Section 12 of the Plan.
2022 PROXY STATEMENT | A-17

2022 Proxy Statement
28.44. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
28.45. “Treasury Regulations” means regulations promulgated by the United States Treasury Department.
28.46. “Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).
A-18 | 2022 PROXY STATEMENT

alteryx

ALTERYX, INC.
17200 LAGUNA CANYON ROAD
IRVINE, CA 92618

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/24/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

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Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/24/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Mark Anderson 02) CeCe Morken 03) Daniel J. Warmenhoven

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000549753_1 R1.0.0.24

ALTERYX, INC.
Annual Meeting of Stockholders
May 25, 2022 8:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Mark Anderson and Christopher M. Lal, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ALTERYX, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM Pacific Time on Wednesday, May 25, 2022 at 17200 Laguna Canyon Road, Irvine, California 92618, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000549753_2 R1.0.0.24